UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 22, 2008 (September 16, 2008)

Aspen Racing Stables, Inc.
 (Exact name of registrant as specified in Charter)

Nevada	333-141384	98-0517550
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employee Identification No.)

Free Trade Zone
168 Nanhai Avenue, Haikou City
Hainan Province, China 570216
(Address of Principal Executive Offices)

86-898-6680-2207
(Issuer Telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Table of Contents

TABLE OF CONTENTS

		page
Item 1.01	Entry Into a Material Definitive Agreement	4
Item 2.01	Completion of Acquisition or Disposition of Assets	4
	Organizational History of the Company and Corporate Structure
	Description of the Pharmaceutical Industry
	Description of Business
	Risk Factors	19
	Selected Financial Data	42
	Management’s discussion and analysis of financial conditions and results of operations	43
	Properties	58
	Security Owners of Certain Beneficial Owners and Management	58
	Directors and Executive Officers, Promoters and Control Persons	59
	Executive Compensation	60
	Certain Relationships and Related Transactions	61
	Legal Proceedings	62
	Market Price of and Dividends on the Registrants Common Equity and Related Stockholder Matters	62
	Recent Sales of Unregistered Securities	65
	Indemnification of Directors and Officers	66
	Financial Statements and Exhibits	68
Item 3.02	Unregistered Sales of Equity Securities	67
Item 5.01.	Changes in Control of the Registrant	67
Item 5.02	Departure of Directors and Officers	67
Item 5.03	Amendments to the Articles of Incorporation or Bylaws; Change in Fiscal Year	67
Item 9.01	Financial Statements and Exhibits	68

Safe Harbor Statement

In addition to historical information, this document contains forward-looking statements regarding business prospects, financial trends and accounting policies that may affect our future operating results, financial position and cash flows. From time to time, we also may provide oral or written forward-looking statements in other materials we release to the public. Forward-looking statements give our current expectations or forecasts of future events. You can identify these statements by the fact that they do not relate strictly to historical or current facts. We use words such as “will,’’ “anticipate,’’ “estimate,’’ “expect,’’ “project,’’ “intend,’’ “plan,’’ “believe,’’ “target,’’ “forecast’’ and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. In particular, they include statements relating to future actions, prospective products and services, future performance or results of current and anticipated products and services, sales efforts, capital expenditures, expenses, interest rates, the outcome of contingencies, such as legal proceedings, and financial results.

These statements are based on our assumptions and estimates and are subject to risks and uncertainties. For these statements, we claim the protection of the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995.

There are possible developments that could cause our actual results to differ materially from those forecast or implied in the forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which are current only as of the date of this filing. We disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Except as otherwise indicated by the context, references in this document to  “Company,” “we,” “us,” or “our” are references to the combined business of Aspen Racing Stables, Inc. and its wholly-owned subsidiaries, including Kun Run Biotechnology Ltd., a Hong Kong corporation and Hainan Zhonghe  Pharmaceutical  Co., Ltd., a corporation organized under the laws of the People’s Republic of China. References to “China” and “PRC” are references to “People’s Republic of China.” References to "RMB" are to Renminbi, the legal currency of China, and all references to “$” are to the legal currency of the United States.

Item 1.01. Entry into a Material Definitive Agreement

On August 21, 2008 (effective September 16, 2008), we  entered into a  Stock  Purchase  Agreement  with  Kun Run  Biotechnology  Ltd. (“Kun Run”),  a Hong  Kong corporation  and its principal  shareholder,  pursuant to which  Registrant will acquire  all  of the  outstanding  capital  stock  of Kun  Run in  exchange  for 24,250,000 newly issued shares of Registrant's  common stock, of which 1,000,000 shares will be placed  into  escrow  pending the results of Kun Run for the year ending  December 31, 2008.  Upon the closing of the Stock Purchase Agreement, 1,000,000 shares of our common stock held by Trixy Sasyniuk-Walt, an original shareholder prior to the reverse merger, were cancelled, leaving her only 750,000 shares of our common stock. Thus, including the  24,250,000 shares issued to the shareholders of Kun Run and their designees pursuant to the Stock Purchase Agreement, we  have 25,000,000 shares of common stock outstanding on a fully diluted basis upon the closing of the Stock Purchase Agreement. Kun Run owns  99.12% of the equity interest in Hainan Zhonghe  Pharmaceutical  Co., Ltd., which manufactures pharmaceutical  products in Hainan,  People's Republic of China.

Item 2.01 Completion of Acquisition or Disposition of Assets

Item 1.01 above is incorporated by reference.  On September 16, 2008, we completed the acquisition of Kun Run pursuant to the Stock Purchase Agreement. The acquisition was accounted for as a recapitalization effected by a share exchange, wherein Kun Run is considered the acquirer for accounting and financial reporting purposes. The assets and liabilities of the acquired entity have been brought forward at their book value and no goodwill has been recognized.

BUSINESS

We are engaged, through Hainan Zhonghe Pharmaceutical Co., Ltd. (“Zhonghe”), our China based indirect subsidiary, in the development, manufacture, marketing and sale of prescription polypeptide drugs.   Our principal products are polypeptide derivatives.  Our products are sold primarily in China and through Chinese domestic pharmaceutical distributors licensed by the Chinese government.  Our manufacturing and sales facilities are located in the City of Haikou, Hainan Province.

Corporate History

Aspen Racing Stables, Inc. (“Aspen” or “Company”), is a Nevada corporation formed on March 10, 2006.  Aspen has been a development stage company engaged primarily in the acquisition and sale of thorough bred  racing stock of every age from  broodmares, weanlings  and yearlings to racehorses and stallions.

Kun Run Biotechnology, Ltd., our non operating Hong Kong holding subsidiary (“Kun Run”), was incorporated on May 6, 2006 under the name Max Talent Industrial Ltd which changed to its present name on February 25, 2008.   On March 24, 2008, Kun Run completed its acquisition of 60.12% equity interest of Zhonghe, a company organized under the laws of the People’s Republic of China (“PRC”) on April 17, 1995 and has since been engaged in the manufacture and sale of polypeptide drugs. On May 27, 2008, Kun Run acquired an additional 39% equity interest of Zhonghe, resulting in a 99.12% ownership of Zhonghe.

Thereafter, on August 21, 2008, Kun Run entered into a Stock Purchase Agreement (the “Exchange Agreement”) with the shareholders of the Company. The terms of the Exchange Agreement were consummated and the acquisition was completed on September 16, 2008. As a result of the transaction, the Company issued a total of 24,250,000 shares of its common voting stock to Cui Xueyun and Yang Liqiong, the shareholders of Kun Run and their designees, in exchange for 100% of the capital stock of Kun Run resulting in Kun Run becoming our wholly-owned subsidiary, and  the shareholders of Kun Run and their designees owning approximately 97% of the issued and outstanding shares of the common stock of Aspen.    In addition, Trixy Asyniux-Walt, the original shareholder of Aspen, returned 1,000,000 of her shares to the Company for cancellation and as of the closing owns 750,000 shares of the Company’s common stock  which constitutes approximately 3% f the issued and outstanding shares of the Company’s common stock.   1,000,000 of the shares issued to Mr. Xueyun Cui was put into an escrow pursuant to a Make Good Escrow Agreement entered between Mr. Cui Xueyun and the escrow agent on September 16, 2008.

Organizational Chart

Our Industry

So far, three types of molecules have been developed for the treatment of human diseases: i) small molecules, ii) antibodies, and iii) peptides. Until recently, the majority of the therapeutic molecules developed and marketed are small molecules. However, with the recent development of several technologies in the areas of peptide synthesis, screening, stabilization, and modifications, peptides are now recognized as leading molecules for therapeutics. Peptides  play an increasing role in the development of new treatment for cancer, diabetes, auto-immune diseases, and more effective diagnostics due to its function as chemical messengers and neuro transmitters. In the development of anti-cancer drugs, peptides present the least side-effects. Unlike the present cocktail of drugs used in chemotherapy,  peptides provide the best prospects, because they can be target-specific and have the least lethal index (side effects) and maximum therapeutic index (effective drug).

Peptides are short strings of amino acids. Bioactive peptides, also called small molecular weight active polypeptides, are peptides that move more actively, and bind more quickly, than regular peptides. Bioactive peptides have better absorption and binding mechanisms than free amino acids.

A growing area of biotechnology research is the discovery and development of new bioactive peptides that can be used in medicine, health supplements, food and cosmetics. Bioactive peptides can be divided into two groups:(i) therapeutic peptide products of  which there are over 100 therapeutic peptides medicines in the global market  and (ii)peptides enhanced through the addition of bioactive peptides such as health supplements and peptide-rich non-prescription medicines.

Their role as mediators of key biological functions and their unique intrinsic properties make them particularly attractive therapeutic agents.  Peptides show high biological activity associated with low toxicity and high specificity. The benefits conferred by these characteristics include little unspecific binding to molecular structures other than the desired target, minimization of drug-drug interactions and less accumulation in tissues thus reducing risks of complications due to intermediate metabolites. Additionally, compared to small molecules, peptides offer valuable chemical and biological diversity on which intellectual property is still widely available. As a result, even large pharmaceutical companies, which traditionally focused on small molecules, are increasingly including peptides in their pipelines For example, Pfizer, GSK and Eli Lilly have recently acquired peptide-based products.

The therapeutic peptides market emerged in the 1970s, when Novartis launched Lypressin, a vasopressin analogue. Since then, approximately 30 peptides have reached the market, representing a €5.3 billion opportunity in 2003 (over 1.5 per cent of the €325 billion global pharmaceutical market).  [“Therapeutic Peptides under the Spotlight”-a report by Bionest Partner in 2005  ] Among the different classes of peptides, GNRH/LHRH agonists (leuprorelin, goserelin) account for almost 50 per cent of the market. [“Therapeutic Peptides under the Spotlight”-a report by Bionest Partner in 2005] Other key commercialized peptides include sandostatin (somatostatin analogue, Novartis), glatiramer (immunomodulator peptide, Teva), salmon calcitonin (Miacalcin, Novartis) and desmopressin (DDAVP, Ferring). “Therapeutic Peptides under the Spotlight”- a report by Bionest Partner in 2005]

The worldwide market for therapeutic peptides was estimated to be $5.3 billion in 2003, and is expected to grow at a Compound Annual Growth Rate of 8.1% to $11.5 billion in 2013.  [“Therapeutic Peptides under the Spotlight”- a report by Bionest Partner in 2005]

China’s Peptide Market

China possesses a fourth of the world’s population and has a rapidly growing pharmaceuticals industry. In 2006, sales in the Chinese pharmaceuticals industry reached $12 billion, an increase of 3.8 times the sales in 1998. [“China is Expected to Become the Fifth Largest Drug Market in the World by 2010” a report by Research and Markets (http://www.researchandmarkets.com/reports), dated  8 March 2007] The Chinese pharmaceuticals market is expected to grow at a rate of 20 to 25 percent per year for the next five years. China is forecast to become the fifth largest drug market in the world by 2010. [China is Expected to Become the Fifth Largest Drug Market in the World by 2010” a report by Research and Markets (http://www.researchandmarkets.com/reports), dated  8 March 2007]

A number of factors contribute to an increasing demand for pharmaceuticals in China:

  Overall economic growth has led to increased household income. Health awareness is increasing in a rapidly growing urban population. [“Welfare effects of public health insurance reform”; a report by Nankai University dated : 3 April 2007   ]

  China’s population is aging and will become 9.0% of the country’s population by 2010, up from 7.0% in 2003. The Social Insurance Fund of China predicts that the aging population (people older than 60) will become 24.5% of China’s population in 2030. [China Social Protection Budget Committee: China: Social Pension System in China is Facing Harsh Challenges (April 21, 2005)]

  Provincial and national health insurance program expansion and reform are making healthcare services available to more people. [“Welfare effects of public health insurance reform”; a report by Nankai University dated  3 April 2007]

 The government has undertaken initiatives to regulate the domestic pharmaceuticals industry to assure product quality and protect intellectual property rights. These factors have led to increased direct foreign investment and rapid growth in the industry.[“Welfare effects of public health insurance reform”; a report by Nankai University dated  3 April 2007]

The Chinese therapeutic peptide market is growing rapidly. Research is focused on developing new more effective drugs that utilize bioactive peptides as active pharmaceutical ingredients (APIs). Peptide medicines are used to cure diseases and to strengthen human immune system. The commercialization of research findings is leading to rapid growth in this sector of the pharmaceuticals industry.

There are only 26 therapeutic polypeptide medicines sold in China.  [Website of China’s State Food and Drug Administration (“SFDA”):http://www.sda.gov.cn/WS01/CL0001/; visited on 08/05/08] The therapeutic peptides industry in China is highly fragmented and dominated mainly by domestic players. Only 11 foreign peptide products get approvals from government to be sold across China which only takes a small part of total market due to its weak market penetration and high prices. [Website of China’s State Food and Drug Administration (“SFDA”): http://www.sda.gov.cn/WS01/CL0001/; visited on 08/05/08]

Competitive Advantages

We believe enjoy the following competitive advantages:

1.  Focus on peptide products.  Unlike other peptide manufacturers in China, we focus on peptide drugs and do not manufacture any other types of drugs.  Even though we plan to manufacture some generic drugs in the future, the scope of such diversion will be limited and used only as a temporary measure to utilize our current surplus capacity.

2.  First Mover.  We started to manufacture peptide drugs in 1997, earlier than other peptide manufacturers in China.  Therefore, we have more experience in manufacturing and marketing peptide drugs.

3.  Broader Line of Products.  Compared to most peptide manufacturers in China, we offer more peptide products.  Currently, we manufacture and market four peptide drugs while most others only manufacture and market one or peptide products.

4.  More Products in the Pipeline.  We currently have at least a dozen of potential peptide drugs at various stages of development and expect to launch them in the next two to three years.

5. Better Product Quality.  Our peptide products have 99.5% purity compared the products of most other peptide manufacturers in China which have 95% purity.  Therefore, our products have a better name recognition and commands higher prices.

Our Strategies.

We plan to adopt the following strategies:

1.  Strengthen Research and Development.  We believe we should strengthen and expand our R&D capabilities to maintain our competitive advantages.  In order to achieve this objective, we plan to acquire the R&D facilities of our affiliates if we will be able to successfully raise sufficient funds in our future financings.  In addition, we will strive to strengthen our relationship with universities and medical institutions in order to acquire new products, new applications and new delivery mechanisms for peptides.

2.  Increase Revenue by Broadening Our Line of Products.  Currently, we manufacture four peptide products.  To increase our revenue, we plan to add two to three new peptide products per year for the next two to three years.  We plan to manufacture generic drugs or OEM manufacture for other pharmaceutical companies at least for the short term due to extra capacity we have at the new manufacturing facility just completed in July, 2007.

3.  Further Penetration of Market.  Currently, we have distribution agents in every province and municipalities directly the jurisdiction of China’s State Council. In order to increase revenue, we plan to further penetrate the market by expanding our distribution networks into the secondary cities.  In addition, we are testing a pilot program which awards a distributor nationwide distributorship for certain products instead of a  geographical area within a province only.   In this way, we believe distributors may have more incentive to increase the sales of certain peptide products.

4.  Expand into Overseas Market.   In order to increase our revenue growth, we plan to enter into markets in Southeast Asia, Africa and South America.  We have obtained a permit in Uzbeckstan and are in the process of applying for one in Korea.  Our international department has begun to receive orders from South Korea and is negotiating with distributors in Uzbeckstan and Indonesia.

5.  Maintain High Quality.  Our products have a better name recognition and command higher prices because of their high quality.  Our peptide products have at least 99.5% purity compared to 95% purity for the products of most other manufacturers in China.  We plan to continue to maintain the high quality of our products through utilizing advanced technology and equipment, and better quality control in our manufacturing process.

Principal Products and Markets

Our principal products are prescription polypeptide drugs which are used to treat immune system  malfunction and hyper function. Using various formulas, we produce a number of peptide products with several forms of delivery including injections, capsules and pills. We intend to concentrate our efforts for the next several years on the development, production and sales of polypeptide products as described more fully below.

Our principal operations are in China, where we have manufacturing facilities and sales distribution covering every province of China.    We are engaging mainly in  manufacturing prescription polypeptide drugs. Currently, we manufacture and market four polypeptide products across China: Thymopentin ( “TP-5”), Somatostatin (“SS”),Thymosin Alpha 1 (“Alpha 1”)and Desmopressin Acetate ( “DDAVP”).

Thymopentin (TP-5)

 TP-5 is a two-phase immunostimulant and it is the best choice for treating tumor and hepatitis. TP-5 has extensive range of applications and excellent curative effect with high safety. It can significantly increase and promote human’s natural immune ability to cure malignant diseases. TP-5 has no toxicity and side effects, nor has it  interference with other drugs.

We currently produce TP-5 in two forms: TP-5 freeze-dry powder and TP-5 pre-filled injection.

Somatostatin (“SS”)

Naturally occurring somatostatin is mainly secreted in inferior part of hypothalamus and gastrointestinal tract. Somatostatin for injection is a synthetic cyclic 14-amino acid peptide. It is entirely identical in structure and activity to naturally occurring somatostatin. It’s a effective treatment for acute severe pancreatitis, upper gastrointestinal hemorrhages, pancreatic fistulas, intestinal fistulas and biliary fistulas. It inhibits endocrine and exocrine secretions of gastric somatostatin. Compared with Octretide, Somatostatin binds perfectly with five subtypes of somatostatin receptors, having 2 to 1000 times more binding affinity than Octreotide.

We currently produce Somatostatin in two specifications: 0.25mg and 3mg.

Thymosin Alpha 1 (“Alpha 1”)

Thymosin Alpha 1 provides a safe and effective treatment for chronic hepatitis B when used alone or in combination with interferon. Primary research indicates that Thymosin Alpha 1 is also useful in treating a number of other diseases as well, including hepatitis C, malignant tumors, melanoma, and HIV/AIDS.

We currently produce Thymosin Alpha 1 in 1.6mg specification.

Desmopressin Acetate Injection (DDAVP)

DDAVP is a synthetic analogue of the natural pituitary hormone 8-arginine vasopressin (ADH), an antidiuretic hormone affecting renal water conservation. It can improve the level of platelet aggregation and widely used before operation to prevent bleeding. It is also a treatment for nocturnal enuresis, central diabetes insipidus, polyuria, polydipsia mild and moderate forms of hemophilia A. Our DDAVP product, is the only DDAVP product in China that is without chlorobutanol, a type of preservatives that widely used in DDAVP products.

We currently produce DDAVP in two specifications: 4ug and 15ug.

The following stables set for the breakdown of our revenues for the three fiscal years ended December 31, 2007:

New Products in the Pipeline

Through self-research and development, co-development and purchase from institutions, we have secured abroad product pipeline with around 13 peptide products in different stages from per-clinical research to SFDA application. These new medicines will address some most serious, widespread diseases including diabetes, coagulant disease, hydrocephalus, tumor etc as set forth below

No.	Indication	Category	Per- clinical	Phase I	Phase II	Phase III	Filed and wait for permits	soft production	Expected Launch Day
1	children dwarfishness	generic medicine					×		2009
2	diabetes Type I	New peptide medicine					×		2010
3	anticoagulant	New peptide medicine					×		2011
4	hydrocephalus	New peptide medicine	×						2013
5	Anti-tumor	New peptide medicine	×						2013
6	Surgical hemostasis, diabetes insipidus	Mimicry peptide medicine					×		2008
7	gastrointestinal hemorrhage	Mimicry peptide medicine					×		2008
8	anti-premature delivery	Mimicry peptide medicine						×	2009
9	Hyperlipidemia	generic medicine				×			2009
10	Gastric ulcer	Mimicry generic medicine				×			2008
11	Anti-Hepatitis B Virus	generic medicine							2010
12	Hypertension	generic medicine					×		2008
13	Oxytocin	Mimicry peptide medicine					×		2009

We expect the launch of these products will augment our product line and diversify our product mix.

Research and Development

We currently conduct all of our research and development (“R&D”) activities, either through our affiliates or through collaborative arrangements with universities and research institutions in the PRC.  Two of our affiliates have their own research, development and laboratory facilities located near our headquarters in the city of Haikou, Hainan Province.  Additionally, we have established several long-term partnerships with well-known universities and research institutions in the PRC.

Sales and Marketing

Currently, we have 25 sales and marketing staff all based in our headquarters in  Haikou, Hainan Province, PRC.  They are responsible for managing our relationship with all distributors and coordinating marketing activities.  Our marketing activities include advertising in medical magazines, conducting product seminars at hospitals and medical institutions and sponsoring academic conferences.  We have also set up funds for research awards in the peptide medical research areas.

Safety and Quality Assurance

In accordance with Good Manufacturing Practice ("GMP") requirements, the Company has written and implemented a quality assurance validation plan, procedures, and a complete documentation system. The Company's existing manufacturing facilities has received the Certificate of Good Manufacturing Practices for Pharmaceutical Products issued by Chinese State Food and Drug Administration ("SFDA") in 2003 and renewed in early 2008.  The newly completed manufacturing facility is in the process of getting GMP certified and expects to receive the certification by the end of September 2008.

A strict quality control system ensures that all products are produced in a pollution-free, contamination-free and efficient production environment following strict quality-oriented procedures.  The warehouse for finished products is adjacent to the production line, and is managed under the same stringent hygienic requirements.

The Company has a professional quality control team responsible for the supervision, management and quality assurance of the whole production process and allocated a general manager of the department to directly accountable for the quality of all products.

Materials and Suppliers

Raw materials are sourced principally in the PRC and 90% of our raw materials consist of amino acids and are generally available from a variety of suppliers.  We seek to mitigate the risk of a shortage of raw materials, through identification of alternative suppliers for the same or similar raw materials, where available.  We have purchasing staff with extensive knowledge of our products who work with marketing, product research and development,  and quality control personnel to source raw materials for products and other items.  Even though one supplier accounts for more than 50% of our total raw material purchases in 2007, we can always switch to other suppliers as there are many manufacturers of amino acids in the PRC.

Supplier accounting for more than 5% aggregate purchase amount in 2007
Name of Entity	Purchase Amount in Current Year（RMB）	Purchase Amount in Current Year（USD）	% to total amount of purchase amount
Sinopep Pharmaceutical Inc.,	4,588,790.00	618,110.01	58.45%
Hainan Xingyuan Business Trade Co., Ltd.	966,851.85	130,234.94	12.31%
Shuangfeng Glass (Original Zhenjiang Shuangfeng Pharmaceutical Packaging Co., Ltd.	835,512.60	112,543.55	10.64%
Ningbo Yonzhou Jinyi Dairly Chemical Package Co., Ltd.	455,450.00	61,349.12	5.80%
Total	6,846,604.45	922,237.62	87.20%

Customers and Distribution

Currently, our products are sold primarily in the PRC through pharmaceutical distribution companies that are licensed by the PRC government which in turn sell our products to hospitals and medical institutions.  We enter into distribution arrangements with these distributors and provide them exclusivity for period of time within a particular geographical area.

Currently, we have signed up approximately 290 distributors through China with one major distributor for each province and municipalities directly under the jurisdiction of the central PRC government and major cities under the jurisdiction of provincial governments.

Each of the distributors is evaluated on annual basis and a specific performance target is set for each distributor which varies with the location and the size of the market. Beijing constitutes the largest market for our products in 2007.   The following table sets forth distributors that generated more than 5% of our total sales in 2007:

Distributor generating with more than 5% of our aggregate sales in 2007

Name of Distributor	Amount(RMB)	Amount(USD)	% to Total Sales Revenue
Beijing Xinshengyuan Pharmaceutical Ltd.	16,897,643.60	2,276,112.59	30.46%
Chongqin Dinghai Pharmaceutical Co., Ltd.	2,972,588.03	400,407.61	5.36%
Total	19,870,231.63	2,676,520.20	35.82%

Over the past several years, we have continuously expanded our distribution channels for our products at the province and major city level.   In the near future, we plan to penetrate the secondary cities.   We are also seeking to expand into international markets.  We have been granted a permit in Utzbekstan and are in the process of securing a permit in Korea.

Competition

Competition in the polypeptide drug industry is intense in China and throughout the world.  We compete with various firms, many of which produce and market products similar to our products, and many of which, especially international competitors, have greater resources than us in terms of manufacturing and marketing capabilities, management expertise and breadth, and financial wherewithal.  Some of these competitors are far larger, have more resources than us and have stronger sales and distribution networks.

Our direct competitors are domestic firms engaged in developing, manufacturing and marketing prescription polypeptide products. There are numerous such companies in the PRC.  We believe most Chinese synthetic peptide manufacturers are very small-scale operations that use dated biotechnologies and have high operating costs. Furthermore, due to technological limitations, their peptide drugs have a relatively lower efficacy rate and lower purity (compared to Western counterparts), as well as a higher incidence of potential side effects.  For instance, cheaper peptide drugs has relatively low purity of around 95% which is the required purity by SFDS of the PRC and means the active component accounts for 95% with 5 % of impurity and water. In contrast, our products have a 99.35% purity and we believes we deliver top quality peptide drugs in PRC.

Compared to our Chinese competitors, we have a wider range of peptide drugs to offer than any other domestic competitors as shown below:

Manufacturer/Brand	TP-5 power for Injection	TP-5 Per-filled injection	Thymosin alpha 1 for Injection	Somatostatin for Injection	Desmopressin Acetate Injection (DDAVP)
Zhonghe	Hexin	Hexin	Heri	Hening	Heyi
Shenzhen Hanyu	Hanqiang			Hankang	Hangu
Beijing SL	O'ning			Shanting
Wuhan Hualong	Wutai
Hayao Group	Taipuding
Beijing Shiqiao	Tongda
Hainan Shuangcheng			Jitai
Chengdu Di'ao			Maipuxin
Nanjing Changao				Lizhixue

A summary of quality and price differences between our products and those of our competitors are listed below:

We are also facing competition from multinational drug manufacturers that are doing business in China.  These well-established biopharmaceutical giants have better resources and a proven track record for successful product development and commercialization. These competitors may be able to develop more proficient and more affordable peptide products. However, we believe we have a price advantages compared with multinational manufacturers. Our peptide products are usually only 60% of that of similar international brand products.   The following table shows the products which some international competitors are marketing in China:

Manufacturer/Brand	TP-5 power for Injection	TP-5 Per-filled injection	Thymosin a1 for Injection	Somatostatin for Injection	Desmopressin Acetate Injection (DDAVP)
Zhonghe	Hexin	Hexin	Heri	Hening	Heyi
Ferring					Minirin
Siclone			Zadaxin
Swiss Serono				Stilanmin

Although we have enjoyed advantages in the polypeptide market in China, we expect that the competition for peptide products in the PRC  will become more intense over the next few years both from existing competitors and new market entrants.  We will also face more competition from foreign companies who may have established products, a strong proprietary pipeline and strong financial resources.   Our management believes that we have certain competitive advantages in introducing new products to market due to key focus areas for development, our existing distribution channels, research and development capabilities and our relationship with certain universities and other research institutions.

Employees

As of September 1, 2008, we have approximately 136 employees with 53 in manufacturing, 12 in quality assurance and controls, 21 in research and development, 25 in sales and marketing, and 25 in management.  48 of the employees have a bachelor or higher degree.

As required by applicable Chinese law, we have entered into employment contracts with all the employees. Key employees in the Company are also required to sign a confidentiality and non-compete agreement prohibiting them from disclosing our trade secrets or using them for purposes other than benefiting the Company.

Our employees in China participate in a state pension program organized by Chinese municipal and provincial governments.  We are required to contribute to the program at the rate  of  20% of the average monthly salary.  In addition,   we are required by Chinese law to cover employees in China with other types of social insurance. Our total contribution may amount to as much as 30% or more of the average employees monthly salary. We have purchased social insurance for all of our employees. Social insurance expenses were approximately $60,983 and $64,535 for fiscal year 2006 and 2007, respectively. In the first six months of 2008, we paid $42,888 for social insurance.  We believe we have paid for all social insurance due.

Government Regulation

Regulatory Environment

Our  principal  market is in the PRC.   We are subject to the Pharmaceutical Administrative Law of the PRC, which governs the licensing, manufacturing, marketing and distribution of pharmaceutical products in the PRC, and sets penalties for violations.   Our business is subject to various regulations and permit systems of the State Food and Drug Administration of China (“SFDA”). Additionally, we are subject to government licensing rights and regulations  relating to our peptide drug permits which are granted on a non-exclusive basis and limited for four to five years.

SFDA Licenses

The SFDA issues licenses and petitions for permission to manufacture and market pharmaceutical products in the PRC.  Our licenses relate primarily to medical manufacturing licenses.  Peptide drug products also require a permit for sales, which permits are generally granted on a non-exclusive basis for five years.

Foreign-owned Enterprise Law

Because our subsidiary in the PRC is majority foreign-owned enterprise, we are subject to the law of foreign investment enterprises in the PRC, and the foreign company provisions of the Company Law of China, which governs the conduct of our wholly-owned subsidiaries and their officers and directors, and also limits our ability to pay dividends.

Compliance with Environmental Law

We must comply with the Environmental Protection Law of the PRC, as well as applicable local regulations.   In addition to compliance with the PRC law and local regulations, we consistently undertake active efforts to ensure the environmental sustainability of our operations.   Because the manufacturing of herb and plant-based products does not generally cause significant damage or pollution to the environment, the cost of complying with applicable environmental laws is not material.   In the event we fail to comply with applicable laws, we may be subject to penalties.

Intellectual Property

We regard our service marks, trademarks, trade secrets, patents and similar intellectual property (“IP”) as critical to our business.  We have relied, and will continue to rely, on patent, trademark and trade secret law, as well as confidentiality and license agreements with certain of our employees, consultants, customers and others, to protect our proprietary rights.

Under the PRC law, medical products which have received approval from the SFDA, have automatic protected IP rights for a seven-year period from the date of grant of such approval.   The four polypeptide drugs we are currently manufacturing have been granted such licenses and those license expired recently.  We have secured licenses for the 12 products in the pipeline from universities and other medical research institutions.

Trademarks

We have numerous registered trademarks for our polypeptide products.

Recent Developments

We completed the construction of a new drug manufacturing facility in July 2008.

Risk Factors

An investment in our securities is speculative and involves a high degree of risk. You should carefully consider the risks described below and the other information in this current report before purchasing any securities. The risks and uncertainties described below are not the only ones facing us. Additional risks and uncertainties may also adversely impair our business operations. If any of the events described in the risk factors below actually occur, our business, financial condition or results of operations could suffer significantly. In such case, the value of your investment could decline and you may lose all or part of the money you paid to buy the securities.

Risks Related To The Company

Our product line is limited to only four products, Thymopentin (TP-5), Desmopressin Acetate (DDAVP), Somatostatin (SS), and Thymosin Alpha 1. Any adverse effects upon the manufacturing, sales, or distribution channels of any one of these four products could adversely affect our financial condition and results of operations.

Our four products, TP-5, DDAVP, SS and Thymosin Alpha 1, are our major sources of revenues, approximately 99.47% in 2007 and 99.72% in 2006.  In the near future, these four products will continue to be the major sources of our revenues.  Because of our reliance upon these  products, any adverse effects upon the manufacturing, sales, or distribution channels will affect our ability to deliver our products to our customers, or increase our costs, which in turn will adversely affect the orders for our products. This could result in adverse effects upon our financial results and conditions.

A significant portion of our revenue is concentrated on a few large customers. If we lose one or more of them, our results of operations and financial condition may be adversely impacted.

In 2007, 30% of our total sales was from one single customer. A large portion of our account receivables is also from this customer. As of December 31, 2007, we had account receivable balance of approximately $3,500,000 with 52.79% or $1,850,000 belonging to this one customer,.  The concentration of account receivables in one customer presents a significant risk.  If this customer does not make payment on time or ceases to order our products, our financial conditions and results of operations may be adversely affected.

The long-term effectiveness of peptide drugs have not been proven.

Our business focuses almost exclusively on the manufacture and marketing of peptide drugs.  Our peptide drugs, including, TP-5, DDAVP, SS and Thymosin Alpha 1, are relatively new types of  therapy drugs. We sold our first peptide  drug in 1997. Although current studies on the use of peptide drug for treatment have shown a reduction in short-term side effects compared to other drugs and suggest an improvement in long-term results, there are presently very few long-term studies of over 15  years on the effectiveness of using peptide technology for treatment. We plan to continue our participation in future long-term studies of the effectiveness of our products. These long-term studies include a large scale clinical study in collaboration with the Ministry of Health of the People’s Republic of China, or MOH, based on the conditional approval received for our Investigational Device Exemption (IDE) application. If any of these studies fail to confirm the effectiveness of our peptide drug or other peptide medical products, our sales could decline. Moreover, there may be other clinical studies published on our drug products of which we are not aware and which contain different conclusions with respect to the safety, effectiveness or other aspects of our technologies. Our customers and users of our products may conclude that our products are not an acceptable treatment regimen, that the technologies underlying our products are ineffective or unsafe, or that our products are less effective or safe than other drugs. This could result in a decrease in our sales, which would have a material adverse effect on our business, results of operations and financial condition.

Our focus on acquisitions of new products or technologies may result in integration costs, failures and dilution to existing stockholders.

We have been relying on our affiliates and academic institutions to develop new drugs.. We continue to seek attractive opportunities to acquire new products or technologies, particularly those that could assist us in advancing our current market penetration, or in expanding our product offerings. If we decide to acquire another company or its assets in order to obtain its products or technologies, we would face a number of risks including consummating the acquisition on unfavorable terms and not obtaining adequate financing, which may adversely affect our ability to develop new products and services and to compete in our rapidly changing marketplace. These acquisitions could also require that our management develop expertise in new areas, manage new business relationships and trade models, and attract new customers. Successful management and integration of acquisitions are subject to a number of risks, including difficulties in assimilating acquired operations and managing remote operations, potential loss of key employees, diversion of management’s attention from existing business operations, assumption of contingent liabilities and incurrence of potentially significant write-offs, which may adversely affect our business or results of operations. In addition, if we consummate such an acquisition through an exchange of our securities, our existing stockholders could suffer dilution.

If we fail to effectively manage our distribution network, our business, prospects and brand may be materially affected by actions taken by our distributors.

We have a limited ability to manage the activities of our  distributors, who are independent from us since we rely exclusively on these independent distributors. Our distributors could take one or more of the following actions, any of which could have a material adverse effect on our business, prospects and brand:

  sell products that compete with our products in breach of their non-competition agreements with us;

  fail to adequately promote our products;

  fail to provide proper service to our end-users; or

  violate the anti-corruption laws of China.

Failure to adequately manage our distribution network or the non-compliance of our distributors with their obligations under distribution agreements with us could harm our corporate image among end users of our products and disrupt our sales, resulting in a failure to meet our goals for sales. The PRC government has increased its anti-bribery efforts in the healthcare sector to reduce improper payments received by hospital administrators and doctors in connection with the purchase of pharmaceutical products. We can not guarantee that our distributors will not violate these laws or otherwise engage in illegal practices with respect to their sales or marketing of our products.

Our business may suffer if we are unable to collect payments from customers of our products on a timely basis.

Before 2006, we permitted our distributors and other customers to distribute our products on credit. Our distributors and other customers must make a significant commitment of capital to purchase our products. Any downturn in the businesses of our distributors and other customers of our products could reduce their willingness or ability to pay us. Therefore, historically we have not been able to collect all of our accounts receivable from our distributors and other customers. After 2006, we required our distributors and other customers to make payments before we deliver our products to them. Consequently, we have been able to collect all of our receivable since 2006. However, we are still not able to collect all our receivable before 2006. The failure of any of our distributors and other customers of our products to make timely payments could require us to recognize an allowance for doubtful accounts, which could have a material adverse effect on our results of operations and financial conditions.

We are subject to product liability exposure and have limited insurance coverage.

Our products are for the treatment of patients and we are exposed to potential product liability claims in the event that the use of our products cause or are alleged to have caused personal injuries or other adverse effects.  A successful product liability claim against us could require us to pay substantial damages. Product liability claims against us, whether or not successful, are costly and time-consuming to defend. Also, in the event that our products proven to be defective, we may be required to recall or redesign such products. We do not have any product liability insurance policy  to cover potential product liability arising from the use of our products. To date, we have not been subject to any product liability claim yet, but we cannot assure you that such claim will not be brought against us in the future. A product liability claim, with or without merit, could result in significant adverse publicity against us, and could have a material adverse effect on the marketability of our products and our reputation, which in turn, could have a material adverse effect on our business, financial condition and results of operations.

Our limited operating history makes evaluating our business and prospects difficult.

We commenced operations in 1995, and started to market and sell our products in 1997. Our limited operating history may not provide a meaningful basis for you to evaluate our business, financial performance and prospects. We may not have sufficient experience to address the risks frequently encountered by early-stage companies, and as a result we may not be able to:

  maintain profitability;

  preserve our leading position in the market of peptide drug;

  acquire and retain customers;

  attract, train, motivate and retain qualified personnel;

  keep up with evolving industry standards and market developments;

  increase the market awareness of our products;

  respond to competitive market conditions;

  maintain adequate control of our expenses;

  manage our relationships with our suppliers and distributors; or

  protect our proprietary technologies.

If we are unsuccessful in addressing any of these risks, our business may be materially and adversely affected.

A significant interruption in supply could prevent or limit our ability to accept and fulfill orders for our products.

We purchase all our materials from third-party suppliers. Currently, we do not have any material long-term supply contracts with our suppliers.  Our purchases are made on a purchase order basis. We have one major supplier (>50%), thus there is the significant risk that the supply of certain materials will be interrupted. In that case, our manufacturing process would be delayed. We may be unable to secure alternative sources of supply in a timely and cost-effective manner, which could impair our ability to manufacture our products or decrease our costs, harm our reputation and cause us to lose sales and orders for our products. Any of these occurrences could have a material adverse impact on our business, financial condition and results of operations.

We generate a substantial portion of our revenues from sales of our Thymopentin drug  and a reduction in revenues of our Thymopentin drug  would cause our revenues to decline and could materially harm our business.

We derive a substantial percentage of our revenues from sales of the Thymopentin, or TP-5 drug. Our TP-5 drug accounted for 79% and 72% of our total revenues for the fiscal years ended December 31, 2006 and December 31, 2007, respectively. The segment income derived from the sale of TP-5 products was US$ 3.74 million and US$ 5.37 million for the fiscal years ended December 31, 2006 and December 31, 2007, respectively. Going forward, continued market acceptance of our TP-5 drug will remain important to our success, and a reduction in revenues from sales of our TP-5 drug  will have a direct negative impact on our business, financial condition and results of operations.

Rapid growth and a rapidly changing operating environment may strain our limited resources.

Our growth strategy includes our efforts to build our brand, develop new products, and accelerate market acceptance of our products. This growth strategy requires significant capital resources, and we may not generate an adequate return on our investment. Our growth may involve the acquisition of new technologies, businesses, products or services, the creation of strategic alliances in areas in which we do not currently operate or the expansion of our distributor network and direct sales force. This could require our management to develop expertise in new areas, manage new business relationships and attract new types of customers. We may also experience difficulties integrating these acquired businesses, products or services into our existing business and operations. The success of our growth strategy also depends in part on our ability to utilize our financial, operational and management resources and to attract, train, motivate and manage an increasing number of employees.

Our drug-development program depends upon third-party research scientists who are out of our control.

We depend upon independent investigators and collaborators, such as universities and medical institutions, to conduct our pre-clinical and clinical trials under agreements with us. These collaborators are not our employees and we cannot control the amount or timing of resources that they devote to our programs. These investigators may not assign as great a priority to our programs or pursue them as diligently as we would if we were undertaking such programs ourselves. If outside collaborators fail to devote sufficient time and resources to our drug-development programs, or if their performance is substandard, the approval of our applications, if any, and our introduction of new drugs, if any, will be delayed. These collaborators may also have relationships with other commercial entities, some of whom may compete with us. If our collaborators assist our competitors at our expense, our competitive position would be harmed.

If we fail to increase awareness and acceptance of our peptide  drugs in the medical community and among patients, we will not be able to grow or even sustain the market for our peptide drugs.

Our peptide drugs, including, TP-5, DDAVP, SS, and Thymosin Alpha 1,  use a relatively new solid phase peptide synthesis technology and purification technology. To achieve greater penetration of the potential market in China, we must increase market awareness and use of our peptide drugs, which depend on, among other things, the following:

  the general levels of awareness and acceptance in the medical community and among patients of peptide drugs;

  the amount of resources we have available to increase product awareness and to educate potential purchasers and users of our peptide drugs;

  our ability to provide good technical support and customer service; and

  our ability to keep up with technological changes and remain competitive.

We may not have the financial and operational resources required to promote awareness and acceptance of our peptide drugs as widely or rapidly as is necessary to grow or sustain the market for our peptide drugs. If we fail to increase awareness and acceptance of our peptide drugs in the medical community and among patients, we will not be able to grow, or even sustain, the market for our peptide drugs as planned and our financial condition and results of operations will be harmed. The amount of resources we have available to marketing our products are approximately US $1 million.

We face fierce price competitions after the exclusive licensing rights from Chinese SFDA of our drugs expire and our financial conditions will be adversely impacted.

Our drugs face fierce price competitions from generic drugs manufactured by small to mid-sized drug manufacturers. Even though the quality of these generic drugs is inferior to our drugs, the price of these generic drugs is very attractive. Once the exclusive licensing rights from Chinese SFDA for our drugs expire, our financial results will be adversely affected because of competitions from these generic drugs.

We may face significant challenges in the progress toward our strategic objectives which may adversely affect our financial results and conditions.

We face significant obstacles in our quest for new markets, such as costs for penetrating new markets, the hire and retention of sufficient qualified sales and distribution staff members, implementation of overseas expansion efforts, and establishment and maintenance of a model system. We cannot guarantee the success of these strategies or objectives. We make our business plans and strategies based on today’s situation and certain assumptions. There are inherent risks and uncertainties within each stages of the development.  These significant obstacles could adversely affect our results of operations and financial conditions.

If we fail to protect our intellectual property rights, our competitors may take advantage of our proprietary technology and know-how and compete directly against us.

We have not obtained any patent rights for our products in China yet. We applied for patent rights in China for the following inventions:  Acetic acid to ammonia pressure injection, Thymopentin nasal spray’s preparation and application and Thymopentin injection prescription. We have obtained the approval of the Food and Drug Administration Bureau of the Republic of Uzbekistan for our TP-5 products in 2004. We are in the process of applying to South Korea and Indonesia Food and Drug Administrations for certifications.

Implementation of PRC intellectual property-related laws has historically been lacking, primarily because of ambiguities in the PRC laws and difficulties in enforcement. Accordingly, intellectual property rights and confidentiality protections in the PRC may not be as effective as in the United States or other developed countries. Policing unauthorized use of proprietary technology is difficult and expensive, and we might need to resort to litigation to enforce our rights or defend us, or to determine the enforceability, scope and validity of our proprietary rights or those of others. Such litigation may require significant expenditure of cash and management efforts and could harm our business, financial condition and results of operations. An adverse determination in any such litigation will impair our intellectual property rights and may harm our business, competitive position, and business prospects.

We may be exposed to intellectual property infringement and other claims by third parties, which, if successful, could cause us to pay significant damage awards and incur other costs.

While we believe that the technology we use is not protected by any patent or intellectual property rights, we face the risk of being the subject of intellectual property infringement claims. The defense and prosecution of intellectual property suits, patent opposition proceedings and related legal and administrative proceedings can be both costly and time consuming and may significantly divert the efforts and resources of our technical and management personnel. An adverse determination in any such litigation or proceedings to which we may become a party could subject us to significant liability, including damage awards to third parties, require us to seek licenses from third parties, to pay ongoing royalties, or to redesign our products or subject us to injunctions preventing the manufacture and sale of our products. Protracted litigation could also result in our customers or potential customers deferring or limiting their purchase or use of our products until resolution of such litigation.

Our operations might be interrupted by the occurrence of a natural disaster or other catastrophic events.

Almost all of our manufacturing and research and development facilities are located in a single location in Hainan Province, China. Typhoon happens frequently during the summer in Hainan Province, which will possibly ruin our manufacturing facilities. In addition, other natural disasters or catastrophic events, including power interruptions, water shortages, storms, fires, earthquakes, terrorist attacks and wars could disrupt our operations. Although we have some spare facilities, we do not maintain all back-up facilities for the continued operation of our business in the above circumstances. We might suffer losses as a result of business interruptions and our operations and financial results might be materially and adversely affected should these catastrophic events occur. Moreover, any such event could delay our research and development programs which will adversely impact our business operations and financial results.

If we are unable to successfully operate and manage our manufacturing operations, we may experience a decrease in revenues.

As we ramp up our manufacturing operations to accommodate our planned growth, we may encounter difficulties associated with increasing production scale, including shortages of qualified personnel to operate our equipment or manage manufacturing operations, as well as shortages of key raw materials for our products. In addition, we may also experience difficulties in producing sufficient quantities of products or in achieving desired product quality. If we are unable to successfully operate and manage our manufacturing operations to meet our needs, we may not be able to provide our customers with the quantity or quality of products they require in a timely manner. This could cause us to lose customers and result in reduced revenues.

Our future capital needs are uncertain and we may need to raise additional funds in the future.

We may require additional cash resources in the future due to changed business conditions or other future developments. We cannot assure you that our revenues will be sufficient to meet our operational needs and capital requirements in the future. In the past, we have not encountered difficulties in obtaining financing. However, we cannot assure you that financing will be available in amounts or on terms acceptable to us. Our future capital needs and other business reasons could require us to sell additional equity or debt securities or obtain a credit facility. The sale of additional equity or equity-linked securities could result in additional dilution to our shareholders. The incurrence of indebtedness would result in increased debt service obligations and could result in operating and financing covenants that would restrict our operations or our ability to pay dividends to our shareholders.

Risks Related To Our Management and Internal Control

It will probably take us a long time to establish adequate management and internal controls. As a result, there may be some operation risks with respect to our business management.

We are constantly striving to establish and improve our business management and internal accounting control to forecast, budget and allocate our funds. However, as a Chinese company that has just become a US public company, it is difficult for us to hire and retain a sufficient number of qualified employees of management and internal control in a short period. It will also probably take us a long time to educate our employees about the internal control. As a result, we may experience difficulty in collecting financial data and preparing financial statements, books of account and corporate records, and instituting business practices that meet international standards in a short period.

We depend on key personnel for our business operations, whose discontinuance could incur our high replacement cost.

Our future success depends substantially on the continued services of our executive officers, especially Mr. Xueyun Cui, our chairman, Mr. Xiaoqun Ye, general manager, and chief quality control officer, Zhenhong Ling. We do not have long term employment contracts with management personnel. If one or more of our key executive officers are unable or unwilling to continue in their present positions, we may not be able to replace them readily, if at all. Therefore, our business may be severely disrupted, and we may incur additional expenses and take additional time to recruit and retain new officers.

Risks Related To The Industry

In order to manufacture and market our products, we are required to obtain various authorizations from governmental regulatory authorities in China and other countries. If we fail to obtain clearance or approvals in a timely fashion, our business may be significantly affected.

The sale and marketing of our products are subject to regulation in China. We are required to obtain registrations with the State Food and Drug Administration ( the “SFDA”) and the regulatory authorities in charge of the approval in countries where we plan to export. The process for obtaining regulatory clearances or approvals can be lengthy and expensive, and the results are unpredictable. In addition, the relevant regulatory authorities may introduce additional requirements or procedures that have the effect of delaying or prolonging the regulatory clearance or approval for our existing or new products. If we are unable to obtain clearances or approvals needed to market existing or new products, or obtain such clearances or approvals in a timely fashion, our business could be significantly disrupted, and sales and profitability could be materially and adversely affected.

We are required to obtain registration certificates from the SFDA in order to sell our drugs. We will need to renew the registration certificates once they expire. We are also required to obtain production permits from the provincial level food and drug administration before commencing the manufacture of our products. Once our production permits for the manufacture of our products expire, we will need to renew such production permits. We do not foresee any significant difficulties in obtaining such renewal. But if we fail to obtain such renewal in a timely fashion, our business may be adversely affected.

In April 2007, the SFDA announced a new regulation that was implemented on October 1, 2007. Reagents used for IVD testing are divided into six different categories, Classes I through VI, depending on the degree of risk associated with each reagent, with the lower number of class representing longer period of exclusive licensing right.  We list our products below to classify them into different categories.

Product Name	Category	Registration certificate expire date
Thymopentin for injection	Class 5	Dec 2010
Desmopressin Acetate Injection	Class 6	May 2011
Somatostatin for Injection	Class 6	Dec 2008
Thymosin a1 for Injection	Class 4	Sep. 2010

We are required to obtain a registration certificate for each reagent prior to selling that reagent for clinical use. However, a reagent that is used for research purpose only is exempt from registration and/or approval. A reagent kit intended for research use only must comply with the labeling requirements that present the statement: “For research use only. Not for use in diagnostic procedures” on the package.  Before receiving the necessary registration certificates, these products can be sold for research only. Thus, this may delay the surge of sales in these products.

Outside the PRC, our ability to market any of our potential products is contingent upon receiving marketing authorizations from the appropriate foreign regulatory authorities. These foreign regulatory approval processes include all of the risks associated with the SFDA approval process described above and may include additional risks.

We may not be able to comply with applicable good manufacturing practice requirements and other regulatory requirements, which could have a material adverse effect on our business, financial condition and results of operations.

We are required to comply with applicable good manufacturing practice regulations, which include requirements relating to quality control and quality assurance as well as corresponding maintenance, record-keeping and documentation standards. Manufacturing facilities must be approved by governmental authorities before we can use them to commercially manufacture our products and are subject to inspection by regulatory agencies.

If we fail to comply with applicable regulatory requirements at any stage during the regulatory process, including following any product approval, we may be subject to sanctions, including:

  fines;

  product recalls or seizure;

  injunctions;

  refusal of regulatory agencies to review pending market approval applications or supplements to approval applications;

  total or partial suspension of production;

  civil penalties; and

  withdrawals of previously approved marketing applications.

Pending on obtaining GMP approval for our phase II plant would affect our profitability.

The company expected to get GMP approval for its Phase II plant on September 2008. If we do not get the approval on schedule, Our profitability will be adversely affected.

Unpredictable local policy changes where our factories are located may adversely affect our business.

Our business activities are regulated by Chinese laws and local regulations regarding food, nutritional products and medicine.  Some of these local regulations are related to administrative permits and approvals.  The expiration or restrictions on these permits or approvals for our drugs may adversely affect our sales. Recent policy changes on drug sales dramatically affect our drug sales price and sales entrance to various hospitals.  As a result, these changes may adversely affect our results of operations and financial conditions.

New product development in the medicine and supply industry is both costly and labor-intensive and has a very low rate of successful commercialization.

Our success will depend in part on our ability to enhance our existing products/drugs and to develop and acquire new drugs. The development process for medical products is complex and uncertain, as well as time-consuming and costly. Product development requires the accurate assessment of technological and market trends as well as precise technological execution. We cannot assure you that:

  our product/drug development will be successfully completed;

  necessary regulatory clearances or approvals will be granted by SFDA, or other regulatory bodies as required on a timely basis, or at all; or

  any product/drug we develop can be commercialized or will achieve market acceptance.

Also, we may be unable to locate suitable products/drugs to acquire or acquire such products/drugs on commercially reasonable terms. Failure to develop or acquire, obtain necessary regulatory clearances or approvals for, or successfully commercialize or market potential new products/drugs could have a material adverse effect on our financial condition and results of operations.

Clinical trials are very expensive, time-consuming and difficult to design and implement.

Human clinical trials are very expensive and difficult to design and implement, in part because they are subject to rigorous regulatory requirements. The clinical trial process is also time consuming. We estimate that clinical trials of our product candidate will take at least several years to complete. Furthermore, failure can occur at any stage of the trials, and we could encounter problems that cause us to abandon or repeat clinical trials. The commencement and completion of clinical trials may be delayed by several factors, including with no limitation:

  unforeseen safety issues;

  determination of dosing issues;

  lack of effectiveness during clinical trials;

  slower than expected rates of patient recruitment;

  inability to monitor patients adequately during or after treatment; and

  inability or unwillingness of medical investigators to follow our clinical protocols.

In addition, the SFDA, any SFDA-equivalent in foreign jurisdictions, may suspend our clinical trials at any time if it appears that we are exposing participants to unacceptable health risks or if the regulatory bodies find deficiencies in our Investigational New Drug, or IND, submissions or the conduct of these trials. Therefore, we cannot predict with any certainty the schedule for future clinical trials.

The results of our clinical trials may not support our product candidate claims.

Even if our clinical trials are completed as planned, we cannot be certain that their results will support our product candidate claims. Success in pre-clinical testing and early clinical trials does not ensure that later clinical trials will be successful, and we cannot be sure that the results of later clinical trials will replicate the results of prior clinical trials and pre-clinical testing. The clinical trial process may fail to demonstrate that our product candidates are safe for humans and effective for indicated uses. This failure would cause us to abandon a product candidate and may delay development of other product candidates.

Physicians, patients and other end consumers may abandon existing or chose not to accept and use our new drugs.

Physicians and patients may not accept and use our products. Acceptance and use of our product will depend upon a number of factors including:

  perceptions by members of the health care community, including physicians, about the safety and effectiveness of our products;

  post-effectiveness of our product relative to competing products; and

  effectiveness of marketing and distribution efforts by us and our licensees and distributors, if any.

Because we expect sales of our current and future products to generate substantially all of our product revenues for the foreseeable future, the failure to find market acceptance would harm our business and could require us to seek additional financing.

Competition in the markets in which we operate is expected to increase in the future.

Certain of our existing and potential competitors have significantly greater financial, research and development, sales and marketing, personnel resources and other resources than we do. Competition will intensify as other companies enter our markets. Competing companies may succeed in developing products that are more effective or less costly than those that we may offer, and these companies may also be more successful in marketing their products. Competing companies may also introduce competitive pricing measures that adversely affect our sales levels and margins. If we do not adequately address our competitive challenges, we could lose sales and market share and fail to grow our business as planned, which would have a material adverse effect on our financial condition, results of operations and future growth.

In addition, we believe that corrupt practices in the healthcare industry in China still occur. In order to increase sales, certain manufacturers or distributors of medical devices may pay kickbacks to hospital personnel who make procurement decisions. We prohibit our employees from engaging in such practices and, to our knowledge, none of our distributors engages in such practices. However, as competition intensifies in the medical device and supplies industry in China, we may lose sales, customers or contracts to competitors to the extent we or our distributors refuse to engage in such practices.

We face competition from multi-national corporations with more resources where we are at a disadvantage.

In the poly peptide drug industry, there are competitions from multi-national conglomerates. With the fast-changing nature of the drug industry, we face competitions from these multi-national corporations which have better resources. These corporations have more diversified products, longer manufacturing and sales history and better commercialization of their products.  Competitions from these international players may have adverse impacts on our business conditions.

We face intense competition that may prevent us from maintaining or increasing market share for our existing products and gaining market acceptance of our future products. Our competitors may develop or commercialize products before or more successfully than us.

The pharmaceutical market in China is intensely competitive, rapidly evolving and highly fragmented. Our competitors may develop products that are superior to or more affordable than ours or they may more effectively market products that compete with ours. We face direct competition from manufacturers of other medicines that are similar to our products. We also face competition from western manufacturers of medicines, including multinational companies, that manufacture medicines with similar curative effects and that can be used as substitutes for our products. Many of our existing and potential competitors have substantially greater financial, technical, manufacturing and other resources than we do. Our competitors’ greater size in some cases provides them with a competitive advantage with respect to manufacturing costs because of their economies of scale and their ability to purchase raw materials at lower prices. Many of our competitors also have better brand name recognition, more established distribution networks and larger customer bases. In addition, many of our competitors have extensive knowledge of our target markets. As a result, they may be able to devote greater resources to the research, development, promotion and sale of their products or respond more quickly to evolving industry standards and changes in market conditions than we can. Our failure to adapt to changing market conditions and to compete successfully with existing or new competitors may materially and adversely affect our financial condition and results of operations.

The production of our products/drugs depends on the supply of quality medicinal raw materials.

The production of our products/drugs depends on the supply of raw materials of suitable quality. The supply and market prices of these raw materials may be adversely affected by various factors such as weather conditions and the occurrence of natural disasters or sudden increases in demand that would impact our costs of production. There is no assurance that we would be able to pass on any resulting increase in costs to our customers and therefore any substantial fluctuation in supply or the market prices of raw materials may adversely affect our results of operations and profitability.

If we do not keep pace with rapid technological change, we will be unable to capture and sustain a meaningful market position.

The pharmaceutical industry in China is characterized by rapid changes in technology, constant enhancement of industrial know-how and the frequent emergence of new products. Future technological improvements and continued product developments in the pharmaceutical market may render our existing products obsolete or affect their viability and competitiveness. Therefore, our future success will largely depend on our ability to improve our existing products, diversify our product range and develop new and competitively priced products that can meet the requirements of the changing market. Should we fail to respond to these frequent technological advances by improving our existing products or developing new products in a timely manner, or should these products do not achieve a desirable level of market acceptance, this may adversely affect our business and profitability.

The ongoing anti-corruption campaign initiated by the Chinese government targeting state-owned hospitals could adversely affect our sales designated for hospitals.

The Chinese government has recently launched a nationwide campaign against corrupt practices that have been frequently engaged by state-owned hospitals in China, including their acceptance of kickbacks or other illegal gains and benefits in connection with their providing medical services and purchasing medical equipment and medicines. In mid-2006, the PRC Ministry of Health ordered all state-owned hospitals to review, among other things, their procurement policies and procedures and self-correct problems and deficiencies, if any, by the end of 2006. As a result of this campaign, many state-owned hospitals have since diverted a significant portion of their attention and resources to their self-inspection and self-correction activities and are reviewing their procurement policies. If the anti-corruption campaign becomes more intensified, causing a significant change to the hospitals’ procurement policies and procedures or otherwise resulting in a further delay for state-owned hospitals to resume their normal procurement of our products, our sales designated for hospitals, which account for a very substantial portion of our total sales, could be adversely affected.

Risks Related To Doing Business In China

We face the risk that changes in the policies of the PRC government could have a significant impact upon the business we may be able to conduct in the PRC and the profitability of such business.

All of our business operations are conducted in the PRC. Accordingly, our business, financial condition, results of operations and prospects are affected significantly by economic, political and legal developments in the PRC. The Chinese economy differs from the economies of most developed countries in many respects, including level of government involvement in economic activities, stage of national development, and control of foreign exchange.

While the Chinese economy has grown significantly in the past twenty years, the growth has been uneven, both geographically and among various sectors of the economy. Policies of the PRC government can have significant effects on the economic conditions of the PRC. The PRC government has confirmed that economic development will follow the model of a market economy. Under this direction, we believe that the PRC will continue to strengthen its economic and trading relationships with foreign countries and business development in the PRC will follow market forces. While we believe that this trend will continue, we cannot assure you that this will be the case. A change in policies by the PRC government could adversely affect our interests by, among other factors: changes in laws, regulations or the interpretation of laws and regulations, confiscatory taxation, restrictions on currency conversion, imports or sources of supplies, or the expropriation or nationalization of private enterprises. Although the PRC government has been pursuing economic reform policies for more than two decades, we cannot assure you that the government will continue to pursue such policies or that such policies may not be significantly altered, especially in the event of a change in leadership, social or political disruption, or other circumstances affecting the PRC’s political, economic and social life.

Recent PRC regulations relating to the establishment of offshore companies by PRC residents may subject our PRC resident shareholders to personal liability and limit our ability to inject capital into our PRC subsidiaries, limit our subsidiaries’ ability to distribute profits to us or otherwise adversely affect us.

China State Administration of Foreign Exchange, or the SAFE, issued a public circular on October 21, 2005 concerning the acquisition by an offshore company controlled by PRC residents of onshore assets in China. This circular requires that (1) a PRC resident shall register with a local branch of the SAFE before he or she establishes or controls an overseas special purpose vehicle, or SPV, for the purpose of overseas equity financing (including convertible debt financing); (2) when a PRC resident contributes the assets of or his or her equity interests in a domestic enterprise to an SPV, or engages in overseas financing after contributing assets or equity interests to an SPV, such PRC resident must register his or her interest in the SPV and any changes in such interest with a local branch of the SAFE; and (3) when the SPV undergoes a material change outside of China, such as a change in share capital or merger or acquisition, the PRC resident shall, within 30 days from the occurrence of the event that triggers the change, register such change with a local branch of the SAFE. Furthermore, PRC residents who are shareholders of SPVs established before November 1, 2005 are required to register with a local branch of the SAFE before March 31, 2006.

The beneficial owners of our company who are PRC residents are required to update their respective registrations with the local branch of the SAFE. However, we cannot assure you that these beneficial owners will update their registrations with the local branch of the SAFE in full compliance with the October 2005 SAFE circular. The failure or inability of beneficial owners of our company who are resident in the PRC to comply with the registration procedures set forth in the October 2005 SAFE circular may subject these beneficial owners to fines and legal sanctions and may also limit our ability to contribute additional capital into our PRC subsidiaries, limit our PRC subsidiaries’ ability to distribute dividends to us or otherwise adversely affect our business.

The approval of the China Securities Regulatory Commission, or the CSRC, may be required in connection with this transaction under a recently adopted PRC regulation.

On August 8, 2006, six PRC regulatory agencies: the Ministry of Commerce, the State-owned Assets Supervision and Administration Commission, or SASAC, the State Administration for Taxation, the State Administration for Industry and Commerce, the CSRC, and the SAFE; jointly adopted the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, or the New M&A Rule, which became effective on September 8, 2006. This New M&A Rule requires offshore SPVs that are controlled by PRC individuals and that have been formed through acquisitions of PRC domestic companies for the purpose of seeking a public listing on a stock exchange outside China to obtain CSRC approval prior to publicly listing their securities on a stock exchange outside China. Previously the CSRC approval was not needed for this type of listing on a stock exchange outside China. On September 21, 2006, the CSRC published a notice on its website specifying the documents and materials that SPVs are required to submit when seeking CSRC approval for their listings outside of China. The interpretation and application of the New M&A Rule remain unclear, and we cannot assure you that this transaction does not require approval from the CSRC. These uncertainties could inhibit or delay the completion of this transaction. On the other hand, if CSRC approval is required for this transaction, our failure to obtain or delay in obtaining the CSRC approval for this transaction would subject us to sanctions imposed by the CSRC and other PRC regulatory agencies. These sanctions could include fines and penalties on our operations in China, restriction or limitation on our ability to pay dividend outside of China, and other forms of sanctions that may cause a material and adverse effect on our business, results of operations and financial conditions.

The New M&A Rule also established additional procedures and requirements that are expected to make merger and acquisition activities by foreign investors more time-consuming and complex, including requirements in some instances that the Ministry of Commerce be notified in advance of any change-of-control transaction in which a foreign investor takes control of a PRC domestic enterprise that owns well-known trademarks or China’s traditional brands. We may grow our business in part by acquiring other traditional Chinese medicine businesses. Complying with the requirements of the New M&A Rule in completing this type of transactions could be time-consuming, and any required approval processes, including Ministry of Commerce approval, may delay or inhibit our ability to complete such transactions, which could affect our ability to expand our business or maintain our market share.

Your legal protection could be limited. Our business is largely subject to the uncertain legal environment in China.

The Chinese legal system is a civil law system based on written statutes. Unlike common law systems, it is a system in which precedents set in earlier legal cases are not generally used. The overall effect of legislation enacted over the past twenty years has been to enhance the protections afforded to foreign invested enterprises in China. However, these laws, regulations and legal requirements are relatively recent and are evolving rapidly, and their interpretation and enforcement involves uncertainties. These uncertainties could limit the legal protections available to foreign investors, such as the right of foreign invested enterprises to hold licenses and permits such as requisite business licenses. Laws, regulations or enforcement policies in China, including those regulating medical devices and supplies, are evolving and subject to future change.

You may experience difficulties in effecting service of legal process and enforcing judgments against us and our management in China.

Substantially all of our assets and our subsidiaries are located in China. In addition, all of our directors and officers reside within China, including our certified public accountant (“CPA”). As a result, it may not be possible to effect service of process within the United States or elsewhere outside of China upon most of our directors and officers and our CPA, including with respect to matters arising under the U.S. federal securities laws or applicable state securities laws. Moreover, China is not a party to any treaties providing for reciprocal enforcement of judgments of courts with the United States or most other western jurisdictions. As a result, recognition and enforcement in China of judgments of a court in the United States or any other jurisdictions mentioned above in relation to any matter may be difficult or impossible. In addition, you will have difficulties in bring an original action in a Chinese court to enforce liabilities against our directors, officers and our CPA based upon the U.S. federal securities laws.

The Chinese government exerts substantial influence over the manner in which we must conduct our business activities.

China only recently has permitted provincial and local economic autonomy and private economic activities. Chinese government has exercised and continues to exercise substantial control over virtually every sector of the Chinese economy through regulation and state ownership. Our ability to operate in China may be harmed by changes in its laws and regulations, including those relating to taxation, import and export tariffs, environmental regulations, land use rights, property and other matters. We believe that our operations in China are in material compliance with all applicable legal and regulatory requirements. However, the central or local governments of these jurisdictions may impose new, stricter regulations or interpretations of existing regulations that would require additional expenditures and efforts on our part to ensure our compliance with such regulations or interpretations. Accordingly, government actions in the future, including any decision not to continue to support recent economic reforms and to return to a more centrally planned economy, or regional or local variations in the implementation of economic policies, could have a significant effect on economic conditions in China or particular regions thereof, and could require us to divest ourselves of any interest we hold in Chinese properties.

Inflation in China may inhibit our activity to conduct business in China.

In recent years, the Chinese economy has experienced periods of rapid expansion and high rates of inflation. During the past ten years, the rate of inflation in China has been as high as 20.7% and as low as 2.2%. These factors have led to the adoption by Chinese government, from time to time, of various corrective measures designed to restrict the availability of credit or regulate growth and contain inflation. While inflation has been more moderate since 1995, high inflation may in the future cause Chinese government to impose controls on credit and/or prices, or to take other action, which could inhibit economic activity in China, and thereby harm the market for our products.

Restrictions on currency exchange may limit our ability to receive and use our revenues effectively.

The majority of our revenues will be settled in RMB or Chinese Yuan and U.S. Dollars, and any future restrictions on currency exchanges may limit our ability to use revenue generated in RMB to fund any future business activities outside China or to make dividend or other payments in U.S. dollars. Although the Chinese government introduced regulations in 1996 to allow greater convertibility of the RMB for current account transactions, significant restrictions still remain, including primarily the restriction that foreign-invested enterprises may only buy, sell or remit foreign currencies after providing valid commercial documents at those banks in China authorized to conduct foreign exchange business. In addition, conversion of RMB for capital account items, including direct investment and loans, is subject to governmental approval in China, and companies are required to open and maintain separate foreign exchange accounts for capital account items. We cannot be certain that the Chinese regulatory authorities will not impose more stringent restrictions on the convertibility of the RMB.

The fluctuation of the RMB may materially and adversely affect your investment.

The value of the RMB against the U.S. dollar and other currencies may fluctuate and is affected by, among other things, changes in China’s political and economic conditions. The conversion of RMB into foreign currencies, including U.S. dollars, has historically been set by the People’s Bank of China. On July 21, 2005, the PRC government changed its policy of pegging the value of the RMB to the U.S. dollar. Under the new policy, the RMB is permitted to fluctuate within a band against a basket of certain foreign currencies, determined by the Bank of China, against which it can rise or fall by as much as 0.3% each day. This change in policy resulted in an approximately 20.6% appreciation in the value of the RMB against the U.S. dollar between July 21, 2005 and June 25, 2008. Since the adoption of this new policy, the value of RMB against the U.S. dollar has fluctuated on a daily basis within narrow ranges, but overall has further strengthened against the U.S. dollar. There remains significant international pressure on the PRC government to further liberalize its currency policy, which could result in a further and more significant appreciation in the value of the RMB against the U.S. dollar. As we import certain materials and supplies for reagent kits from the United States, Finland and Sweden, fluctuations in the value of the RMB against the currencies of those countries may increase the cost of our reagent kits. For example, to the extent that we need to convert U.S. dollars we receive from our initial public offering into RMB for our operations, appreciation of the RMB against the U.S. dollar would have an adverse effect on the RMB amount we receive from the conversion. Conversely, if we decide to convert our RMB into U.S. dollars for the purpose of making payments for dividends on our ordinary shares or for other business purposes, appreciation of the U.S. dollar against the RMB would have a negative effect on the U.S. dollar amount available to us. In addition, appreciation or depreciation in the value of the RMB relative to the U.S. dollar would affect our financial results reported in U.S. dollar terms without giving effect to any underlying change in our business or results of operations.

We may not be able to distribute our assets upon liquidation and dividend payment will be subject to restrictions under Chinese foreign exchange rule

Our assets are predominately located inside China. Under the laws governing foreign investment enterprises in China, dividend distribution and liquidation are allowed but subject to special procedures under the relevant laws and rules. Any dividend payment will be subject to the decision of the board of directors and subject to foreign exchange rules governing such repatriation. Any liquidation is subject to both the relevant government agency’s approval and supervision as well as  the foreign exchange control. This may generate additional risk for our investors in case of liquidation. See “Statutory Reserves”.

A newly enacted PRC tax law could increase the enterprise income tax rate applicable to our principal subsidiaries in China, which could have a material adverse effect on our results of operations.

The newly enacted PRC Enterprise Income Tax Law, or the EIT Law, and the implementation regulations for the EIT Law issued by the PRC State Council, became effective as of January 1, 2008. The EIT Law adopts a uniform income tax rate of 25% for most domestic enterprises and foreign investment enterprises. It provides a five-year transition period from its effective date for enterprises established before the promulgation date of the EIT Law which were entitled to a preferential lower tax rate under the then effective tax laws or regulations. The State Council issued the Notice on Implementation of the Transition Period for Preferential Enterprise Income Tax, or the Transition Implementation Notice, on December 26, 2007, which provides detailed rules on how preferential tax rate under previous income tax laws or regulations would transition to the uniform 25% EIT rate. Furthermore, under the EIT Law, entities that qualify as “high and new technology enterprises” will enjoy a preferential EIT rate of 15%. The Ministry of Science and Technology, the Ministry of Finance and the State Administration of Taxation issued the Measures on Qualification of High and New Technology Enterprises, or Circular 172, on April 14, 2008, which provides detailed standards for “high and new technology enterprises”. In addition, according to the Notice on Prepayment of Enterprise Income Tax issued by the State Administration of Taxation, enterprises that have previously been certified as a “high and new technology enterprise” shall pre-pay its EIT in the rate of 25% temporarily until it is re-certified as a “high and new technology enterprise” under Circular 172.

As a result of the above changes in EIT rates applicable to our subsidiaries in China, we expect our income tax expense to increase significantly in the coming years. While we may apply for qualification of our subsidiaries in China as “high and new technology enterprises” under Circular 172 to reduce our income tax expense, we cannot guarantee that our application will be successful. In addition, the application process could be time-consuming and we will continue to be subject to the higher EIT rate before the application is granted. Such an increase in income tax expense could have a material adverse effect on our results of operations.

If we receive dividends from our operating subsidiaries located in the PRC, such dividends may be subject to PRC withholding tax.

 The newly enacted EIT Law and the implementation regulations for the EIT Law issued by the PRC State Council, became effective as of January 1, 2008. The EIT Law provides that a maximum income tax rate of 20% may be applicable to dividends payable to non-PRC investors that are “non-resident enterprises,” to the extent such dividends are derived from sources within the PRC, the State Council has reduced such rate to 10% through the implementation regulations. We are a Nevada holding company and may receive dividends from our operating subsidiaries located in the PRC. Thus, dividends paid to us by our subsidiaries in China may be subject to the 10% income tax if we are considered as a “non-resident enterprise” under the EIT Law. If we are required under the EIT Law to pay income tax for any dividends we receive from our subsidiaries, our income tax expenses will be increased and the amount of dividends, if any, we may pay to our shareholders may be materially and adversely affected.

We may be deemed a PRC resident enterprise under the EIT Law and be subject to the PRC taxation on our worldwide income.

The EIT Law also provides that enterprises established outside of China whose “de facto management bodies” are located in China are considered “resident enterprises” and are generally subject to the uniform 25% enterprise income tax rate as to their worldwide income. Under the implementation regulations for the EIT Law issued by the PRC State Council, “de facto management body” is defined as a body that has material and overall management and control over the manufacturing and business operations, personnel and human resources, finances and treasury, and acquisition and disposition of properties and other assets of an enterprise. Although substantially all of our operational management is currently based in the PRC, it is unclear whether PRC tax authorities would require (or permit) us to be treated as a PRC resident enterprise. If we are treated as a resident enterprise for PRC tax purposes, we will be subject to PRC tax on our worldwide income at the 25% uniform tax rate, which could have an impact on our effective tax rate and an adverse effect on our net income and results of operations, although dividends distributed from our PRC subsidiaries to us could be exempt from Chinese dividend withholding tax, since such income is exempted under the new EIT Law to a PRC resident recipient.

We have limited business insurance coverage in China, which could harm our business.

We are exposed to many risks, including equipment failures, natural disasters, industrial accidents, power outages, and other business interruptions. We do not carry business interruption insurance and as a result, we may be required to pay for financial and other losses, damages and liabilities, including those caused by natural disasters and other events beyond our control, out of our own funds, which could have a material adverse effect on our business, financial condition and results of operations.

Our property and equipment insurance does not cover the full value of our property and equipment, which leaves us with exposure in the event of loss or damage to our properties or claims filed against us. We currently do not carry any product liability or other similar insurance. We cannot assure you that we would not face liability in the event of the failure of any of our products. This is particularly true given our plan to significantly expand our sales into international markets, like the United States, where product liability claims are more prevalent.

Except for property and automobile insurance, we do not have other insurance such as business liability or disruption insurance coverage for our operations in the PRC. We do not maintain a reserve fund for warranty or defective products claims. Our costs could substantially increase if we experience a significant number of warranty claims. We have not established any reserve funds for potential warranty claims since historically we have experienced few warranty claims for our products so that the costs associated with our warranty claims have been low. If we experience an increase in warranty claims significantly, it would have a material adverse effect on our financial condition and results of operations.

Any future outbreak of severe acute respiratory syndrome or avian influenza in China, or similar adverse public health developments, may severely disrupt our business and operations.

A renewed outbreak of severe acute respiratory syndrome, the Avian Flu or another widespread public health problem in China, where all of our manufacturing facilities are located and where all of our revenues are derived from, could have a negative effect on our operations. In addition, there have been confirmed human cases of avian influenza in PRC, Vietnam, Iraq, Thailand, Indonesia, Turkey, Cambodia and other countries which have proven fatal in some instances. If such an outbreak or any other similar epidemic were to spread in China, where our operations are located, it may adversely affect our business and operating results. Such an outbreak could have an impact on our operations as a result of quarantines or closures of our manufacturing facilities or the retail outlets, which would severely disrupt our operations, the sickness or death of our key officers and employees, and a general slowdown in the Chinese economy.

Risks Related To The Market For Our Stock

Our Common Stocks subject to price volatility and may result in losses for investors.

The stock market has experienced significant price and volume fluctuations that have particularly affected the trading prices of equity securities of many companies that have business operations exclusively in China. These fluctuations have often been unrelated or disproportionate to the operating performance of many of these companies. Any negative change in the public perception of these companies could decrease our stock price regardless of our operating results. We expect our stock price to be subject to fluctuations as a result of a variety of factors, including factors beyond our control.

These factors include without limitation actual or anticipated variations in our quarterly operating results, announcements of technological innovations or new products or services by us or our competitors, announcements relating to strategic relationships or acquisitions, additions or terminations of coverage of our common stock by securities analysts, statements by securities analysts regarding us or our industry, conditions or trends in the our industry, and changes in the economic performance and/or market valuations of other medical product companies.

The prices at which our common stock trades will affect our ability to raise capital, which may have an adverse affect on our ability to fund our operations.

Our common stock may be considered to be a “penny stock” and, as such, the market for our common stock may be further limited by certain SEC rules applicable to penny stocks.

To the extent the price of our common stock remains below $5.00 per share or we have net tangible assets of $2,000,000 or less, our common shares will be subject to certain “penny stock” rules promulgated by the SEC. Those rules impose certain sales practice requirements on brokers who sell penny stock to persons other than established customers and accredited investors (generally institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $1,000,000). For transactions covered by the penny stock rules, the broker must make a special suitability determination for the purchaser and receive the purchaser’s written consent to the transaction prior to the sale. Furthermore, the penny stock rules generally require, among other things, that brokers engaged in secondary trading of penny stocks provide customers with written disclosure documents, monthly statements of the market value of penny stocks, disclosure of the bid and asked prices, disclosure of the compensation to the brokerage firm, and disclosure of the sales person working for the brokerage firm. These rules and regulations adversely affect the ability of brokers to sell our common shares and limit the liquidity of our securities.

We do not intend to pay cash dividends in the foreseeable future.

We do not anticipate paying any cash dividends in the foreseeable future. We currently intend to retain all available funds and any future earnings for use in the operation and expansion of our business. In addition, the terms of any future debt or credit facility may preclude us from paying any dividends. As a result, capital appreciation, if any, of our common stock will be your sole source of potential gain in your investment for the foreseeable future.

Our chief executive officer could exert significant influence over our significant corporate decisions and may act in a manner that advances his best interests and not necessarily those of other stockholders.

Our Chief Executive Officer, Xueyun Cui, beneficially own approximately 90.09% of our common stock. As a result,  Xueyun Cui may be able to influence significantly the outcome of all matters requiring stockholder approval, including the election and removal of directors and any merger, consolidation, or sale of all or substantially all of our assets and he may act in a manner that advances his best interests and not necessarily those of other stockholders, including investors in this offering, by, among other things: delaying, deferring or preventing a change in control of us; entrenching our management and/or our board of directors; impeding a merger, consolidation, takeover or other business combination involving us; discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control of us; or causing us to enter into transactions or agreements that are not in the best interests of all stockholders.

There is currently a very limited trading market for our common stock

Our common stock is quoted on the OTCBB. However, our bid and asked quotations have not regularly appeared on the OTCBB for any consistent period of time. There is no established trading market for our common stock and our common stock may never be included for trading on any stock exchange or through any other quotation system (including, without limitation, the NASDAQ Stock Market). You may not be able to sell your shares due to the absence of a trading market.

We will incur increased costs as a result of changes in laws and regulations relating to corporate governance matters.

As a public reporting company, we will need to comply with the Sarbanes-Oxley Act of 2002 and the related rules and regulations adopted by the SEC, including expanded disclosures, accelerated reporting requirements and more complex accounting rules. Compliance with Section 404 of the Sarbanes-Oxley Act of 2002 and other requirements will increase our costs and require additional management resources. Additionally, these laws and regulations could make it more difficult or more costly for us to obtain certain types of insurance, including director and officer liability insurance, and we may be forced to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. The impact of these events could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors, our board committees or as executive officers. We are presently evaluating and monitoring developments with respect to these laws and regulations and cannot predict or estimate the amount or timing of additional costs we may incur to respond to their requirements.

We may require additional capital, which may not be available on commercially reasonable terms, or at all.

Capital raise through the sale of equity securities may result in dilution to our shareholders. The incurrence of indebtedness would result in increased debt service obligations and could result in operating and financing covenants that would restrict our operations. Financing may be unavailable in amounts or on terms acceptable to us, or at all. Failure to obtain such additional capital could have an adverse impact on our business strategies and growth prospects.

Our future capital raising and the conversion of our outstanding shares of preferred stock and warrants may dilute our shareholders’ equities.

If we need to obtain external financing, our capital raising could require us to sell additional equity or debt securities or obtain credit facilities. The sale of additional equity or equity-linked securities could result in additional dilution to our then existing shareholders.

Selected Financial Data

You should read the following selected consolidated financial data in conjunction with “Management's Discussion and Analysis of Financial Condition and Results of Operations,” the financial statements and related notes, and the other financial information included in this current report on Form 8-K.

Consolidated Statement of Operations	The year ended Dec. 31, 2006	The year ended Dec. 31, 2007	Six months ended June 30, 2007	Six months ended Jun 30, 200
	($)	($)	($)	($)
	(audited)	(audited)	(unaudited)	(unaudited)

Sales Revenue (net of
discounts, returns and
allowances)	4,740,787	7,471,326	2,859,873	5,350,069

Other sales

Cost of sales	(2,233,287)	(3,134,608)	(1,329,617)	(1,554,67)

Gross Profit	2,507,500	4,336,718	1,530,256	3,795,39

Selling expenses	(334,933)	(1,416,469)	(399,479)	(284,08)

General and administrative
expenses	(907,052)	(1,243,259)	(575,117)	(611,09)

Income from operations	1,265,515	1,676,990	555,660	2,900,22

Interest expense, net	(232,536)	(543,400)	(237,372)	(273,47)

Other income	67,533	70,077	26,392	112,22

Other expense

Income before taxation	1,100,512	1,203,667	344,680	2,738,96

Income tax	(63,828)	56,796	(56,006)	(131,58)

Minority interest	(9,136)	(11,095)	(2,540)	(22,95)

Net Income	1,027,548	1,249,368	286,134	2,584,42

Basic earnings per share	1,028	1,249	286	2,58

Diluted earnings per share	1,028	1,249	286	2,58

	The year ended	The year ended	The quarter ended June 30,
	Dec. 31, 2006	Dec. 31, 2007	2008
Consolidated Balance Sheets	($)	($)	($)
	(audited)	(audited)	(unaudited)
Current Assets	15,440,032	6,376,782	8,138,681
Total Assets	18,790,635	19,769,690	22,779,145

Current Liabilities	6,356,766	3,497,495	8,287,906
Total Liabilities	6,367,825	9,289,970	8,944,456
Minority interest	109,498	103,365	126,980
Total Stockholders’ Equity	12,313,312	10,376,355	13,707,709

Management’s discussion and analysis of financial conditions and results of operations

The following discussion of the results of our operations and financial condition should be read in conjunction with our financial statements and the related notes, which appear elsewhere in this report. The following discussion includes forward-looking statements. For a discussion of important factors that could cause actual results to differ from results discussed in the forward-looking statements, see “Forward Looking Statements.”

We are engaged, through Hainan Zhonghe Pharmaceutical Co., Ltd. (“Zhonghe”), our China based indirect subsidiary, in the development, manufacture, marketing and sale of prescription polypeptide drugs.   Our principal products are polypeptide derivatives.  Our products are sold primarily in China and through Chinese domestic pharmaceutical distributors licensed by the Chinese government.  Our manufacturing and sales facilities are located in the City of Haikou, Hainan Province.

Corporate History

Aspen Racing Stables, Inc. (“Aspen” or “Company”), is a Nevada corporation formed on March 10, 2006.  Aspen has been a development stage company engaged primarily in the acquisition and sale of thorough bred  racing stock of every age from  broodmares, weanlings  and yearlings to racehorses and stallions.

Kun Run Biotechnology, Ltd., our non operating Hong Kong holding subsidiary (“Kun Run”), was incorporated on May 6, 2006 under the name Max Talent Industrial Ltd which changed to its present name on February 25, 2008.   On March 24, 2008, Kun Run completed its acquisition of 60.12% equity interest of Zhonghe, a company organized under the laws of the People’s Republic of China (“PRC”) on April 17, 1995 and has since been engaged in the manufacture and sale of polypeptide drugs. On May 27, 2008, Kun Run acquired an additional 39% equity interest of Zhonghe, resulting in a 99.12% ownership of Zhonghe.

Thereafter, on August 21, 2008, Kun Run entered into a Stock Purchase Agreement (the “Exchange Agreement”) with the shareholders of the Company. The terms of the Exchange Agreement were consummated and the acquisition was completed on September 16, 2008. As a result of the transaction, the Company issued a total of 24,250,000 shares of its common voting stock to Cui Xueyun and Yang Liqiong, the shareholders of Kun Run and their designees, in exchange for 100% of the capital stock of Kun Run resulting in Kun Run becoming our wholly-owned subsidiary, and  the shareholders of Kun Run and their designees owning approximately 97% of the issued and outstanding shares of the common stock of Aspen.    In addition, Trixy Asyniux-Walt, the original shareholder of Aspen, returned 1,000,000 of her shares to the Company for cancellation and as of the closing owns 750,000 shares of the Company’s common stock  which constitutes approximately 3% f the issued and outstanding shares of the Company’s common stock.   1,000,000 of the shares issued to Mr. Xueyun Cui was put into an escrow pursuant to a Make Good Escrow Agreement entered between Mr. Cui Xueyun and the escrow agent on September 16, 2008.

Below is the organizational chart of the Company:

Organizational Chart

Critical Accounting Policies and Estimates

Basis of presentation

The accompanying financial statements of the Company have been prepared in accordance with generally accepted accounting principles in the United States of America.

Use of estimates

In preparing financial statements in conformity with accounting principles generally accepted in the United States of America, management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the dates of the financial statements, as well as the reported amounts of revenues and expenses during the reporting periods.  These accounts and estimates include, but are not limited to, the valuation of accounts receivable, inventories, deferred income taxes and the estimation on useful lives and residual values of property, plant and equipment.  Actual results could differ from those estimates.

Concentrations of credit risk

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash and cash equivalents and trade receivables.  As of December 31, 2007 and 2006, substantially all of the Company’s cash and cash equivalents were held by major financial institutions located in the PRC, which management believes are of high credit quality.  With respect to trade receivables, the Company extends credit based on an evaluation of the customer’s financial condition.  The Company generally does not require collateral for trade receivables and maintains an allowance for doubtful accounts of trade receivables.

Concentrations of credit risk (Cont’d)

During the reporting periods, customers representing 10% or more of the Company’s sales are :-

	Year ended December 31,
	2007	2006

Beijing Xingshengyuan Pharmaceutical Ltd	$2,276,113	$116,475
Hainan Heyi Pharmaceutical Ltd	246,013	2,506,080

	$2,522,126	$2,622,555

Cash and cash equivalents

Cash and cash equivalents include all cash, deposits in banks and other highly liquid investments with initial maturities of three months or less to be cash equivalents.  As of December 31, 2007 and 2006, almost all the cash and cash equivalents were denominated in Renminbi (“RMB”) and were placed with banks in the PRC.  They are not freely convertible into foreign currencies and the remittance of these funds out of the PRC is subject to exchange control restrictions imposed by the PRC government.  The remaining insignificant balance of cash and cash equivalents were denominated in Hong Kong dollars.

Allowance for doubtful debts

The Company establishes an allowance for doubtful debts based on management’s assessment of the collectibility of trade receivables.  A considerable amount of judgment is required in assessing the amount of the allowance, the Company considers the historical level of credit losses and applies percentages to aged receivable categories.  The Company makes judgments about the creditworthiness of each customer based on ongoing credit evaluations, and monitors current economic trends that might impact the level of credit losses in the future.  If the financial condition of the customers were to deteriorate, resulting in their inability to make payments, a larger allowance may be required.

Based on the above assessment, during the reporting periods, the management establishes the following rates of general provision provided on gross amount of trade receivables :-

Rate

Aged within 1 year	10%
Aged over 1 year but within 2 years	40%
Aged over 2 years but within 3 years	80%
More than 3 years	100%

Additional specific provision is made against trade receivables whenever they are considered to be doubtful.

Bad debts are fully written off when identified or the trade receivable aged more than 3 years.  The Company extends unsecured credit to customers ranging from three to six months in the normal course of business.  The Company does not accrue interest on trade accounts receivable.

Provision for (Recovery of) doubtful debts of $322,349 and $(258,016) are included in selling expenses for two years ended December 31, 2007 and 2006 respectively.

Inventories

Inventories are stated at the lower of cost or market value.  Cost is determined on a first-in, first-out basis and includes all expenditures incurred in bringing the goods to the point of sale and putting them in a saleable condition.  In assessing the ultimate realization of inventories, the management makes judgments as to future demand requirements compared to current or committed inventory levels.  The Company’s reserve requirements generally increase with its projected demand requirements; decrease due to market conditions, product life cycle changes. The Company estimates the demand requirements based on market conditions, forecasts prepared by its customers, sales contracts and orders in hand.  During the reporting periods, all of the Company’s drugs products are saleable with high profit margins, the Company did not make any allowance for slow-moving or defective inventories.

Property, plant and equipment

Property, plant and equipment are stated at cost less accumulated depreciation.  Cost represents the purchase price of the asset and other costs incurred to bring the asset into its existing use.

Depreciation is provided on straight-line basis over their estimated useful lives.  The principal depreciation rates are as follows :-

	Annual rate	Residual value

Buildings	2.5 - 5%	5%
Plant and machinery	10 - 20%	3%
Motor vehicles	14 - 20%	5%
Furniture, fixtures and equipment	20%	3%
Leasehold improvements	20%	Nil

Construction in progress mainly represents expenditures in respect of the Company’s new offices and factories under construction.  All direct costs relating to the acquisition or construction of the Company’s new office and factories are capitalized as construction in progress. No depreciation is provided in respect of construction in progress.

Maintenance or repairs are charged to expense as incurred.  Upon sale or disposition, the applicable amounts of asset cost and accumulated depreciation are removed from the accounts and the net amount less proceeds from disposal is charged or credited to income.

Pharmaceutical license

Pharmaceutical license are stated at cost less accumulated amortization.  Amortization is provided on a straight-line basis over their useful lives of 5 years.

Land use rights

Land use rights are stated at cost less accumulated amortization.  Amortization is provided using the straight-line method over the terms of the lease of 55 and 56 years obtained from the relevant PRC land authority.

Impairment of long-lived assets

Long-lived assets are tested for impairment in accordance with SFAS No. 144.  The Company periodically evaluates potential impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable.  The Company recognizes impairment of long-lived assets in the event that the net book values of such assets exceed the future undiscounted cashflows attributable to such assets.  During the reporting periods, the Company has not identified any indicators that would require testing for impairment.

Government subsidy income

Government subsidy income was $22,225 for the year ended December 31, 2007 (2006: $3,768). It mainly consisted of receipt of grant funds of $14,143 to subsidize the research and development activities and $8,082 represented the rewards in relation to the Company’s qualification of new and high technology.  No present or future obligation arises from the receipt of such government subsidy.

Revenue recognition

Revenue from sales of the Company’s products is recognized when the significant risks and rewards of ownership have been transferred to the buyer at the time of delivery, the sales price is fixed or determinable and collection is reasonably assured.

Three Months Ended June 30, 2008 Compared to Three Months Ended June 30, 2007

	Three months ended June 30,
	2008	%	2007	%	% Changes

Sales revenue	$3,361,055	100%	$1,581,436	100%	113%
Cost of sales	(891,466)	-27%	(679,361)	-43%	31%

Gross profit	2,469,589	73%	902,075	57%	174%

Revenues for the second quarter of 2008 were $3.36 million, an increase of $1.8 million, or 113% over revenues for the second quarter of 2007. Revenues by product categories were as follows:

Product	Three months ended June 30, 2008		Three months ended June 30, 2007
	Amount (USD)%		Amount (USD)%
		as of total sales		as of total sales
TP-5 Products
TP-5 powder for injection (1mg)	591,900	18%	705,062	45%
TP-5 powder for injection (10mg)	282,297	8%	199,442	13%
TP-5 pre-filled injection (1ml:1mg)	339,066	10%	158,771	10%
TP-5 pre-filled injection (1ml:10mg)	532,465	16%	165,872	10%
Sub-total ( TP-5 products)	1,745,728	52%	1,229,147	78%
Other products
SS for injection 3mg	345,634	10%	120,351	8%
SS for injection0.25mg			(12,527)	-1%
a1 for injection 1.6mg	927,871	28%	197,295	12%
DDAVP Injection 1ml:4ug	240,268	7%	27,575	2%
DDAVP Injection 1ml:15ug	74,751	2%	17,679	1%
Granisetron Hydrochloride Injection 3ml:3mg	26,103	1%	1,916	0%
Ozagrel Sodium for Injection 80mg	700	0%
In Total	3,361,055	100%	1,581,436	100%

Sales of our TP-5 products increased by $ 516,581, or 42%, as compared to the same period during 2007. The sales of our TP-5 pre-filled injection products increased from $324,643 during the second quarter of 2007 to $871,531 during the same period of 2008, or a 168% increase.

On the contrary, The sales of TP-5 powder for injection decreased from $904,504 during the second quarter of 2007 to $874,197 during the second quarter of 2008, represented a 3% decrease. This is primarily due to the increased market preference to TP-5 pre-filled injection products for its easy to use and precious dose in-take. Since the Company possesses the solution patent for TP-5 pre-filled injection, we faced a stable selling price and enjoyed a strong growth in revenue in TP-5 pre-filled injection product. The revenue decrease from TP-5 powder product was mainly due to declined selling price and market erosion of TP-5 pre-filled injection.

Sales of non TP-5 peptide product began to pick up its momentum as it is accounted for 48% of total revenue in second quarter of 2008, compared with 22% in the same quarter of 2007. The sales of Somatostatin for injection jumped 221% from $107,824 in second quarter of 2007 to $345,634 in second quarter of 2008. Somatostatin accounted for 10% of total sales in second quarter of 2008. Besides Somatostatin, another peptide product, Thymosin a1 for injection, also increased 370%, from $ 197,295 in second quarter of 2007 to $927,871 in second quarter of 2008. A strong market demand on Thymosin a1 product made it the best selling product in second quarter of 2008 which accounted for 28% of total sales. What is more, The Desmopressin acetate injection (DDAVP) product also experienced a sales growth from $45,254 in second quarter of 2007, to $315,019 in the same period of 2008, representing a 596% growth rate.

The TP-5 market is in the maturity phase and is highly competitive while the markets for Somatostatin, DDAVP and Thymosin a1 is in early booming phase with huge market potential and less price pressure. Thus, the Company’s product base, has switched from one single flag product,TP-5, to four peptide products to serve as major revenue contributors. The Company expects current stable product mix can be maintained and strengthened in the foreseeable future and Brand recognition and product efficacy also will drive product acceptance in the market.

Cost of Goods Sold and Gross Profit

Cost of goods sold was $891,466 for the three months ended June 30, 2008, compared to $679,361 for the three months ended June 30, 2007. Expressed as a percentage of revenues, cost of goods sold was 27% for the three months ended June 30, 2008, compared to 43% for the three months ended June 30, 2007. The decrease in cost of goods sold as a percentage of revenues was mainly contributed by the increasing selling of high-margin products including Somatostatin, DDAVP and Thymosin a1.

Gross profit as a percentage of net revenues increased from 57% in the comparable period of the prior year to 73 % in the second quarter of 2008 due to the decrease in cost of goods sold as a percentage of revenues discussed above.

	Three months ended June 30,
	2008	%	2007	%	% Changes
Operating expenses
Administrative expenses	(267,788)	8%	(262,013)	17%	2%

Research and developments costs	(97,571)	3%	(80,217)	5%	22%
Selling expenses	(143,009)	4%	(310,575)	20%	-54%

	(508,368)	15%	(652,805)	41%	-22%

Income from operations	1,961,221	58%	249,270	16%	687%

Selling Expenses

Selling and marketing expenses, including distribution expenses, decreased from $310,575 in the three months ended June 30, 2007 to $143,009 in the same period of 2008, representing a 54% decrease. The decreased was mainly due to the absence of the provision for doubtful debts in second quarter of 2008, compared with $159,557 provision for doubtful debts in second quarter of 2007.

Administrative Expenses

Administrative expenses increased from $262,013 in the second quarter of 2007 to $267,788 in the same period of 2008, or a 2% increase.

Income from Operations

Income from operations increased 687% from $249,270 in the second quarter of 2007 to $ 1,961,221 in the same period of 2008. The sharp increase in income from operations was contributed by our strong market selling and efficient cost control system.

	Three months ended June 30,
	2008	%	2007	%	%
					Changes
Government subsidy income	9,225	0%	7,783	0%	19%
Interest income	328	0%	495	0%	-34%
Other income	93,755	3%	11,291	1%	730%
Finance costs	(130,925)	-4%	(137,407)	-9%	-5%

Income before income taxes	1,933,604	58%	131,432	8%	1371%
Income taxes	1,990	0%	(15,646)	-1%	-113%

	1,935,594	58%	115,786	7%	1572%
Minority Interest	(17,046)	-1%	(1,019)	0%	1573%

Net income	1,918,548	57%	114,767	7%	1572%

Other comprehensive income
Foreign currency translation
adjustments
	301,224	9%	191,420	12%	57%

Total comprehensive income	2,219,772	66%	306,187	19%	625%

Other Income (expense), Net

Other income increased from $11,291 in the second quarter of 2007 to $93,755 in the same period of 2008. This was primarily due to the lease income.

Net income

Net income increased approximately $1.8 million, or 1572% to approximately $1.9 million for the three months ended June 30, 2008 from approximately $0.11 million for the same period of 2007, This increase in net income was in line with the revenue growth and margin improvement.

Six Months Ended June 30, 2008 Compared to Six Months Ended June 30, 2007

	Six months ended June 30,
	2008		2007
		% as of total sales		% as of total sales	% Changes
Sales revenue	$5,350,069	100%	$2,859,873	100%	87%
Cost of sales	(1,554,670)	-29%	(1,329,617)	-46%	17%

Gross profit	3,795,399	71%	1,530,256	54%	148%

Net revenue for six months ended June 30, 2008, was approximately $5.4 million, a 87% increase over net revenue of approximately $2.8 million for the comparable period of 2007.

Product	Six months ended June 30, 2008		Six months ended June 30, 2007
	Amount (USD)%		Amount (USD)%
		as of total sales		as of total sales
TP-5 Products
TP-5 powder for injection (1mg)	848,738	16%	1,123,935	39%
TP-5 powder for injection (10mg)	391,925	7%	628,639	22%
TP-5 pre-filled injection (1ml:1mg)	708,666	14%	245,764	9%
TP-5 pre-filled injection (1ml:10mg)	876,081	16%	221,993	8%
Sub-total ( TP-5 products)	2,825,410	53%	2,220,331	78%
Other products
SS for injection 3mg	527,487	10%	250,895	9%
SS for injection0.25mg			(12,527)	0%
a1 for injection 1.6mg	1,366,842	26%	300,430	10%
DDAVP Injection 1ml:4ug	399,929	7%	57,252	2%
DDAVP Injection 1ml:15ug	178,914	3%	39,195	1%
Granisetron Hydrochloride Injection 3ml:3mg	37,671	1%	4,297	0%
Ozagrel Sodium for Injection 80mg	13,816	0%
In Total	5,350,069	100%	2,859,873	100%

TP-5 is a star product of Company. TP-5 currently has two models: TP-5 powder for injection (1mg and 10mg) and TP-5 pre-filled injection (1mg and 10mg). The sales for TP-5 powder for injection (both 1mg and 10mg) was $1.24 million dollars (23% of the total sales) in the six months ended June 30, 2008, compared with $1.75 million (61% of the total sales) for the same period in 2007. The unit selling price for TP-5 power for injection (1mg) decreased from $3.2 per mg in the first half year of 2007 to $1.95 per mg in the same period of 2008. The unit selling price for 10mg TP-5 powder for injection also decreased from $12.4 per bottle in the first half year of 2007, to $7.0 per bottle in the comparable period of 2008. The sharp decrease in selling price was mainly due to the fierce competition in TP-5 powder market. However, In TP-5 pre-filled injection sector, The TP-5 pre-filled injection attributed approximately $1.6 million, or 30% of total sales in the six months ended June 30, 2008, increased 239% from $467,757 (16% of total sales) in the comparable period of 2007. The unit selling price for TP-5 pre-filled injection (1ml:1mg) rose from $3.36 per shot in the first half year of 2007 to $3.6 per shot in the same period of 2008. The unit selling price for another type TP-5 pre-filled injection (1ml:10mg) also increased $2.5 per shot from $8.9 per shot in the first half year of 2007 to $11.4 per shot in the same period in 2008. The strong revenue growth of TP-5 pre-filled injection was mainly because the Company holds the solution patent for TP-5 pre-filled solution and currently is the only provider in Chinese market who provides TP-5 in the pre-filled form. In addition, pre-filled injection can reduce the medical waste and can deliver more accurate shot. Thus, it is preferred by more and more doctors as compared with TP-5 powder for injection.

The Company’s product base has changed from TP-5 product dominated to a more diversified and healthy product mix. In the six months ended June 30, 2008, TP-5 products in total accounted for 53% of the total sales, decreased from 78% in the same period in 2007. More revenues came from other peptide products. Thymosin Alpha 1 for injection (1.6mg) has surpassed TP-5 powder for injection (10mg) in the first half year of 2008 to become the best selling product, generating $1.37 million (26% of the total sales) in the six months ended June 30, 2008, increased 355% from $300,430 (10% of the total sales) in the same period of 2007. In addition, DDAVP also generated $578,843, or 10% of total sales in the six months ended June 30, 2008, increased 500% from $96,447, or 3 % of total sales in the same period in 2007.

Our generic products, which were sold by drug stores, also contributed 1% or $51,487 in the revenue in the first half of 2008, increased from $4,297 in same period of 2007.

Those figures indicates that the Company’s peptide medicines are getting more popular in China due to our strong brand recognition and people’s increasingly awareness of health issue. Chemical products made by the Company, also started to show a growth momentum in the first six months of 2008 which the Company believes will further diversify its product mix.

Cost of revenues for six months ended June 30, 2008, was approximately $1.6 million, compared with approximately $1.3 million for the same period of 2007. The gross margin for six months ended June 30, 2008 was 70.9%, rose from 53.5% for the same period of 2007. This cost was because first, the product output for the first six months of 2008 was increased four times as the same period in 2007 and the fixed cost was nearly flat which caused product unit cost decreased in the six months ended June 30, 2008; Second, The cost of inventory in late 2006 was higher than  that in 2007 which resulted in higher cost of goods sold in the first quarter of 2007; Third, the Company improved its production technology and enforced the good management during 2007 which reduced the raw material wastage rate and reduced cost of goods sold in first six months of 2008.

	Six months ended June 30,
	2008		2007
		% as of total sales		% as of total sales	% Changes
Operating expenses
Administrative expenses	(484,855)	9%	(451,594)	16%	7%
Research and developments costs	(126,240)	2%	(123,523)	4%	2%
Selling expenses	(284,080)	5%	(399,479)	14%	-29%

	(895,175)	17%	(974,596)	34%	-8%
Income from operations	2,900,224	54%	555,660	19%	422%

Operating expenses were $895,175 for six months ended June 30, 2008, compared to $974,596 for the same period of 2007. The decrease was primarily due to the Company’s efforts to enforce cost control and the decrease on provision for doubtful debts.

Income from operations was approximately $2.9 million and operating margin was 54% for the first six months of 2008 as compared with approximately $0.56 million and 19% in the first half year of 2007, respectively.

	Six months ended June 30,
	2008		2007
		% as of total sales		% as of total sales	% Changes
Government subsidy income	9,625	0%	7,783	0%	24%
Interest income	1,142	0%	1,852	0%	-38%
Other income	102,596	2%	18,609	1%	451%
Finance costs	(274,621)	-5%	(239,224)	-8%	15%

Income before income taxes	2,738,966	51%	344,680	12%	695%
Income taxes	(131,580)	-2%	(56,006)	-2%	135%

	2,607,386	49%	288,674	10%	803%
Minority Interest	(22,958)	0%	(2,540)	0%	804%

Net income	$2,584,428	48%	$286,134	10%	803%

Other comprehensive income
Foreign currency translation adjustments	746,798	14%	338,121	12%	121%

Total comprehensive income	$3,331,226	62%	$624,255	22%	434%

Net income for six months ended June 30, 2008, was $2.6 million, versus net income of $0.29 million, for the same period of 2007.

LIQUIDITY AND CAPITAL RESOURCES

Cash

Our cash balance as of June 30, 2008, was $240,540, representing a decrease of $ 430,379, or 64%, compared with our cash balance of $670,919 as of December 31, 2007. Total liabilities, including short term bank loans and other short term credit instruments, were $9.0 million. Stockholders' equity totaled $14 million as of June 30, 2008. Net cash provided by operating activities was $2.9 million in the six months ended June 30, 2008.

The following table provides detailed information about our net cash flow for all financial statement periods presented in this report.

(All amounts in thousands of U.S. dollars)

Cash Flow	Six Months Ended June 30, (Unaudited)
	2008	2007
Net cash provided by operating activities	2,921	425
Net cash used in investing activities	(2,115)	(5,804)
Net cash provided by (used in) financing activities	(1,266)	5,172
Net cash flow	(430)	(199)

Operating Activities

Net cash provided by operating activities was approximately $2.9 million for the six months ended June 30, 2008, an increase of approximately $ 2.5 million from approximately $425,294 net operating activities for the same period of 2007.

Investing Activities

Net cash used in investing activities for the six months ended June 30, 2008 was $2.1 million, an decrease of $3.7 million from net cash used in investing activities of approximately $5.8 million for the same period of 2007.

Financing Activities

Net cash used in financing activities for the six month ended June 30, 2008 was approximately $1.3 million, compared with $5.2 million net cash provided by financing activities during the same period of 2007.

Fiscal Years ended December 31, 2007 and 2006

The information set forth below has been derived from our audited financial statements for the twelve months ended December 31, 2007 and  2006.

	Year ended December 31,
	2007		2006
		% as of total sales		% as of total sales	% Changes
Sales revenue	$7,471,326	100%	$4,740,787	100%	58%
Cost of sales	(3,134,608)	-42%	(2,233,287)	-47%	40%

Gross profit	4,336,718	58%	2,507,500	53%	73%

Net Revenue. Net revenue for twelve months ended December 31, 2007 was approximately $7.5 million, a 58% increase from the net revenue of approximately $4.7 million for the same period in 2006. This increase results primarily from the increased selling in our star product TP-5 and Thymosin Alpha 1.

The table provides the percentage of total revenues represented by each product.

Product	Twelve months ended December 31, 2007		Twelve months ended December 31, 2006
	Amount (USD)%		Amount (USD)%
		as of total sales		as of total sales
TP-5 Products
TP-5 for injection (1mg)	2,267,669	30%	1,717,280	36%
TP-5 for injection (10mg)	1,126,567	15%	1,754,838	37%
TP-5 pre-filled injection 1ml:1mg	973,066	13%	189,366	4%
TP-5 pre-filled injection 1ml:10mg	1,001,990	14%	77,893	2%
Sub-total ( TP-5 products)	5,369,292	72%	3,739,377	79%
Other products
SS for injection 3mg	692,888	9%	662,152	14%
a1 for injection 1.6mg	936,780	13%	321,005	7%
DDAVP Injection 1ml:4ug	309,062	4%	3,959	0%
DDAVP Injection 1ml:15ug	136,701	2%	1,021	0%
Granisetron Hydrochloride Injection 3ml:3mg	17,021	0%	3,048	0%
Ozagrel Sodium for Injection 80mg	22,593	0%	-	-
Others	-13,011	0%	10,225	0%
In Total	7,471,326	100%	4,740,787	100%

TP-5 products in total accounted for 72% of total sales in fiscal year 2007, decreased 7% from 79% in fiscal year 2006. Within that, the revenue proportion contributed by TP-5 powder for injection (1mg and 10mg) decreased from 73% of total sales in 2006, to 45% in 2007.  The revenue proportion contributed by TP-5 pre-filled injection (1ml:1mg and 1ml: 10mg) increased dramatically from 6% of total sales in 2006 to 27% of total sales in 2007. This is in line with the Company’s expectation that pre-filled injection medicine is getting more favorable treatment in the market than TP-5 powder for injection due to its accurate dose and minimum medical waste. The unit selling price for these two kinds of TP-5 products also reflected this trend. The unit selling prices for TP-5 powder products declined approximately 50% in 2007 as compared to that in 2006 but the unit selling prices for TP-5 pre-filled injection were stable at $3.5 for 1ml:1mg and $9.3 for 1ml:10mg in fiscal year 2007.

The non-TP-5 products gained more revenue proportion in 2007 as the company took initiatives in entering market with more peptide products. Thymosin Alpha 1 for injection (1.6mg) increased 192% from $321,005 (7% of total 2006 sales), to $936,780 (13% of total 2007 sales). DDAVP also increased 8851% from $4,980 in fiscal year 2006 to $445,763 in fiscal year 2007. Moreover, The sales of Granisetron Hydrochloride Injection, a generic product, increased 458% in sales from $3,048 in 2006 to $17,021 in 2007.  Ozagrel Sodium for injection, a new generic product launched in 2007, also realized sales of $22,593 in 2007.

Cost of Revenue. The cost of revenue for the fiscal year 2007 was approximately $3.1 million, compared with approximately $2.2 million in 2006, a 40% increase. The cost increase is consistent with the increase in net revenue.

Gross profit. Gross profit was $4.3 million (58% of total sales) in fiscal year 2007, increased 73% from $2.5 million (53% of total sales) in 2006.

	Year ended December 31,
	2007		2006
		% as of total sales		% as of total sales	% Changes
Operating expenses
Administrative expenses	(967,121)	-13%	(791,075)	-17%	22%
Research and developments costs	(276,138)	-4%	(115,977)	-2%	138%
Selling expenses	(1,416,469)	-19%	(334,933)	-7%	323%

	(2,659,728)	-36%	(1,241,985)	-26%	114%

Income from operations	1,676,990	22%	1,265,515	27%	33%

Operating Expenses. Operating expenses were approximately $2.7 million in 2007, an increase of $1.4 million, or 114%, from 2006. The increase in operating expenses was mainly because of the selling expense increase of 323% from $334,933 to $1.4 million and because of the Company’s increased marketing budget in 2007 in order to enlarge sales and market shares. In 2007, the Company posted plenty feature articles and advertisements in “Chinese Medicine Economic News” and “Chinese Journal of Hepatobiliary Surgery” to introduce products and outstanding effect of our peptide products. The Company also implemented a training program to all sales and marketing staff in order to improve their sales skills as well as understanding to peptide products. In addition, the Company invited many medical professionals to held forums or summits addressing the advantages of peptide drugs to doctors who work in hospitals to enhance their knowledge about peptide drugs in order to widen our sales channels. We have seen a positive feedback in our investment in those marketing activities through 2007 from the strong revenue growth and margin improvements.

Income from operations. Income from operations was approximately $1.7 million for the 2007, compared with approximately $1.3 million in 2006, due to the rapid selling growth in TP-5 per-filled product and other non TP-5 products.

	Year ended December 31,
	2007		2006
		% as of total sales		% as of total sales	% Changes
Government subsidy income	22,225	0%	3,768	0%	490%
Interest income	2,741	0%	733	0%	274%
Other income	47,852	1%	63,765	1%	-25%
Finance costs	(546,141)	-7%	(233,269)	-5%	134%

Income before income taxes	1,203,667	16%	1,100,512	23%	9%
Income taxes	56,796	1%	(63,828)	-1%	-189%

	1,260,463	17%	1,036,684	22%	22%
Minority interest	(11,095)	0%	(9,136)	0%	21%

Net income	$1,249,368	17%	$1,027,548	22%	22%

Other comprehensive income
Foreign currency translation adjustments	114,217	2%	393,813	8%	-71%

Total comprehensive income	$1,363,585	18%	$1,421,361	30%	-4%

Net income.  As a result of the foregoing, we had net income of $1.25 million, for 2007 as compared with net income of $1.0 million, for the same period of 2006.

Liquidity and Capital Resources

On December 31, 2007, we had cash of approximately $670,919, an increase of approximately $242,523 from December 31, 2006. On December 31, 2007, we had working capital of approximately $2.9 million and stockholders’ equity of approximately $10.4 million.

The following table provides detailed information about our net cash flow for all financial statement periods presented in this report.

(All amounts in thousands of U.S. dollars)

Cash Flow	Twelve Months Ended Dec. 31,
	2007	2006
Net cash provided by operating activities	1,223	4,597
Net cash used in investing activities	(1,005)	(1,095)
Net cash used in financing activities	(9)	(3,761)
Net cash flow	243	(242)

Operating Activities

Net cash provided by operating activities was approximately $1.2million for the twelve months ended December 31, 2007, a decrease of approximately $ 3.37 million from approximately $4.60 million that for the same period of 2006.

Investing Activities

Net cash used in investing activities for the twelve months ended December 31, 2007 was approximately $1.0 million, an decrease of approximately $0.09 million from that of approximately $1.1 million for the same period of 2006. Our main uses of cash for investing activities mainly went to deposits for business acquisitions.

Financing Activities

Net cash provided by financing activities for the twelve months ended December 31, 2007 was approximately $0.01 million, an decrease of approximately $3.75 million from approximately $3.8 million that for the same period of 2006.

Off-Balance Sheet Arrangements

The Company does not have any off-balance sheet arrangements.

Recently issued accounting pronouncements

SFAS 159 “The Fair Value Option for Financial Assets and Financial Liabilities-Including an Amendment of FASB Statement No. 115”

In February 2007, the FASB issued SFAS No. 159 “The Fair Value Option for Financial Assets and Financial Liabilities Including an Amendment of FASB Statement No. 115”. SFAS 159 permits entities to choose to measure many financial instruments and certain other items at fair value. Entities that elect the fair value option will report unrealized gains and losses in earnings at each subsequent reporting date. The fair value option may be elected on an instrument-by-instrument basis, with a few exceptions. SFAS 159 also establishes presentation and disclosure requirements to facilitate comparisons between entities that choose different measurement attributes for similar assets and liabilities. The requirements of SFAS 159 are effective for the fiscal year beginning on January 1, 2008. The management is in the process of evaluating this guidance and therefore has not yet determined the impact that SFAS 159 will have on the Company’s financial statements upon adoption.

SFAS 160 “Noncontrolling Interests in Consolidated Financial Statements - an amendment of ARB No. 51”

In December 2007, the FASB issued SFAS No. 160 “Noncontrolling Interests in Consolidated Financial Statements - an amendment of ARB No. 51”. SFAS 160 establishes accounting and reporting standards for the noncontrolling interest in a subsidary and for the deconsolidation of a subsidiary. The guidance will become effective for the fiscal year beginning after December 15, 2008. The management is in the process of evaluating the impact SFAS 160 will have on the Company’s financial statements upon adoption.

SFAS 141(Revised) “Business Combinations”

In December 2007, the FASB issued SFAS No. 141 (Revised) “Business Combinations”. SFAS 141 (Revised) establishes principles and requirements for how the acquirer of a business recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree. The statement also provides guidance for recognizing and measuring the goodwill acquired in the business combination and determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. The guidance will become effective for the fiscal year beginning after December 15, 2008. The management is in the process of evaluating the impact SFAS 141 (Revised) will have on the Company’s financial statements upon adoption.

SFAS 161 "Disclosures about Derivative Instruments and Hedging Activities - an amendment to FASB Statement No. 133"

In March 2008, FASB issued SFAS No. 161, "Disclosures about Derivative Instruments and Hedging Activities - an amendment to FASB Statement No. 133". SFAS No. 161 is intended to improve financial standards for derivative instruments and hedging activities by requiring enhanced disclosures to enable investors to better understand their effects on an entity's financial position, financial performance, and cash flows. Entities are required to provide enhanced disclosures about: (a) how and why an entity uses derivative instruments; (b) how derivative instruments and related hedged items are accounted for under Statement 133 and its related interpretations; and (c) how derivative instruments and related hedged items affect an entity's financial position, financial performance, and cash flows. It is effective for financial statements issued for fiscal year beginning after November 15, 2008, with early adoption encouraged.  The management is in the process of evaluating the impact that SFAS 160 will have on the Company’s financial statements upon adoption.

SFAS 162 "The Hierarchy of Generally Accepted Accounting Principles"

In May 2008, FASB issued SFAS 162, “The Hierarchy of Generally Accepted Accounting Principles”. Effective 60 days following the SEC’s approval of the Public Company Accounting Oversight Board amendments to AU Section 411, The Meaning of Present Fairly in Conformity With Generally Accepted Accounting Principles. The Board does not expect that this Statement will result in a change in current practice. However, transition provisions have been provided in the unusual circumstance that the application of the provisions of this Statement results in a change in practice. The management is in the process of evaluating the impact that SFAS 162 will have on the Company’s financial statements upon adoption.

Properties

All our properties are located in Haikou City, Hainan Province, PRC.  Under Chinese law, the government owns all of the land in the PRC and companies and individuals are authorized to use the land only through land use rights granted by the PRC government.   We have land use rights for two pieces of land with an area approximately 39,300 square meters and 28,477 square meters, respectively and with expiration dates in 2064 and 2063, respectively.  The structure on the land covers an area of approximately 15,549 square meters including two manufacturing facilities, an office building, and a warehouse.  We are in the process of registering the legal title to these land use rights with the local government authorities and expect to complete the registration by June 30, 2010.

One facility covers an area of 7,787 square meters and utilizes world advanced solid phase peptide synthesis (SPPS) and purifying technology with an annual capacity to synthesize 10 kg TP-5, 1 kg DDAVP, 1.5 kg Somatostatin for injection and 4kg TA for injection in bulk and  manufacture 10 million bottles of freeze dry power of TP-5, DDAVP, SS and TA.  We believe it is the largest synthesis plant in Asia.   The other facility was only completed in July 2008 with an area of 7762 square meters.  Its designed annual capacity is 150 million tablets, 120 million capsules, 30 million granules bags, 20 million freeze-dried powder bottles, 30 million bottles small volume injection (resistant bottles), and 10 million small-capacity injection (pre-filling syringes).  This new facility expects to receive GMP certification by the end of September 2008 and begin production thereafter.

Our main manufacturing equipment was imported from abroad and our auxiliary equipment was made in China.  They include pumps, dryers, compressors, air conditioning units, synthesizers, automatic liquid injection assembly, and testing instruments such spectrometers.  We believe that all our properties and equipment have been adequately maintained, are generally in good condition, and are suitable and adequate for our business.

Security Owners of Certain Beneficial Owners and Management

The following table sets forth certain information with respect to the beneficial ownership of our voting securities following the closing of the Stock Purchase Agreement on September 16, 2008 by (i) each person who owns beneficially more than 5% of the outstanding shares of our common stock, (ii) each of our directors, (iii) our chief executive officer, and (iv) all of our executive officers and directors as a group.

Name and Address of Beneficial Owner *	No. of Shares	Percentage of Shares Outstanding
Xueyun Cui	22,522,500 (1)	90.09%
Xiaoqun Ye	0)	0%
Yan Lin	0)	0%
		)%
Directors and officers as a group (3 persons):	22,522,500	90.09%

 The address for officers and directors is Hainan Zhonghe Pharmaceutical Co., Ltd., Free Trade Zone, 168 Nanhai Avenue, Haikou, Hainan Province, P. R. China.

(1)

Represents the number of shares of common stock obtained pursuant to Stock Purchase Agreement dated August 21, 2008.  1,000,000 of the shares were placed into an escrow pursuant to a Make Good Escrow Agreement dated September 16, 2008

DIRECTORS AND EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

The following sets forth the name and position of each of our current executive officers and directors.

Name	Age	Position Held
Xueyun Cui	48	Chairman
Xiaoqun Ye	42	Chief Executive Officer
Yan Lin	37	Chief Accounting Officer

The following is a summary of the biographical information of our directors and officers:

Xueyun Cui  Mr. Cui, was elected the sole director of Aspen Racing Stables on September 16, 2008.  As the Chairman of the Company,  he joined the Company in April 1995  and serves as Chairman from April 1995 to present.  Before joining the Company, Mr. Cui has been General Manager of Hainan Business Chemical Group for 5 years.

Xiaoqun Ye  Mr. Ye was elected the Chief Executive Officer of Aspen Racing Stables on September 16, 2008. He joined the Company in April 2002 as General Manager.  He obtained his bachelor degree in Electronics from Shaanxi faculty of engineering.

Yan Lin, Ms. Lin was elected Chief Accounting Officer of  Aspen Racing Stables on September 16, 2008. She joined the Company in October 2001 as Financial Manager. Ms Lin graduated from Central Finance University with a bachelor degree in accounting.

There are no agreements or understandings for any of our executive officers or directors to resign at the request of another person and no officer or director is acting on behalf of nor will any of them act at the direction of any other person.

Directors are elected until their successors are duly elected and qualified.

Our directors and executive officers have not, during the past five years:

  had any bankruptcy petition foiled by or against any business of which was a general partner or executive officer, either at the time of the bankruptcy or within two years prior to that time,

  been convicted in a criminal proceeding and is not subject to a pending criminal proceeding,

  been subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities, futures, commodities or banking activities; or

  been found by a court of competent jurisdiction (in a civil action), the Securities Exchange Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended or vacate

Board Composition and Committees

Prior to closing of the reverse merger, the board of directors was composed of one member Trixy Sasyniuk-Walt. Ms. Sasyniuk-Walt has submitted her resignation as our director on September 16, 2008 . Mr. Xueyun Cui is appointed as our director upon the resignation of Ms. Sasyniuk-Walt.

We currently do not have standing audit, nominating or compensation committees. Currently, our entire board of directors is responsible for the functions that would otherwise be handled by these committees. We intend, however, to establish an audit committee and a compensation committee of our board of directors as soon as practicable. We envision that the audit committee will be primarily responsible for reviewing the services performed by our independent auditors, evaluating our accounting policies and our system of internal controls. The compensation committee will be primarily responsible for reviewing and approving our salary and benefits policies (including stock options) and other compensation of our executive officers.

Our board of directors has not made a determination as to whether any member of our board is an audit committee financial expert. Upon the establishment of an audit committee, the board will determine whether any of the directors qualify as an audit committee financial expert.

Director Compensation

We have not paid our directors fees in the past for attending scheduled and special meetings of our board of directors.

Family Relationships

There are no family relationships among our directors or officers.

Executive Compensation

The following is a summary of the compensation we paid to our now Chief Executive Officer and Chief Financial Officer, Mr. Xueyun Cui, for the two years ended December 31, 2007, and 2006 , respectively. No executive officer received compensation in excess of $100,000 for any of these two years.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Xueyun Cui (Chairman) (1)	2007 2006	14,548 11,756	-0- -0-	-0- -0-	-0- -0-	-0- -0-	-0- -0-	-0- -0-	14,548 11c,756
Xiaoqun Ye (CEO) (2)	2007 2006	10,507 9,194	-0- -0-	-0- -0-	-0- -0-	-0- -0-	-0- -0-	-0- -0-	10,507 9,194
Yan Lin (CAO)(3)	2007 2006	5,011 3,391	-0- -0-	-0- -0-	-0- -0-	-0- -0-	-0- -0-	-0- -0-	5,011 3,391

(1)	Mr. Xueyun Cui was appointed sole director on September 16, 2008.
(2)	Mr. Xiaoqun Ye was appointed Chief Executive Officer on September 16, 2008.
(3)	Ms. Yan Lin was appointed Chief Accounting Officer on September 16, 2008.

Bonuses and Deferred Compensation

We do not have any bonus, deferred compensation or retirement plan. We do not have a compensation committee; all decisions regarding compensation are determined by our entire board of directors.

Stock Option and Stock Appreciation Rights

We do not currently have a Stock Option Plan or Stock Appreciation Rights Plan. No stock options or stock appreciation rights were awarded during the fiscal year ended December 31, 2007.

Employment Agreements

We do not currently have employment agreements with our executive officers.

Compensation of Directors.

We have no formal or informal arrangements or agreements to compensate our directors for services they provide as directors. We plan to implement a compensation program for our independent directors, as and when they are appointed, which we anticipate will include such elements as an annual retainer, meeting attendance fees and stock options. The details of such compensation program will be negotiated with each such director.

Certain Relationships and Related Transactions

Any Related Transactions:

The Company has entered into the following transactions with related parties:-

Related party relationship	Type of transaction	Three months ended		Six months ended		Year ended December 31,
		June 30,		June 30,		2007	2006
		2008	2007	2008	2007

Related company with the same management personnel
							-

	Sales/ Hainan Heyi Pharmaceutical Ltd	$486,654	$269,412	$488,176	$515,306	$246,013	$2,506,080
Related company with the same shareholders	Research and development expenses paid/Zhonghe Peptide Drugs Research & Development Co., Ltd.					38,783
Related company with the same management personnel	Rental income received for buildings

		$-	$5,007	$-	$9,961	20,690	19,692

Related company with the same management personnel	Rental expenses paid for land use rights and building

		$-	$5,007	$-	$9,961	$20,690	$19,692

The information contained in Item 1.01, entering into the Stock Purchase Agreement dated August 21, 2008, is also incorporated by reference herein.

Legal Proceedings.

We are not a party to any material pending legal proceedings, and to the best of our knowledge, no such proceedings by or against the Company have been threatened.

Market Price of and Dividends on the Registrants Common Equity and Related Stockholder Matters

Market Information

Our common stock is traded on the NASD's  Over-the-Counter  Bulletin  Board under the symbol "ASPB".

The following table sets forth,  for the quarters  indicated,  the range of closing  high and low bid prices of our  common  stock as  reported  by the NASD Over-the-Counter  Bulletin Board, as adjusted for all previously  effected stock splits.

     The  quotations  reflect   inter-dealer   prices  without  retail  mark-up, mark-down or commission, and may not represent actual transactions.

Quarter Ended:	High	Low
October 31, 2007	1.01	0.65
January 31, 2008	1.35	1.01
April 30, 2008	1.01	0.8
July 31, 2008	1.01	0.8

Holders

As of  September  16,  2008,  we had 14  stockholders  of record  holding  an aggregate of 25,000,000 issued and outstanding shares of our common stock.

Dividends

On December 31, 2007, Zhonghe distributed RMB 49,140,000 , approximately US $5.98 million common shares dividend to its shareholders. The Company does not  anticipate  any stock or cash dividends on our common stock in the foreseeable future.

The Securities Enforcement and Penny Stock Reform Act of 1990

The  Securities  Enforcement  and Penny Stock  Reform Act of 1990  requires additional  disclosure and  documentation  related to the market for penny stock and for trades in any stock  defined  as a penny  stock.  Unless we can  acquire substantial  assets  and trade at over  $5.00  per share on the bid,  it is more likely than not that our securities,  for some period of time,  would be defined under  that  Act as a  "penny  stock."  As a  result,  those  who  trade  in our securities may be required to provide  additional  information  related to their fitness to trade our shares.  These requirements present a substantial burden on any person or brokerage firm who plans to trade our securities and would thereby make it  unlikely  that any  liquid  trading  market  would  ever  result in our securities  while  the  provisions  of this  Act  might be  applicable  to those securities.

Any  broker-dealer  engaged by the purchaser for the purpose of selling his or her  shares  in us will be  subject  to Rules  15g-1  through  15g-10  of the Securities  and Exchange  Act.  Rather than creating a need to comply with those rules, some broker-dealers will refuse to attempt to sell penny stock.

The penny stock rules require a broker-dealer,  prior to a transaction in a penny stock not  otherwise  exempt from those rules,  to deliver a  standardized risk disclosure document prepared by the Commission, which:

          o    contains  a  description  of the  nature and level of risk in the market for penny stocks in both public  offerings  and  secondary trading;

          o    contains a description of the broker's or dealer's  duties to the customer and of the rights and remedies available to the customer with respect to a violation to such duties or other  requirements of the Securities Act of 1934, as amended;

          o    contains  a  brief,  clear,  narrative  description  of a  dealer market, including "bid" and "ask" prices for penny stocks and the significance of the spread between the bid and ask price;

          o    contains  a  toll-free   telephone   number  for   inquiries   on disciplinary actions;

          o    defines  significant  terms in the disclosure  document or in the conduct of trading penny stocks; and

          o    contains such other  information  and is in such form  (including language,  type,  size and format) as the Securities and Exchange Commission shall require by rule or regulation;

     The broker-dealer also must provide,  prior to effecting any transaction in a penny stock, to the customer:

          o    the bid and offer quotations for the penny stock;

          o    the compensation of the  broker-dealer and its salesperson in the transaction;

          o    the number of shares to which such bid and ask prices  apply,  or other comparable  information relating to the depth and liquidity of the market for such stock; and

          o    monthly account statements showing the market value of each penny stock held in the customer's account.

In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules; the broker-dealer must make a special written  determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written  acknowledgment of the receipt of a risk disclosure  statement,  a written agreement to transactions  involving penny stocks,  and a signed and dated copy of a written  suitability  statement. These  disclosure  requirements  will have the effect of  reducing  the  trading activity  in the  secondary  market for our stock  because it will be subject to these penny stock rules.  Therefore,  stockholders  may have difficulty  selling their securities.

Recent Sales of Unregistered Securities

The offering of 5,000,000 shares to Trixy Sasyniuk-Walt was completed on January 10, 2007. The federal  exemption we relied upon in issuing these  securities was Rule 506 under of the Securities Act. The Rule 506 exemption was available to us because we did not publicly solicit any investment in the Company.  We also gave all of these investors the opportunity to review documents, ask questions of and receive  answers  from us as to all aspects of our business as well as access to such information as they deemed necessary to fully evaluate an investment in our Company.  All  shares  issued to Ms.  Sasyniuk-Walt  have  been and will  remain restricted  and may not be  transferred  unless  pursuant to another  applicable exemption.

On September 16, 2008, we  issued 24,250,000 shares of our common stock to the shareholders of Kun Run and their designees including Xueyun Cui, of which 1,000,000 shares were placed  into  escrow  pending the results of Kun Run for the year ending  December 31, 2008, pursuant to a reverse merger between Kun Run and the Company.  Upon the closing of the reverse merger,, 1,000,000 shares of common stock held by Trixy Sasyniuk-Walt were cancelled, leaving her only 750,000 shares of common stock .

Description of Securities

The following is a summary description of our capital stock and certain provisions of our certificate of incorporation and by-laws, copies of which have been filed as exhibits to this Form 8-K. The following discussion is qualified in its entirety by reference to such exhibits.

We are authorized to issue 100,000,000 shares of Common Stock with a par value of $.001, and 10,000,000 shares of preferred stock with a par value of $.001 (“Preferred Stock”). We have 25,000,000 shares of Common Stock issued and outstanding and no issued and outstanding Preferred Stock.

The  holders of Common Stock:  (1) are entitled to one vote per share on all matters that the stockholders  may vote on at meetings of stockholders; (2)do not have pre-emptive, subscription or conversion rights, and there are no redemption of sinking fund provisions applicable thereto;  and (3) are entitled to share ratably in the assets of the Company, after the payment of all debts and liabilities,  available for distribution to holders of common stock upon the liquidation, dissolution or winding up of affairs of the Company.  The Company has no preferred stock, debentures, warrants, options or other  instruments outstanding or that could be converted into common stock of the Company.

Holders of shares of the common stock do not have cumulative voting rights, which means that the holders of more than 50% of such outstanding shares (the "majority  stockholders"), when voting for the election of directors, can elect all of the directors and, in such situations, the holders of the remaining shares will not be able to elect as the Company's directors anyone other than those candidates supported by the majority stockholders. Holders of shares of the common stock have equal dividend rights and are entitled to receive dividends if and when declared by the Board of Directors out of funds legally available therefore.

Indemnification of Directors and Officers

The Articles of Incorporation of the Company provide that no director or officer of the Company shall be directly liable for damages  incurred in connection with legal proceedings brought about by reason of being an officer or director if the person is not  ultimately  adjudged liable for  negligence or misconduct in the action.

The Nevada General Corporation Law provides that corporations may include a provision in their articles of incorporation relieving directors of monetary liability for breach of their fiduciary duty as directors, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payment of a dividend or unlawful stock purchase or redemption, or (iv) for any transaction from which the director derived an improper personal benefit. Our articles of incorporation provides that directors are not liable to us or our stockholders for monetary damages for breach of their fiduciary duty as directors to the fullest extent permitted by Nevada law. In addition to the foregoing, our bylaws provide that we may indemnify directors, officers, employees or agents to the fullest extent permitted by law and we have agreed to provide such indemnification to each of our directors.

The above provisions in our articles of incorporation and bylaws may have the effect of reducing the likelihood of derivative litigation against directors and may discourage or deter stockholders or management from bringing a lawsuit against directors for breach of their fiduciary duty, even though such an action, if successful, might otherwise have benefited us and our stockholders. However, we believe that the foregoing provisions are necessary to attract and retain qualified persons as directors.

Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable.

Transfer Agent

Our transfer agent is Securities Transfer Corporation, 2591 Dallas Parkway, Suite 102, Frisco, TX 75034. Telephone number is (972) 963-0001.

Available Information

The Company is subject to the reporting  requirements of the Securities and  Exchange  Act of 1934,  as amended,  and in the future will file,  periodic reports  and other  information  with the  Securities  and  Exchange  Commission ("Commission").  You may read and copy  any of these  reports  at the  following public reference rooms  maintained by the Commission at 100 First Street,  N.E., Washington, D.C. 20549.

The Commission  also  maintains an internet  website that contains these reports and information about issuers such as the Company that file  electronically with the Commission. The address of that site is: http://www.sec.gov.

Item 3.02 Unregistered Sales of Equity Securities

The offering of 5,000,000 shares to Trixy Sasyniuk-Walt was completed on January 10, 2007. The federal  exemption we relied upon in issuing these  securities was Rule 506 under of the Securities Act. The Rule 506 exemption was available to us because we did not publicly solicit any investment in the Company.  We also gave all of these investors the opportunity to review documents, ask questions of and receive  answers  from us as to all aspects of our business as well as access to such information as they deemed necessary to fully evaluate an investment in our Company.  All  shares  issued to Ms.  Sasyniuk-Walt  have  been and will  remain restricted  and may not be  transferred  unless  pursuant to another  applicable exemption.

On September 16, 2008, we  issued 24,250,000 shares of our common stock to the shareholders of Kun Run and their designees including Xueyun Cui, of which 1,000,000 shares were placed  into  escrow  pending the results of Kun Run for the year ending  December 31, 2008, pursuant to a reverse merger between Kun Run and the Company.  Upon the closing of the reverse merger, 1,000,000 shares of  common stock held by Trixy Sasyniuk-Walt were cancelled, leaving her only 750,000 shares of common stock .

Item 5.01 Changes in Control of the Registrant

Reference is made to the disclosure set forth under Item 2.01 of this report, which disclosure is incorporated herein by reference.

As a result of the closing of the Stock Purchase Agreement with Kun Run, the former stockholders of Kun Run  own 97% of the total outstanding shares of our capital stock and 97% total voting power of all our outstanding voting securities immediately following the closing.

ITEM 5.02  Departure of Directors or Principal Officers; Election of  Directors; Appointment of Principal Officers.

Upon the closing of the reverse merger, Trixy Sasyniuk-Walt submitted her resignation letter pursuant to which she resigned from all offices of the Company that she held effective immediately and from her  position as our director that will become effective immediately. Xueyun Cui was appointed to the board of the directors at the effective time of the resignation of Trixy Sasyniuk-Walt. In addition, our executive officers were replaced by the Hainan Zhonghe Pharmaceutical Co. Ltd.’s executive officers upon the closing of the reverse merger as indicated in more detail in other parts of this report.

Item 5.03 Amendments to the Articles of Incorporation or Bylaws; Change in Fiscal Year

Our board of directors changed our fiscal year end from October 31 to December 31 on September 16, 2008.

Item 9.01 Financial Statements and Exhibits

Kun Run Biotechnology Limited

 Consolidated Financial Statements

For each of the two years in the period ended

December 31, 2007

(Stated in US dollars)

Kun Run Biotechnology Limited
Consolidated Financial Statements

Index to Consolidated Financial Statements

Pages

Report of Independent Registered Public Accounting Firm	1

Consolidated Statements of Income and Comprehensive Income	2

Consolidated Balance Sheets	3 - 4

Consolidated Statements of Cash Flows	5 - 6

Consolidated Statements of Stockholders’ Equity	7

Notes to Consolidated Financial Statements	8 - 27

Report of Independent Registered Public Accounting Firm

To the Directors and Stockholders of

Kun Run Biotechnology Limited

We have audited the accompanying consolidated balance sheets of Kun Run Biotechnology Limited. (the “Company”) as of December 31, 2007 and 2006, and the related consolidated statements of income and comprehensive income, consolidated stockholders’ equity and consolidated cash flows for each of the two years in the period ended December 31, 2007.  These consolidated financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2007 and 2006, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 2007 in conformity with accounting principles generally accepted in the United States of America.

PKF

Certified Public Accountants

Hong Kong, China

September 10, 2008

Kun Run Biotechnology Limited

Consolidated Statements of Income and Comprehensive Income

(Stated in US Dollars)

	Year ended December 31,
	2007	2006

Sales revenue	$7,471,326	$4,740,787
Cost of sales	(3,134,608)	(2,233,287)

Gross profit	4,336,718	2,507,500

Operating expenses
Administrative expenses	(967,121)	(791,075)
Research and developments costs	(276,138)	(115,977)
Selling expenses	(1,416,469)	(334,933)

	(2,659,728)	(1,241,985)

Income from operations	1,676,990	1,265,515
Government subsidy income	22,225	3,768
Interest income	2,741	733
Other income	47,852	63,765
Finance costs - Note 4	(546,141)	(233,269)

Income before income taxes	1,203,667	1,100,512
Income taxes - Note 5	56,796	(63,828)

	1,260,463	1,036,684
Minority interest	(11,095)	(9,136)

Net Income	$1,249,368	$1,027,548

Other comprehensive income
Foreign currency translation adjustments	114,217	393,813

Total comprehensive income	$1,363,585	$1,421,361

Earnings per share: basic and diluted - Note 6	$1,249.37	$1,027.55

Weighted average number of shares
outstanding: basic and diluted	1,000	1,000

See Notes to Financial Statements

Kun Run Biotechnology Limited

Consolidated Balance Sheets

(Stated in US Dollars)

	As of December 31,
	2007	2006
ASSETS
Current assets
Cash and cash equivalents	$670,919	$428,396
Trade receivables (net of allowance for
doubtful debts of $741,880 in 2007,
$2,305,137 in 2006)	3,529,366	1,751,279
Other receivables, prepayments and
deposits - Note 7	1,035,659	1,343,492
Advances to staff	383,041	322,618
Inventories - Note 8	527,308	1,452,788
Income tax recoverable	196,065	-
Amounts due from related parties - Note 9	-	10,141,459
Deferred taxes - Note 5	34,424	-

Total current assets	6,376,782	15,440,032
Pharmaceutical license - Note 10	5,379	7,601
Property, plant and equipment, net - Note 11	8,851,242	2,755,411
Land use right - Note 12	3,593,265	-
Deposit for acquisition of property, plant and
Equipment	943,022	587,591

TOTAL ASSETS	$19,769,690	$18,790,635

See Notes to Financial Statements

Kun Run Biotechnology Limited

Consolidated Balance Sheets (Cont’d)

(Stated in US Dollars)

	As of December 31,
	2007	2006
LIABILITIES AND STOCKHOLDERS’ EQUITY

LIABILITIES
Current liabilities
Trade payables	$572,893	$472,911
Other payables and accrued expenses - Note 13	1,257,919	1,250,608
Dividend payable	138,659	74,843
Income tax payable	-	8,111
Amounts due to related parties - Note 9	149,820	3,250,750
Deferred taxes – Note 5	7,204	17,543
Secured borrowings - Note 14	1,371,000	1,282,000

Total current liabilities	3,497,495	6,356,766
Deferred taxes - Note 5	-	11,059
Secured long-term borrowings - Note 14	5,792,475	-

TOTAL LIABILITIES	9,289,970	6,367,825

COMMITMENTS AND CONTINGENCIES - Note 15

MINORITY INTEREST	103,365	109,498

STOCKHOLDERS’ EQUITY
Common stock: par value HKD1 per share - Note 16
Authorized 1,000 shares in 2007 and 2006;
issued and outstanding	128	128
Additional paid-in capital	7,565,196	3,307,516
Statutory and other reserves - Note 17	1,725,312	1,490,588
Accumulated other comprehensive income	742,392	627,026
Retained earnings	343,327	6,888,054

TOTAL STOCKHOLDERS’ EQUITY	10,376,355	12,313,312

TOTAL LIABILITIES AND STOCKHOLDERS’
EQUITY	$19,769,690	$18,790,635

See Notes to Financial Statements

Kun Run Biotechnology Limited

Consolidated Statements of Cash Flows

(Stated in US Dollars)

	Years ended December 31,
	2007	2006
Cash flows from operating activities
Net income	$1,249,368	$1,027,548
Adjustments to reconcile net income to net
cash provided by operating activities:
Depreciation	515,062	455,291
Amortization of land use right and pharmaceutical
license	5,148	2,519
Deferred taxes	(56,796)	32,937
Loss on disposal of property, plant and
equipment	6,038	-
Provision for (recovery of) doubtful debts	322,349	(258,016)
Minority interest	11,095	9,136
Changes in operating assets and liabilities:
Trade receivables	(1,949,859)	3,467,060
Other receivables, prepayments and deposits	368,624	(677,415)
Advances to staff	(37,360)	(24,414)
Inventories	1,008,369	801,543
Trade payables	65,976	98,316
Other payables and accrued expenses	(83,624)	(327,058)
Income tax recoverable	(192,632)	-
Income tax payable	(8,523)	(10,547)

Net cash flows provided by operating activities	1,223,235	4,596,900

Cash flows from investing activities
Payments to acquire and for deposit for acquisition
of property, plant and equipment	(1,232,000)	(682,939)
Amounts due from related parties	210,005	(412,151)
Proceeds from sales of property, plant and equipment	16,606	-

Net cash flows used in investing activities	$(1,005,389)	$(1,095,090)

See Notes to Financial Statements

Kun Run Biotechnology Limited

Consolidated Statements of Cash Flows (Cont’d)

(Stated in US Dollars)

	Years ended December 31,
	2007	2006
Cash flows from financing activities
Amounts due to related parties	$(5,699,862)	$7,138
Proceeds from borrowings	7,038,075	-
Repayment of borrowings	(1,347,000)	(3,768,000)

Net cash flows provided by (used in) financing activities	(8,787)	(3,760,862)

Effect of foreign currency translation on cash and cash
equivalents	33,464	17,334

Net increase (decrease) in cash and cash equivalents	242,523	(241,718)

Cash and cash equivalents - beginning of year	428,396	670,114

Cash and cash equivalents - end of year	$670,919	$428,396

Supplemental disclosures for cash flow information:
Cash paid for:
Interest	$544,911	$231,378
Income taxes	$201,155	$41,438

Non-cash investing and financing activities:
Acquisition of land use right and buildings by
offsetting the amount due from the ultimate
holding company	$5,104,860	$-
Common stock issued for acquisition of
land use right and buildings	4,295,480	-
Dividend payable settled by offsetting amount
due from the ultimate holding company	6,561,564	-
Distribution of earning and profits
settled by offsetting amount due from the
ultimate holding company	$1,632,965	$-

See Notes to Financial Statements

Kun Run Biotechnology Limited

Consolidated Statements of Stockholders’ Equity

(Stated in US Dollars)

					Accumulated
			Additional	Statutory	other
	Common stock		paid-in	and other	comprehensive	Retained	Minority
	No. of shares	Amount	capital	reserves	income	earnings	interest	Total
				(Note 17)

Balance, January 1, 2006	1,000	$128	$3,307,516	$1,350,621	$238,945	$5,999,241	95,862	$10,992,313
Net income	-	-	-		-	1,027,548	9,136	1,036,684
Foreign currency translation
adjustments	-	-		-	388,081	-	5,732	393,813
Appropriation to reserves	-	-		139,967		(138,735)	(1,232)	-

Balance, December 31, 2006	1,000	128	3,307,516	1,490,588	627,026	6,888,054	109,498	12,422,810
Increase in additional paid-in capital		-	4,257,680	-	-	-	37,800	4,295,480
Net income	-	-	-	-	-	1,249,368	11,095	1,260,463
Foreign currency translation
adjustments	-	-		-	115,366	-	(1,149)	114,217
Appropriation to reserves	-	-	-	234,724	-	(247,842)	13,118	-
Dividend	-	-	-	-	-	(5,927,658)	(52,627)	(5,980,285)
Distribution of earning and profits -
Note 18	-	-	-	-	-	(1,618,595)	(14,370)	(1,632,965)

Balance, December 31, 2007	1,000	$128	$7,565,196	$1,725,312	$742,392	$343,327	$103,365	$10,479,720

See Notes to Financial Statements

1.

Corporate information

Kun Run Biotechnology Limited (the “Company”), which changed its name from Max Talent Industrial Ltd. on February 25, 2008, was incorporated in Hong Kong on May 6, 2006 as a limited liability company with registered share capital of HK$1,000, divided into 1,000 common shares of HK$1 par value each, of which 1 common share was allotted.  The Company was dormant since its incorporation until it acquired Hainan Zhonghe Pharmaceutical Co., Ltd. (“Hainan Zhonghe”).  Immediately after the acquisition, the issued share capital of the Company was increased to HK$1,000 by the allotment of 999 common shares at par value to the existing shareholder.

Hainan Zhonghe, a subsidiary of Hainan Zhonghe (Group) Co., Ltd. (“Hainan Zhonghe Group”), is a high-technology domestic company established in Hainan Province, the People’s Republic of China (the “PRC”) on April 17, 1995 with registered capital of RMB11 million.  Cui Xueyun is the controlling shareholder of Hainan Zhonghe Group.  The equity interests in Hainan Zhonghe were held as to 99.78% by Hainan Zhonghe Group, 0.083% by Hainan Zhonghe Peptide Drugs Research & Development Co., Ltd. (“Zhonghe Peptide”), 0.033% by Hainan Hekun Bronze Art Co., Ltd. (“Hanian Hekun”) and 0.104% by an independent third party.  Zhonghe Peptide and Hainan Hekun are the subsidiaries of Hainan Zhonghe Group.  Hainan Zhonghe is primarily engaged in manufacture, marketing, sale and distribution of drugs and its products can be used to treat immunity dysfunction and hyperfunction.  The Company and Hainan Zhonghe reorganized their corporate structure (“Reorganization”) as below.

On March 24, 2008, the Company entered into a share purchase agreement with Hainan Zhonghe Group, Zhonghe Peptide and Hanian Hekun to acquire their respective 60%, 0.083% and 0.033% interests in Hainan Zhonghe at a total cash consideration of USD5,205,906.  On May 27, 2008, the Company entered into another share purchase agreement with Hainan Zhonghe Group to acquire its 39% interests in Hainan Zhonghe at a cash consideration of USD3,416,563, which will be settled by the end of September, 2008.  The acquisitions were completed on June 26, 2008.   Upon the completion of acquisition, Hainan Zhonghe became a 99.12% owned subsidiary of the Company.

On August 15, 2008, the Company further allotted 9,000 common shares to Cui Xueyun at par value of HK$1 each.  Total issued and outstanding common shares are 10,000 thereafter.  On the same date, 900 common shares of the Company were transfered from the then shareholder to Cui Xueyun.  Upon the completion of transfer, Cui Xueyun holds 9,900 common shares, representing 99% equity interest, of the Company.

2.

Basis of presentation

On August 15, 2008, the Reorganization was completed and accordingly, accounting for recapitalization is adopted for the preparation of consolidated financial statements to present the combined results of operations and financial position of the Company and Hainan Zhonghe as if the current group structure, which means that Hainan Zhonghe is a 99.12% owned subsidiary of the Company with 0.88% minority interests and the issued share capital of the Company is HK$1,000, had been in existence at the beginning of the reporting period.

3.

Summary of significant accounting policies

Principles of consolidation

The consolidated financial statements include the accounts of the Company and Hainan Zhonghe.  All significant inter-company accounts and transactions have been eliminated in consolidation.

Use of estimates

In preparing financial statements in conformity with accounting principles generally accepted in the United States of America, management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the dates of the financial statements, as well as the reported amounts of revenues and expenses during the reporting periods.  These accounts and estimates include, but are not limited to, the valuation of accounts receivable, inventories, deferred income taxes and the estimation on useful lives and residual values of property, plant and equipment.  Actual results could differ from those estimates.

Concentrations of credit risk

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash and cash equivalents and trade receivables.  As of December 31, 2007 and 2006, substantially all of the Company’s cash and cash equivalents were held by major financial institutions located in the PRC, which management believes are of high credit quality.  With respect to trade receivables, the Company extends credit based on an evaluation of the customer’s financial condition.  The Company generally does not require collateral for trade receivables and maintains an allowance for doubtful accounts of trade receivables.

During the reporting periods, customers representing 10% or more of the Company’s sales are :-

	Year ended December 31,
	2007	2006

Beijing Xingshengyuan Pharmaceutical Ltd	$2,276,113	$116,475
Hainan Heyi Pharmaceutical Ltd	246,013	2,506,080

	$2,522,126	$2,622,555

3.

Summary of significant accounting policies (Cont’d)

Cash and cash equivalents

Cash and cash equivalents include all cash, deposits in banks and other highly liquid investments with initial maturities of three months or less to be cash equivalents.  As of December 31, 2007 and 2006, almost all the cash and cash equivalents were denominated in Renminbi (“RMB”) and were placed with banks in the PRC.  They are not freely convertible into foreign currencies and the remittance of these funds out of the PRC is subject to exchange control restrictions imposed by the PRC government.  The remaining insignificant balance of cash and cash equivalents were denominated in Hong Kong dollars.

Allowance for doubtful debts

The Company establishes an allowance for doubtful debts based on management’s assessment of the collectibility of trade receivables.  A considerable amount of judgment is required in assessing the amount of the allowance, the Company considers the historical level of credit losses and applies percentages to aged receivable categories.  The Company makes judgments about the creditworthiness of each customer based on ongoing credit evaluations, and monitors current economic trends that might impact the level of credit losses in the future.  If the financial condition of the customers were to deteriorate, resulting in their inability to make payments, a larger allowance may be required.

Based on the above assessment, during the reporting periods, the management establishes the following rates of general provision provided on gross amount of trade receivables :-

Rate

Aged within 1 year	10%
Aged over 1 year but within 2 years	40%
Aged over 2 years but within 3 years	80%
More than 3 years	100%

Additional specific provision is made against trade receivables whenever they are considered to be doubtful.

Bad debts are fully written off when identified or the trade receivable aged more than 3 years.  The Company extends unsecured credit to customers ranging from three to six months in the normal course of business.  The Company does not accrue interest on trade accounts receivable.

Provision for (Recovery of) doubtful debts of $322,349 and $(258,016) are included in selling expenses for two years ended December 31, 2007 and 2006 respectively.

3.

Summary of significant accounting policies (Cont’d)

Inventories

Inventories are stated at the lower of cost or market value.  Cost is determined on a first-in, first-out basis and includes all expenditures incurred in bringing the goods to the point of sale and putting them in a saleable condition.  In assessing the ultimate realization of inventories, the management makes judgments as to future demand requirements compared to current or committed inventory levels.  The Company’s reserve requirements generally increase with its projected demand requirements; decrease due to market conditions, product life cycle changes. The Company estimates the demand requirements based on market conditions, forecasts prepared by its customers, sales contracts and orders in hand.  During the reporting periods, all of the Company’s drugs products are saleable with high profit margins, the Company did not make any allowance for slow-moving or defective inventories.

Property, plant and equipment

Property, plant and equipment are stated at cost less accumulated depreciation.  Cost represents the purchase price of the asset and other costs incurred to bring the asset into its existing use.

Depreciation is provided on straight-line basis over their estimated useful lives.  The principal depreciation rates are as follows :-

	Annual rate	Residual value

Buildings	2.5 - 5%	5%
Plant and machinery	10 - 20%	3%
Motor vehicles	14 - 20%	5%
Furniture, fixtures and equipment	20%	3%
Leasehold improvements	20%	Nil

Construction in progress mainly represents expenditures in respect of Hainan Zhonghe’s new offices and factories under construction.  All direct costs relating to the acquisition or construction of Hainan Zhonghe’s new office and factories are capitalized as construction in progress. No depreciation is provided in respect of construction in progress.

Maintenance or repairs are charged to expense as incurred.  Upon sale or disposition, the applicable amounts of asset cost and accumulated depreciation are removed from the accounts and the net amount less proceeds from disposal is charged or credited to income.

Pharmaceutical license

Pharmaceutical license are stated at cost less accumulated amortization.  Amortization is provided on a straight-line basis over their useful lives of 5 years.

3.

Summary of significant accounting policies (Cont’d)

Land use right

Land use right is stated at cost less accumulated amortization.  Amortization is provided using the straight-line method over the terms of the lease of 55 and 56 years obtained from the relevant PRC land authority.

Impairment of long-lived assets

Long-lived assets are tested for impairment in accordance with SFAS No. 144.  The Company periodically evaluates potential impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable.  The Company recognizes impairment of long-lived assets in the event that the net book values of such assets exceed the future undiscounted cashflows attributable to such assets.  During the reporting periods, the Company has not identified any indicators that would require testing for impairment.

Government subsidy income

Government subsidy income was $22,225 for the year ended December 31, 2007 (2006: $3,768). It mainly consisted of receipt of grant funds of $14,143 to subsidize the research and development activities and $8,082 represented the rewards in relation to the Hainan Zhonghe’s qualification of new and high technology.  No present or future obligation arises from the receipt of such government subsidy.

Revenue recognition

Revenue from sales of the Company’s products is recognized when the significant risks and rewards of ownership have been transferred to the buyer at the time of delivery, the sales price is fixed or determinable and collection is reasonably assured.

Advertising and transportation

Advertising and transportation expenses are charged to expense as incurred.

Advertising expenses amounting to $327,329 and $201,101 for two years ended December 31, 2007 and 2006 respectively are included in selling expenses.

Transportation expenses amounting to $101,198 and $59,708 for two years ended December 31, 2007 and 2006 respectively are included in selling expenses.

Cost of sales

Cost of sales consists primarily of material costs, freight charges, purchasing and receiving costs, inspection costs, wages, employee compensation, depreciation and related costs, which are directly attributable to the production of products.  Write-down of inventory to lower of cost or market is also recorded in cost of sales.

3.

Summary of significant accounting policies (Cont’d)

Selling expenses

Selling expenses are mainly consists of advertising, commission, entertainment, salaries, transportation cost and traveling expense which are incurred during the selling activities.

General and administrative expenses

General and administrative expenses consist of rent paid, office expenses, staff welfare, consumables, labor protection and salaries and wage which are incurred at the administrative level and exchange difference.

Stock-based compensation

During the reporting periods, the Company did not make any stock-based compensation payments.

Income taxes

The Company uses the asset and liability method of accounting for income taxes pursuant to SFAS No. 109 “Accounting for Income Taxes”.  Under the asset and liability method of SFAS 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statements carrying amounts of existing assets and liabilities and loss carryforwards and their respective tax bases.  Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

Dividends

Dividends are recorded in Company’s financial statements in the period in which they are declared.

Off-balance sheet arrangements

The Company does not have any off-balance sheet arrangements.

Comprehensive income

The Company has adopted SFAS No. 130 “Reporting Comprehensive Income”, which establishes standards for reporting and display of comprehensive income, its components and accumulated balances.  Components of comprehensive income include net income and foreign currency translation adjustments.

3.

Summary of significant accounting policies (Cont’d)

Foreign currency translation

The functional currency of the Company is RMB and RMB is not freely convertible into foreign currencies.  The Company maintains its financial statements in the functional currency.  Monetary assets and liabilities denominated in currencies other than the functional currency are translated into the functional currency at rates of exchange prevailing at the balance sheet date.  Transactions denominated in currencies other than the functional currency are translated into the functional currency at the exchanges rates prevailing at the dates of the transaction.  Exchange gains or losses arising from foreign currency transactions are included in the determination of net income for the respective periods.

For financial reporting purposes, the financial statements of the Company which are prepared using the functional currency have been translated into United States dollars.  Assets and liabilities are translated at the exchange rates at the balance sheet dates and revenue and expenses are translated at the average exchange rates and stockholders’ equity is translated at historical exchange rates.  Any translation adjustments resulting are not included in determining net income but are included in foreign exchange adjustment to other comprehensive income, a component of stockholders’ equity.  The exchange rates in effect at December 31, 2007 and 2006 were RMB1 for $0.1371 and $0.1282 respectively.  There is no significant fluctuation in exchange rate for the conversion of RMB to US dollars after the balance sheet date.

Basic and diluted earnings per share

The Company reports basic earnings per share in accordance with SFAS No. 128 “Earnings Per Share”.  Basic earnings per share is computed using the weighted average number of shares outstanding during the periods presented.  The weighted average number of shares of the Company represents the common stock outstanding during the reporting periods.

Fair value of financial instruments

The carrying values of the Company’s financial instruments, including cash and cash equivalents, trade and other receivables, deposits, dividend payable, trade and other payables approximate their fair values due to the short-term maturity of such instruments.  Rates estimated for borrowings with similar terms and remaining maturities to companies in a similar financial situation as the Company are used to estimate the fair value of existing debt. The carrying value is a reasonable estimate of fair value.  The carrying amount of other interest free loan approximates its fair value because the effect of discounting is immaterial.

It is management’s opinion that the Company is not exposed to significant interest, price or credit risks arising from these financial instruments.

In respect of foreign currency risk, the Company is exposed to this risk arising from import purchase transactions and recognized trade payables as they will affect the future operating results of the Company.  The Company did not have any hedging transactions during the reporting periods.  As the functional currency of the Company is RMB, the exchange difference on translation to US dollars for reporting purpose is taken to other comprehensive income.

3.

Summary of significant accounting policies (Cont’d)

Recently issued accounting pronouncements

SAB 108 “Considering the Effects of Prior Year Misstatements when quantifying Misstatements in Current Year Financial Statements”

In September 2006, the Securities and Exchange Commission (“SEC”) issued Staff Accounting Bulletin (“SAB”) No. 108, which provides guidance on the process of quantifying financial statement misstatements. In SAB No. 108, the SEC staff establishes an approach that requires quantification of financial statement errors, under both the iron-curtain and the roll-over methods, based on the effects of the error on each of our financial statements and the related financial statement disclosures. SAB No. 108 is generally effective for annual financial statements in the first fiscal year ended after November 15, 2006. The transition provisions of SAB No. 108 permits existing public companies to record the cumulative effect in the first year ended after November 15, 2006 by recording correcting adjustments to the carrying values of assets and liabilities as of the beginning of that year with the offsetting adjustment recorded to the opening balance of retained earnings.  The adoption of SAB No. 108 has no material impact on the Company’s financial statements.

FASB Interpretation No. 48 “Accounting for Uncertainty in Income Taxes - an Interpretation of FASB Statement No. 109”

In July 2006, the Financial Accounting Standards Board ("FASB") issued FIN 48 “Accounting for Uncertainty in Income Taxes - an Interpretation of FASB Statement No. 109” which clarifies the accounting for uncertainty in tax positions. This Interpretation requires that the Company recognizes in its financial statements the impact of a tax position if that position is more likely than not of being sustained on audit, based on the technical merits of the position. The provisions of FIN 48 become effective for the Company as of the beginning of the 2007 fiscal year, with the cumulative effect of the change in accounting principle, if any, recorded as an adjustment to opening retained earnings.  The adoption of FIN 48 has no material impact on the Company’s financial statements.

SFAS No. 157 “Fair Value Measurement”

In September 2006, the FASB issued SFAS No. 157 “Fair Value Measurement” (“SFAS 157”).  SFAS 157 defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements.  This Statement shall be effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years.  Earlier application is encouraged, provided that the reporting entity has not yet issued financial statements for that fiscal year, including any financial statements for an interim period within that fiscal year.  The provisions of this statement should be applied prospectively as of the beginning of the fiscal year in which this Statement is initially applied, except in some circumstances where the statement shall be applied retrospectively.  The adoption of SFAS 157 has no material impact on the Company’s financial statements.

3.

Summary of significant accounting policies (Cont’d)

Recently issued accounting pronouncements (cont’d)

SFAS No. 159 “The Fair Value Option for Financial Assets and Financial Liabilities-Including an Amendment of FASB Statement No. 115”

In February 2007, the FASB issued SFAS No. 159 “The Fair Value Option for Financial Assets and Financial Liabilities Including an Amendment of FASB Statement No. 115” (“SFAS 159”). SFAS 159 permits entities to choose to measure many financial instruments and certain other items at fair value. Entities that elect the fair value option will report unrealized gains and losses in earnings at each subsequent reporting date. The fair value option may be elected on an instrument-by-instrument basis, with a few exceptions. SFAS 159 also establishes presentation and disclosure requirements to facilitate comparisons between entities that choose different measurement attributes for similar assets and liabilities. The requirements of SFAS 159 are effective for the fiscal year beginning on January 1, 2008. The management is in the process of evaluating this guidance and therefore has not yet determined the impact that SFAS 159 will have on the Company’s financial statements upon adoption.

SFAS No. 160 “Noncontrolling Interests in Consolidated Financial Statements - an amendment of ARB No. 51”

In December 2007, the FASB issued SFAS No. 160 “Noncontrolling Interests in Consolidated Financial Statements - an amendment of ARB No. 51” (“SFAS 160”). SFAS 160 establishes accounting and reporting standards for the noncontrolling interest in a subsidary and for the deconsolidation of a subsidiary. The guidance will become effective for the fiscal year beginning after December 15, 2008. The management is in the process of evaluating the impact SFAS 160 will have on the Company’s financial statements upon adoption.

SFAS No. 141(Revised) “Business Combinations”

In December 2007, the FASB issued SFAS No. 141 (Revised) “Business Combinations”. SFAS 141 (Revised) establishes principles and requirements for how the acquirer of a business recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree. The statement also provides guidance for recognizing and measuring the goodwill acquired in the business combination and determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. The guidance will become effective for the fiscal year beginning after December 15, 2008. The management is in the process of evaluating the impact SFAS 141 (Revised) will have on the Company’s financial statements upon adoption.

3.

Summary of significant accounting policies (Cont’d)

Recently issued accounting pronouncements (cont’d)

SFAS 161 "Disclosures about Derivative Instruments and Hedging Activities - an amendment to FASB Statement No. 133"

In March 2008, FASB issued SFAS No. 161, "Disclosures about Derivative Instruments and Hedging Activities - an amendment to FASB Statement No. 133". SFAS No. 161 is intended to improve financial standards for derivative instruments and hedging activities by requiring enhanced disclosures to enable investors to better understand their effects on an entity's financial position, financial performance, and cash flows. Entities are required to provide enhanced disclosures about: (a) how and why an entity uses derivative instruments; (b) how derivative instruments and related hedged items are accounted for under Statement 133 and its related interpretations; and (c) how derivative instruments and related hedged items affect an entity's financial position, financial performance, and cash flows. It is effective for financial statements issued for fiscal year beginning after November 15, 2008, with early adoption encouraged.  The management is in the process of evaluating the impact that SFAS 160 will have on the Company’s financial statements upon adoption.

SFAS 162 "The Hierarchy of Generally Accepted Accounting Principles"

In May 2008, FASB issued SFAS 162, “The Hierarchy of Generally Accepted Accounting Principles”. Effective 60 days following the SEC’s approval of the Public Company Accounting Oversight Board amendments to AU Section 411, The Meaning of Present Fairly in Conformity With Generally Accepted Accounting Principles. The Board does not expect that this Statement will result in a change in current practice. However, transition provisions have been provided in the unusual circumstance that the application of the provisions of this Statement results in a change in practice. The management is in the process of evaluating the impact that SFAS 162 will have on the Company’s financial statements upon adoption.

4.

Finance costs

	Year ended December 31,
	2007	2006

Interest expenses	$530,054	$231,021
Bills discounting charges	14,857	357
Bank charges and net exchange loss	1,230	1,891

	$546,141	$233,269

5.

Income taxes

HK

The Company was incorporated in Hong Kong and subject to Hong Kong profits tax at a tax rate of 16.5%. No provision for Hong Kong tax has been made as the Company has no taxable income during the reporting period.

PRC

The Company’s subsidiary, Hainan Zhonghe, is registered and operates in Hainan Province, the PRC, and recognized as “Manufacturing Enterprise Located in Special Economic Zone”.  As a result, Hainan Zhonghe is entitled to a preferential corporate income tax (“CIT”) rate of 15%.  It passed the inspection of the provincial key technical item, the provincial high-tech item and its operating period originally exceeded 10 years from the commencement of operations in April 1995 and thus was granted the favorable tax privileges, being tax-free for the first two profit-making years (starting from the year 1999), a 50% reduction of income tax for the third to eighth years (that is the years 2001 to 2006 and the effective PRC statutory tax rate is 7.5%).

The PRC’s legislative body, the National People’s Congress, adopted the unified CIT Law on March 16, 2007.  This new tax law replaces the existing separate income tax laws for domestic enterprises and foreign-invested enterprises and became effective on January 1, 2008.  Under the new tax law, a unified income tax rates is set at 25% for both domestic enterprises and foreign-invested enterprises.  However, there will be a transition period for enterprises, whether foreign-invested or domestic, that are currently receiving preferential tax treatments granted by relevant tax authorities.  Enterprises that are subject to an enterprise income tax rate lower than 25% may continue to enjoy the lower rate and will transit into the new tax rate over a five year period beginning on the effective date of the CIT Law.  Enterprises that are currently entitled to exemptions for a fixed term will continue to enjoy such treatment until the exemption term expires.  Preferential tax treatment will continue to be granted to industries and projects that qualify for such preferential treatments under the new tax law.

The components of the provision (benefit) for income taxes from continuing operations are :-

	Year ended December 31,
	2007	2006

Current taxes	$-	$30,891
Deferred taxes	(56,796)	32,937

	$(56,796)	$63,828

5.

Income taxes (Cont’d)

The effective income tax expenses differs from the PRC statutory income tax rate of 15% from continuing operations in the PRC as follows :-

	Year ended December 31,
	2007	2006

Provision for income taxes at PRC
statutory income tax rate of 15%	$178,379	$163,239
Non-deductible items for tax	20,449	66,999
Income not subject to tax	(257,806)	(107,669)
Tax rate change	2,182	2,543
Tax concession	-	(61,284)

	$(56,796)	$63,828

During the two years ended December 31, 2007 and 2006, the aggregate amounts of benefit from tax concession were $Nil and $61,284 respectively and the effect on earnings per share was $Nil and $0.002 respectively.

Deferred tax assets (liabilities) as of December 31, 2007 and 2006 are composed of the following :

	As of December 31,
	2007	2006
Current deferred tax assets (liabilities):
Allowance for doubtful debts	$(20,530)	$(23,774)
Accrued liabilities	13,326	6,231
Tax losses	34,424	-

	$27,220	$(17,543)

Non current deferred tax (liabilities):
Depreciation of property, plant
and equipment	$-	$(11,059)

	$(27,220)	$(28,602)

At December 31, 2007, the Company had tax losses $34,424, if unutilized in a particular year, can be carried forward for five years.

6.

Earnings per share

During the reporting periods, the Company had no dilutive instruments.  Accordingly, the basic and diluted earnings per share are the same.

7.

Other receivables, prepayments and deposits

	As of December 31,
	2007	2006

Deposits paid	$50,298	$197,187
Prepayments	742,150	955,231
Other receivables	243,211	191,074

	$1,035,659	$1,343,492

8.

Inventories

	As of December 31,
	2007	2006

Raw materials	$250,337	$297,988
Work-in-progress	40,585	550,403
Finished goods	236,386	604,397

	$527,308	$1,452,788

9.

Amounts due from / to related parties

	As of December 31,
	2007	2006
Amounts due from related parties:-
Due from the ultimate holding company	$-	$9,940,308
Due from intermediate holding companies	-	1,282
Due from fellow subsidiaries	-	42,034
Due from a director	-	157,835

	$-	$10,141,459

Amounts due to related parties:-
Due to the ultimate holding company	$149,820	$-
Due to fellow subsidiaries	-	276,506
Due to intermediate holding companies	-	2,974,244

	$149,820	$3,250,750

These amounts are interest-free, unsecured and repayable on demand.

On December 31, 2007, the Hainan Zhonghe acquired certain land use right and buildings from the ultimate holding company at a consideration of $6,428,101, which was satisfied by offsetting the amount due from the ultimate holding company.

10.

Pharmaceutical license

	As of December 31,
	2007	2006

Costs	$13,751	$12,858
Accumulated amortization	(8,372)	(5,257)

Net	$5,379	$7,601

During the three years ended December 31, 2007 and 2006 amortization charge was $2,702 and $2,519 respectively.

The estimated aggregate amortization expenses for patents for the five succeeding years is as follows :-

Year

2008	$2,702
2009	2,677
2010	-
2011	-
2012	-

$5,379

11.

Property, plant and equipment, net

	As of December 31,
	2007	2006
Costs:
Buildings	$6,881,266	$1,115,741
Plant and machinery	3,626,451	2,901,630
Furniture, fixtures and equipment	275,402	225,515
Leasehold improvements	110,881	-
Motor vehicles	667,538	572,299

	11,561,538	4,815,185
Accumulated depreciation	(2,715,232)	(2,064,389)
Construction in progress - Note (c)	4,936	4,615

Net	$8,851,242	$2,755,411

11.

Property, plant and equipment, net (Cont’d)

(a)    An analysis of buildings pledged to banks for bank and other loans (Note 14a & b) is as follows :-

	As of December 31,
	2007	2006

Costs	$4,369,980	$-
Accumulated depreciation	(100,250)	-

Net	$4,269,730	$-

	Year ended December 31,
	2007	2006

Depreciation	$10,913	$-

The buildings with carrying value of $3,013,915 and $379,134 acquired from the ultimate holding company on December 31, 2007 as mentioned in note 9 and on September 29, 2007 respectively, have been pledged for bank and other loan granted to Hainan Zhonghe.  Accordingly the legal title of the buildings cannot be transferred to Hainan Zhonghe until the bank and other loan is fully repaid in 2009 and 2010 respectively.  Pursuant to two separate trust agreements, both parties agreed that the ultimate holding company will continue to hold the legal title of the abovementioned pledged buildings for Hainan Zhonghe until the full settlement of related bank loans has been made by Hainan Zhonghe.

 (b)     During the reporting periods, depreciation is included in :-

	Year ended December 31,
	2007	2006
Cost of sales and overheads
of inventories	$475,020	$421,848
Administrative expenses	40,042	33,443

	$515,062	$455,291

During the years ended December 31, 2007 and 2006, property, plant and equipment with carrying amounts of $22,644 and $Nil were disposed of at considerations of $16,606 and $Nil resulting in losses of $6,038 and $Nil respectively.

(c)    Construction in Progress

Construction in progress mainly comprises capital expenditure for construction of the Company’s new offices and factories.

(d)    Property certificates of certain buildings with carrying amounts of $256,794 as of December 31, 2007 are yet to be obtained.

12.

Land use right

	As of December 31,
	2007	2006

Land use right	$3,595,754	$-
Accumulated amortization	(2,489)	-

	$3,593,265	$-

The carrying amount of land use right as of December 31, 2007 represents two separate land use rights acquired from the ultimate holding company on September 29, 2007 and December 31, 2007 respectively as mentioned in note 9.  The land use right with carrying value of $2,181,900 as of December 31, 2007 was pledged to the bank for the loans granted to Hainan Zhonghe (Note 14a(ii)).  The legal title of the pledged land use right has not been transferred to Hainan Zhonghe after the acquisition as the related bank loans granted to Hainan Zhonghe has not been settled until 2009.  Pursuant to a trust agreement, both parties agreed that the ultimate holding company will continue to hold the legal title of the pledged land for Hainan Zhonghe until the full settlement of related bank loans has been made by Hainan Zhonghe.

The legal title of the remaining land use right with carrying value of $1,411,365 as of December 31, 2007 has not been transferred to Hainan Zhonghe after the acquisition.  Pursuant to a trust agreement, both parties agreed that the ultimate holding company will continue to hold the legal title of the land for Hainan Zhonghe until the completion of the legal title transfer.

During the two years ended December 31, 2007 and 2006, amortization amounted to $2,446 and $Nil respectively.

The estimated aggregate amortization expenses for land use right for the five succeeding years is as follows :-

Year

2008	$63,661
2009	63,661
2010	63,661
2011	63,661
2012	63,661

$318,305

13.

Other payables and accrued expenses

	As of December 31,
	2007	2006

Accrued audit fee	$74,034	$34,614
Deposits from sales agents	479,019	577,277
Other accrued expenses	125,705	298,847
Other taxes payable	186,756	85,120
Payable for acquisition of property, plant
and equipment	79,560	69,046
Receipt in advance from customers	172,915	58,651
Staff welfare payable (Note)	137,195	122,049
Salary payable	2,735	5,004

	$1,257,919	$1,250,608

Note :-

Staff welfare payable represents accrued staff medical, industry injury claims, labor and unemployment insurances.  All of which are third parties insurance and the insurance premiums are based on certain percentage of salaries.  The obligations of the Company are limited to those premiums contributed by the Company.

14.

Secured borrowings

	As of December 31,
	2007	2006
Short-term loan
Bank loan (Note a)
Short-term loan, interest rate at 8.28 % per annum	$1,371,000	$1,282,000

Long-term loan
Bank loan (Note a)
- due 2009, interest rate at 8.28% per annum	5,484,000	-
Other loan (Note b)
- due 2010, interest free	308,475	-

	5,792,475	-

	$7,163,475	$1,282,000

(a)

As of December 31, 2007, the above bank loans were secured by the following :-

(a)

Buildings with carrying value of $3,013,915 (Note 11a); and

(b)

Land use right with carrying value of $2,181,900 (Note 12).

As of December 31, 2006, the bank loan was secured by the ultimate holding company’s land use right and buildings, which were subsequently transferred to Hainan Zhonghe on September 29, 2007 as mentioned in notes 11 and 12.

14.

Secured borrowings (Cont’d)

(b)

The other loan, which was granted to Hainan Zhonghe by the PRC local government authority, is interest-free and secured by Hainan Zhonghe’s buildings with carrying amount of $379,134 (note 11a) and the buildings owned by the ultimate holding company and repayable on June 30, 2010.

During the reporting periods, there was no covenant requirement under the facilities granted to the Company.

15.

Commitments and contingencies

a.

Capital commitment

As of December 31, 2007, the Company had capital commitments amounting to $387,160 in respect of the acquisition of property, plant and equipment which were contracted for but not provided in the financial statements.

b.

Operating lease arrangement

As of December 31, 2007, the Company had no non-cancelable operating lease.

c.

Contingencies

As of December 31, 2007, the Company had no contingencies.

16.

Common stock

	As of December 31,
	2007	2007	2006	2006
	Number	Amount	Number	Amount
Authorized
Par value of HKD1 each	1,000	HK$1,000	1,000	HK$1,000

Issued and fully paid
Par value of HKD1 each	1,000	$128	1,000	$128

The Company was incorporated in Hong Kong on May 6, 2006 as a limited liability company with registered share capital of HK$1,000, divided into 1,000 common shares of HK$1 par value each, of which 1 common share was allotted.

17.

Statutory and other reserves

The statutory and other reserves comprise of the following :-

	As of December 31,
	2007	2006

Statutory surplus reserve	$1,150,208	$993,725
Statutory public welfare fund	575,104	496,863

	$1,725,312	$1,490,588

Statutory surplus reserve

In accordance with the relevant laws and regulations of the PRC, it is required that not less than 10% of its net income (the percentage is upon approval from the board of directors’ meeting), after offsetting any prior years’ losses, for PRC tax reporting purpose to the statutory reserve.

When the balance of such reserve reaches 50% of the registered capital, any further appropriation is optional.  Upon approval from the board of directors of the Hainan Zhonghe, the statutory reserve can mainly be used to offset accumulated losses.

Statutory public welfare fund

In accordance with the relevant laws and regulations of the PRC, it is required that a percentage (which is upon approval from the board of directors’ meeting) of its net income after offsetting any prior years’ losses, for PRC tax reporting purpose to the this public welfare reserve.  Statutory public welfare fund can only be utilized on capital items for the collective benefits of Hainan Zhonghe’s employees such as construction of canteen and other staff welfare facilities.  Title of these capital items will remain with Hainan Zhonghe.

Pursuant to the Company Law No. 167 effective from 1 January 2006, Hainan Zhonghe is no longer required to make allocation to the statutory public welfare fund.  According to the “Notice on the Relevant Enterprise Accounting Treatments after the Effect of the Company Law” issued by the Ministry of Finance of PRC, Hainan Zhonghe has transferred the balance of statutory public welfare fund as at December 31, 2005 to statutory surplus reserve.

18.

Special distribution of earning and profits

Special distribution of earning and profits was represented the excess consideration paid for acquired land use rights and buildings from the ultimate holding company by issuance of shares by the Company and offsetting the amount due from the ultimate holding company as mentioned in note 9.

19.

Defined contribution plan

Hainan Zhonghe has a defined contribution plan for all qualified employees in the PRC.  The employer and its employees are each required to make contributions to the plan at the rates specified in the plan.  The only obligation of Hainan Zhonghe with respect to retirement scheme is to make the required contributions under the plan.  No forfeited contribution is available to reduce the contribution payable in the future years.  The defined contribution plan contributions were charged to the statements of operations.  Hainan Zhonghe contributed $64,535 and $60,983 for the years ended December 31, 2007 and 2006 respectively.

20.

Segment information

The Company is solely engaged in the manufacturing, marketing, sale and distribution of drugs.  Since the nature of the products, their production processes, the type of their customers and their distribution methods are substantially similar, they are considered as a single reportable segment under SFAS 131, “Disclosures about Segments of an Enterprise and Related Information”.

All of the Company’s long-lived assets and revenues classified based on the customers are located in the PRC.

21.

Related party transactions

Apart from the transactions as disclosed in notes 9, 11, 12 and 14 to the financial statements, the Company has entered into the following transactions with related parties:-

Related party relationship	Type of transaction	Year ended December 31,
		2007	2006

Fellow subsidiary	Sales	$246,013	$2,506,080
Fellow subsidiary	Research and development
	expenses paid	38,783	-
Ultimate holding company	Rental income received for
	building	20,690	19,692
Ultimate holding company	Rental expenses paid for
	land use right and building	$20,690	$19,692

22.

Subsequent events

On August 15, 2008, the Company further allotted 9,000 common shares to Cui Xueyun at par value of HK$1 each. The total issued and outstanding common shares are 10,000 thereafter.

Kun Run Biotechnology Limited

 Condensed Consolidated Financial Statements
For the three and six months ended
June 30, 2008 and 2007
(Stated in US dollars)

Kun Run Biotechnology Limited
Condensed Consolidated Financial Statements

Index to Condensed Consolidated Financial Statements

Pages

Condensed Consolidated Statements of Income and Comprehensive Income	1

Condensed Consolidated Balance Sheets	2 - 3

Condensed Consolidated Statements of Cash Flows	4 - 5

Notes to Condensed Consolidated Financial Statements	6 - 15

Kun Run Biotechnology Limited
Condensed Consolidated Statements of Income and Comprehensive Income
(Unaudited)
(Stated in US Dollars)

	Three months ended		Six months ended
	June 30,		June 30,
	2008	2007	2008	2007

Sales revenue	$3,361,055	$1,581,436	$5,350,069	$2,859,873
Cost of sales	(891,466)	(679,361)	(1,554,670)	(1,329,617)

Gross profit	2,469,589	902,075	3,795,399	1,530,256

Operating expenses
Administrative expenses	(267,788)	(262,013)	(484,855)	(451,594)
Research and developments costs	(97,571)	(80,217)	(126,240)	(123,523)
Selling expenses	(143,009)	(310,575)	(284,080)	(399,479)

	(508,368)	(652,805)	(895,175)	(974,596)

Income from operations	1,961,221	249,270	2,900,224	555,660
Government subsidy income	9,225	7,783	9,625	7,783
Interest income	328	495	1,142	1,852
Other income	93,755	11,291	102,596	18,609
Finance costs	(130,925)	(137,407)	(274,621)	(239,224)

Income before income taxes	1,933,604	131,432	2,738,966	344,680
Income taxes - Note 4	1,990	(15,646)	(131,580)	(56,006)

	1,935,594	115,786	2,607,386	288,674
Minority Interest	(17,046)	(1,019)	(22,958)	(2,540)

Net income	$1,918,548	$114,767	$2,584,428	$286,134

Other comprehensive income
Foreign currency translation adjustments	301,224	191,420	746,798	338,121

Total comprehensive income	$2,219,772	$306,187	$3,331,226	$624,255

Earnings per share: basic and diluted	$1,918.55	$114.77	$2,584.43	$286.13

Weighted average number of shares
outstanding: basic and diluted	1,000	1,000	1,000	1,000

See Notes to Condensed Consolidated Financial Statements

Kun Run Biotechnology Limited
Condensed Consolidated Balance Sheets
(Stated in US Dollars)

	June 30,	December 31,
	2008	2007
	(Unaudited)	(Audited)
ASSETS
Current assets
Cash and cash equivalents	$240,540	$670,919
Trade receivables (net of allowance for
doubtful debts of $789,499 in 2008,
$741,880 in 2007)	4,986,615	3,529,366
Other receivables, prepayments and
deposits - Note 5	978,470	1,035,659
Advances to staff	37,520	383,041
Inventories - Note 6	461,089	527,308
Income tax recoverable	76,433	196,065
Amounts due from related parties - Note 7	1,321,381	-
Deferred taxes	36,633	34,424

Total current assets	8,138,681	6,376,782

Pharmaceutical license	4,261	5,379
Property, plant and equipment, net - Note 8	10,100,679	8,851,242
Land use rights - Note 9	3,789,428	3,593,265
Deposit for acquisition of property, plant and
Equipment	746,096	943,022

TOTAL ASSETS	$22,779,145	$19,769,690

See Notes to Consolidated Financial Statements

Kun Run Biotechnology Limited
Condensed Consolidated Balance Sheets (Cont’d)
(Stated in US Dollars)

	June 30,	December 31,
	2008	2007
	(Unaudited)	(Audited)
LIABILITIES AND STOCKHOLDERS’ EQUITY

LIABILITIES
Current liabilities
Trade payables	$626,453	$572,893
Other payables and accrued expenses - Note 10	1,759,769	1,257,919
Dividend payable	8,100	138,659
Amounts due to related parties - Note 7	46,788	149,820
Deferred taxes	10,796	7,204
Secured borrowings - Note 11	5,836,000	1,371,000

Total current liabilities	8,287,906	3,497,495
Secured long-term borrowings - Note 11	656,550	5,792,475

TOTAL LIABILITIES	8,944,456	9,289,970

COMMITMENTS AND CONTINGENCIES - Note 12

MINORITY INTEREST	126,980	103,365

STOCKHOLDERS’ EQUITY
Common stock: par value HKD1 per share
Authorized 10,000 shares in 2008 and
2007; issued and outstanding 1,000 and 1
share in 2008 and 2007	128	128
Additional paid-in capital	7,565,324	7,565,196
Statutory and other reserves	1,725,312	1,725,312
Accumulated other comprehensive income	1,489,190	742,392
Retained earnings	2,927,755	343,327

TOTAL STOCKHOLDERS’ EQUITY	13,707,709	10,376,355

TOTAL LIABILITIES AND STOCKHOLDERS’
EQUITY	$22,779,145	$19,769,690

See Notes to Condensed Consolidated Financial Statements

Kun Run Biotechnology Limited
Condensed Consolidated Statements of Cash Flows
(Unaudited)
(Stated in US Dollars)

	Six months ended June 30,
	(Unaudited)
	2008	2007
Cash flows from operating activities
Net income	$2,584,428	$286,134
Adjustments to reconcile net income to net
cash provided by operating activities:
Depreciation	338,347	240,205
Amortization of land use right and pharmaceutical
License	34,941	1,301
Deferred taxes	3,043	(16,703)
Write-off of property, plant and equipment	5,504	-
Provision for doubtful debts	-	(1,600,566)
Minority interest	22,958	2,540
Changes in operating assets and liabilities:
Trade receivables	(1,196,464)	1,076,737
Other receivables, prepayments and deposits	120,223	(29,714)
Advances to staff	359,809	(33,337)
Inventories	97,281	478,693
Trade payables	16,320	(57,989)
Other payables and accrued expenses	406,624	56,251
Income tax recoverable	128,537	-
Income tax payable	-	21,742

Net cash flows provided by operating activities	2,921,551	425,294

Cash flows from investing activities
Payments to acquire and for deposit for acquisition
of property, plant and equipment	(755,906)	(686,992)
Amounts due from related parties	(1,358,761)	(5,116,835)

Net cash flows used in investing activities	$(2,114,667)	$(5,803,827)

See Notes to Condensed Consolidated Financial Statements

Kun Run Biotechnology Limited
Condensed Consolidated Statements of Cash Flows (Cont’d)
(Unaudited)
(Stated in US Dollars)

	Six months ended June 30,
	(Unaudited)
	2008	2007
Cash flows from financing activities
Amounts due to related parties	$(155,000)	$(16,892)
Dividends paid to a shareholder	(11,692)	-
Proceeds from borrowings	319,140	6,485,500
Repayment of borrowings	(1,418,400)	(1,297,100)
Contribution to additional paid-in capital	128	-
Contribution of cash from shareholders acquiring
shares of Hainan Zhonghe	5,208,748	-
Distribution of cash to shareholders in connection with
acquisition of shares of Hainan Zhonghe	(5,208,748)	-

Net cash flows (used in) provided by financing activities	(1,265,824)	5,171,508

Effect of foreign currency translation on cash and cash
equivalents	28,561	8,170

Net decrease in cash and cash equivalents	(430,379)	(198,855)

Cash and cash equivalents - beginning of period	670,919	428,396

Cash and cash equivalents - end of period	$240,540	$229,541

Supplemental disclosures for cash flow information:
Cash paid for:
Interest	$274,576	$239,224
Income taxes	$-	$50,967
Non-cash investing and financing activities:
Dividend payable settled by offsetting
amount due from the ultimate holding company	$852,825	$-

See Notes to Condensed Consolidated Financial Statements

1.

Corporate information

Kun Run Biotechnology Limited (the “Company”), which changed its name from Max Talent Industrial Ltd. on February 25, 2008, was incorporated in Hong Kong on May 6, 2006 as a limited liability company with registered share capital of HK$1,000, divided into 1,000 common shares of HK$1 par value each, of which 1 common share was allotted.  The Company was dormant since its incorporation until it acquired Hainan Zhonghe Pharmaceutical Co., Ltd. (“Hainan Zhonghe”).  Immediately after the acquisition, the issued share capital of the Company was increased to HK$1,000 by the allotment of 999 common shares at par value to the existing shareholder.

Hainan Zhonghe, a subsidiary of Hainan Zhonghe (Group) Co., Ltd. (“Hainan Zhonghe Group”), is a high-technology domestic company established in Hainan Province, the People’s Republic of China (the “PRC”) on April 17, 1995 with registered capital of RMB11 million.  Cui Xueyun is the controlling shareholder of Hainan Zhonghe Group.  The equity interests in Hainan Zhonghe were held as to 99.78% by Hainan Zhonghe Group, 0.083% by Hainan Zhonghe Peptide Drugs Research & Development Co., Ltd. (“Zhonghe Peptide”), 0.033% by Hainan Hekun Bronze Art Co., Ltd. (“Hanian Hekun”) and 0.104% by an independent third party.  Zhonghe Peptide and Hainan Hekun are the subsidiaries of Hainan Zhonghe Group.  Hainan Zhonghe is primarily engaged in manufacture, marketing, sale and distribution of drugs and its products can be used to treat immunity dysfunction and hyperfunction.  The Company and Hainan Zhonghe reorganized their corporate structure (“Reorganization”) as below.

On March 24, 2008, the Company entered into a share purchase agreement with Hainan Zhonghe Group, Zhonghe Peptide and Hanian Hekun to acquire their respective 60%, 0.083% and 0.033% interests in Hainan Zhonghe at a total cash consideration of USD5,205,906.  On May 27, 2008, the Company entered into another share purchase agreement with Hainan Zhonghe Group to acquire its 39% interests in Hainan Zhonghe at a cash consideration of USD3,416,563, which will be settled by the end of September, 2008.  The acquisitions were completed on June 26, 2008.   Upon the completion of acquisition, Hainan Zhonghe became a 99.12% owned subsidiary of the Company.

On August 15, 2008, the Company further allotted 9,000 common shares to Cui Xueyun at par value of HK$1 each.  Total issued and outstanding common shares are 10,000 thereafter.  On the same date, 900 common shares of the Company were transfered from the then shareholder to Cui Xueyun.  Upon the completion of transfer, Cui Xueyun holds 9,900 common shares, representing 99% equity interest, of the Company.

2.

Basis of presentation

On August 15, 2008, the Reorganization was completed and accordingly, accounting for recapitalization is adopted for the preparation of consolidated financial statements to present the combined results of operations and financial position of the Company and Hainan Zhonghe as if the current group structure, which means that Hainan Zhonghe is a 99.12% owned subsidiary of the Company with 0.88% minority interests and the issued share capital of the Company is HK$1,000, had been in existence at the beginning of the reporting period.

The accompanying condensed consolidated financial statements of the Company have been prepared in accordance with generally accepted accounting principles in the United States of America for interim financial information.  According, they do not include all the information and notes necessary for comprehensive consolidated financial statements.

In the opinion of the management of the Company, all adjustments, which are of a normal recurring nature, and necessary for a fair statement of the results for the six-month periods have been made.  Results for the interim periods presented are not necessarily indicative of the results that might be expected for the entire fiscal year.  These condensed financial statements should be read in conjunction with the financial statements and the notes for each of the two years in the period ended December 31, 2007.

3.

Summary of significant accounting policies

Principle of consolidation

The consolidated financial statements include the accounts of the Company and Hainan Zhonghe.  All significant inter-company accounts and transactions have been eliminated in consolidation.

Use of estimates

In preparing financial statements in conformity with accounting principles generally accepted in the United States of America, management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the dates of the financial statements, as well as the reported amounts of revenues and expenses during the reporting periods.  These accounts and estimates include, but are not limited to, the valuation of accounts receivable, inventories, deferred income taxes and the estimation on useful lives and residual values of property, plant and equipment.  Actual results could differ from those estimates.

Concentrations of credit risk

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash and cash equivalents and trade receivables.  As of June 30, 2008 and December 31, 2007, substantially all of the Company’s cash and cash equivalents were held by major financial institutions located in the PRC, which management believes are of high credit quality.  With respect to trade receivables, the Company extends credit based on an evaluation of the customer’s financial condition.  The Company generally does not require collateral for trade receivables and maintains an allowance for doubtful accounts of trade receivables.

3.

Summary of significant accounting policies (Cont’d)

Concentrations of credit risk (cont’d)

During the reporting periods, customers representing 10% or more of the Company’s sales are :-

	Three months ended June 30		Six months ended June 30
	2008	2007	2008	2007

Chongqin Dinghai Pharmaceutical Ltd	$432,515	$-	$608,300	$-
Beijing Xingshengyuan Pharmaceutical Ltd	198,014	682,751	543,575	1,013,913

	$630,529	$682,751	$1,151,875	$1,013,913

Recently issued accounting pronouncements

SFAS 159 “The Fair Value Option for Financial Assets and Financial Liabilities-Including an Amendment of FASB Statement No. 115”

In February 2007, the FASB issued SFAS No. 159 “The Fair Value Option for Financial Assets and Financial Liabilities Including an Amendment of FASB Statement No. 115”. SFAS 159 permits entities to choose to measure many financial instruments and certain other items at fair value. Entities that elect the fair value option will report unrealized gains and losses in earnings at each subsequent reporting date. The fair value option may be elected on an instrument-by-instrument basis, with a few exceptions. SFAS 159 also establishes presentation and disclosure requirements to facilitate comparisons between entities that choose different measurement attributes for similar assets and liabilities. The requirements of SFAS 159 are effective for the fiscal year beginning on January 1, 2008. The management is in the process of evaluating this guidance and therefore has not yet determined the impact that SFAS 159 will have on the Company’s financial statements upon adoption.

SFAS 160 “Noncontrolling Interests in Consolidated Financial Statements - an amendment of ARB No. 51”

In December 2007, the FASB issued SFAS No. 160 “Noncontrolling Interests in Consolidated Financial Statements - an amendment of ARB No. 51”. SFAS 160 establishes accounting and reporting standards for the noncontrolling interest in a subsidary and for the deconsolidation of a subsidiary. The guidance will become effective for the fiscal year beginning after December 15, 2008. The management is in the process of evaluating the impact SFAS 160 will have on the Company’s financial statements upon adoption.

3.

Summary of significant accounting policies (Cont’d)

Recently issued accounting pronouncements (Con’d)

SFAS 141(Revised) “Business Combinations”

In December 2007, the FASB issued SFAS No. 141 (Revised) “Business Combinations”. SFAS 141 (Revised) establishes principles and requirements for how the acquirer of a business recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree. The statement also provides guidance for recognizing and measuring the goodwill acquired in the business combination and determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. The guidance will become effective for the fiscal year beginning after December 15, 2008. The management is in the process of evaluating the impact SFAS 141 (Revised) will have on the Company’s financial statements upon adoption.

SFAS 161 "Disclosures about Derivative Instruments and Hedging Activities - an amendment to FASB Statement No. 133"

In March 2008, FASB issued SFAS No. 161, "Disclosures about Derivative Instruments and Hedging Activities - an amendment to FASB Statement No. 133". SFAS No. 161 is intended to improve financial standards for derivative instruments and hedging activities by requiring enhanced disclosures to enable investors to better understand their effects on an entity's financial position, financial performance, and cash flows. Entities are required to provide enhanced disclosures about: (a) how and why an entity uses derivative instruments; (b) how derivative instruments and related hedged items are accounted for under Statement 133 and its related interpretations; and (c) how derivative instruments and related hedged items affect an entity's financial position, financial performance, and cash flows. It is effective for financial statements issued for fiscal year beginning after November 15, 2008, with early adoption encouraged.  The management is in the process of evaluating the impact that SFAS 160 will have on the Company’s financial statements upon adoption.

SFAS 162 "The Hierarchy of Generally Accepted Accounting Principles"

In May 2008, FASB issued SFAS 162, “The Hierarchy of Generally Accepted Accounting Principles”. Effective 60 days following the SEC’s approval of the Public Company Accounting Oversight Board amendments to AU Section 411, The Meaning of Present Fairly in Conformity With Generally Accepted Accounting Principles. The Board does not expect that this Statement will result in a change in current practice. However, transition provisions have been provided in the unusual circumstance that the application of the provisions of this Statement results in a change in practice. The management is in the process of evaluating the impact that SFAS 162 will have on the Company’s financial statements upon adoption.

4.

Income taxes

HK

The Company was incorporated in Hong Kong and subject to Hong Kong profits tax at a tax rate of 16.5%. No provision for Hong Kong tax has been made as the Company has no taxable income during the reporting period.

PRC

Hainan Zhonghe is registered and operates in Hainan Province, the PRC, and recognized as “Manufacturing Enterprise Located in Special Economic Zone”.  As a result, the Company is entitled to a preferential corporate income tax (“CIT”) rate of 15%.

The PRC’s legislative body, the National People’s Congress, adopted the unified CIT Law on March 16, 2007.  This new tax law replaces the existing separate income tax laws for domestic enterprises and foreign-invested enterprises and became effective on January 1, 2008.  Under the new tax law, a unified income tax rates is set at 25% for both domestic enterprises and foreign-invested enterprises.  However, there will be a transition period for enterprises, whether foreign-invested or domestic, that are currently receiving preferential tax treatments granted by relevant tax authorities.  Enterprises that are subject to an enterprise income tax rate lower than 25% may continue to enjoy the lower rate and will transit into the new tax rate over a five year period beginning on the effective date of the CIT Law.  Enterprises that are currently entitled to exemptions for a fixed term will continue to enjoy such treatment until the exemption term expires.  Preferential tax treatment will continue to be granted to industries and projects that qualify for such preferential treatments under the new tax law.

In July 2006, the FASB issued Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” (“FIN 48”).  This interpretation requires recognition and measurement of uncertain income tax positions using a “more-likely-than-not” approach.  The Company adopted FIN 48 on January 1, 2007.  The management evaluated the Company’s tax positions and considered that no additional provision for uncertainty in income taxes is necessary as of June 30, 2008.

5.

Other receivables, prepayments and deposits

	June 30,	December 31,
	2008	2007
	(Unaudited)	(Audited)

Deposits paid	$88	$50,298
Prepayments	758,192	742,150
Other receivables	220,190	243,211

	$978,470	$1,035,659

6.

Inventories

	June 30,	December 31,
	2008	2007
	(Unaudited)	(Audited)

Raw materials	$305,822	$250,337
Work-in-progress	48,447	40,585
Finished goods	106,820	236,386

	$461,089	$527,308

7.

Amounts due from / to related parties

	June 30,	December 31,
	2008	2007
	(Unaudited)	(Audited)
Amounts due from related parties:-
Due from a related company	$1,313,271	$-
Due from a director	8,110	-

	$1,321,381	$-

Amounts due to related parties:-
Due to a shareholder	$46,788	$-
Due to the ultimate holding company	-	149,820

	$46,788	$149,820

These amounts are interest-free, unsecured and repayable on demand.

8.

Property, plant and equipment, net

	June 30,	December 31,
	2008	2007
	(Unaudited)	(Audited)
Costs:
Buildings	$7,322,953	$6,881,266
Plant and machinery	4,064,312	3,626,451
Furniture, fixtures and equipment	257,586	275,402
Leasehold improvements	117,998	110,881
Motor vehicles	710,385	667,538

	12,473,234	11,561,538
Accumulated depreciation	(3,182,165)	(2,715,232)
Construction in progress	809,610	4,936

Net	$10,100,679	$8,851,242

8.

Property, plant and equipment, net (Cont’d)

As of June 30, 2008, buildings with carrying value of $3,143,323 and $397,559 acquired from the ultimate holding company on December 31, 2007 and on October 30, 1999 respectively, have been pledged for bank and other loans granted to the Hainan Zhonghe (Note 11a(i) and b).  Accordingly the legal title of the buildings cannot be transferred to the Hainan Zhonghe until the bank and other loan is fully repaid in 2009 and 2010 respectively.  Pursuant to two separate trust agreements, both parties agreed that the ultimate holding company will continue to hold the legal title of the abovementioned pledged buildings for the Hainan Zhonghe until the full settlement of related bank loans has been made by the Hainan Zhonghe.

9.

 Land use rights

The carrying amount of land use rights as of June 30, 2008 represents two separate land use rights acquired from the ultimate company on September 29, 2007 and December 31, 2007 respectively.  The land use right with carrying value of $2,300,966 as of June 30, 2008 was pledged to the bank for the loans granted to the Hainan Zhonghe (Note 11b (ii)).  The legal titles of the pledged land use rights have not been transferred to the Hainan Zhonghe after the acquisition as the related bank loans granted to the Hainan Zhonghe have not been settled until 2009.  Pursuant to a trust agreement, both parties agreed that the ultimate holding company would continue to hold the legal titles of the pledged land for the Hainan Zhonghe until the full settlement of related bank loans has been made by the Hainan Zhonghe.

The legal titles of the remaining land use rights with carrying value of $1,488,462 as of June 30, 2008 have not been transferred to the Hainan Zhonghe after the acquisition.  Pursuant to a trust agreement, both parties agreed that the related company will continue to hold the legal titles of the land for the Hainan Zhonghe until the completion of the legal titles transfer.

10.

Other payables and accrued expenses

	June 30,	December 31,
	2008	2007
	(Unaudited)	(Audited)

Accrued audit fee	$98,483	$74,034
Deposits from sales agent	571,773	479,019
Other accrued expenses	122,368	125,705
Other tax payable	515,926	186,756
Payable for acquisition of property, plant
and equipment	319,046	79,560
Receipt in advance from customers	15,320	172,915
Staff welfare payable - Note	116,748	137,195
Salary payable	105	2,735

	$1,759,769	$1,257,919

Note :-

Staff welfare payable represents accrued staff medical, industry injury claims, labor and unemployment insurances.  All of which are third parties insurance and the insurance premiums are based on certain percentage of salaries.  The obligations of the Company are limited to those premiums contributed by the Company.

11.

Secured borrowings

	June 30,	December 31,
	2008	2007
	(Unaudited)	(Audited)
Short-term loan
Bank loan (Note a)
Short-term loan, interest rate at 8.28 % per annum	$5,836,000	$1,371,000

Long-term loan
Bank loan (Note a)
- due 2009, interest rate at 8.28% per annum	-	5,484,000
Other loan (Note b)
- due 2010, interest free	656,550	308,475
	656,550	5,792,475

	$6,492,550	$7,163,475

(a)

The above bank loans were secured by the following :-

(i)

Buildings with carrying value of $3,143,323; and

(ii)

Land use rights with carrying value of $2,300,966.

(b)

The other loan, which was granted to the Hainan Zhonghe by the PRC local government authority, is interest-free and secured by the Hainan Zhonghe’s buildings with carrying amount of $397,559 and the buildings owned by the related company and repayable on June 30, 2010.

During the reporting periods, there was no covenant requirement under the facilities granted to the Company.

12.

Commitments and contingencies

a.

Capital commitment

As of June 30, 2008, the Company had capital commitments amounting to $519,812 in respect of the acquisition of property, plant and equipment which were contracted for but not provided in the financial statements.

b.

Operating lease arrangement

As of June 30, 2008, the Company had no non-cancellable operating lease.

c.

Contingencies

As of June 30, 2008, the Company had no contingencies.

13.

Defined contribution plan

The Hainan Zhonghe has a defined contribution plan for all qualified employees in the PRC.  The employer and its employees are each required to make contributions to the plan at the rates specified in the plan.  The only obligation of the Company with respect to retirement scheme is to make the required contributions under the plan.  No forfeited contribution is available to reduce the contribution payable in the future years.  The defined contribution plan contributions were charged to the statements of operations.  The Company contributed $42,888 and $29,063 for the six months ended June 30, 2008 and 2007 respectively.

14.

Segment information

The Company is solely engaged in the manufacture, marketing, sale and distribution of drugs.  Since the nature of the products, their production processes, the type of their customers and their distribution methods are substantially similar, they are considered as a single reportable segment under SFAS 131, “Disclosures about Segments of an Enterprise and Related Information”.

All of the Company’s long-lived assets and revenues classified based on the customers are located in the PRC.

15.

Related party transactions

Apart from the transactions as disclosed in notes 7, 8 and 9 to the financial statements, the Company has entered into the following transactions with related parties:-

Related party relationship	Type of transaction	Three months ended June 30,		Six months ended June 30,
		2008	2007	2008	2007

Related company with the same management personnel	Sales	$486,654	$269,412	$488,176	$515,306

Related company with the same management personnel	Rental income received for buildings	-	5,007	-	9,961

Related company with the same management personnel	Rental expenses paid for land use rights and building	$-	$5,007	$-	$9,961

16.

Subsequent events

On August 15, 2008, the Company further allotted 9,000 common shares to Cui Xueyun at par value of HK$1 each. The total issued and outstanding common shares were 10,000 thereafter.

Aspen Racing Stables, Inc.

Pro Forma Condensed
Combined Financial Statements
October 31, 2007 and July 31, 2008
 (Unaudited)
(Stated in US dollars)

Aspen Racing Stables, Inc.
(A development stage company)
Pro Forma Condensed Combined Financial Statements

Index to Pro Forma Condensed Combined Financial Statements

Pages

Introduction to Unaudited Pro Forma Condensed Combined Financial Statements	1

Unaudited Pro Forma Condensed Combined Balance Sheet	2 - 5

Unaudited Pro Forma Condensed Combined Statements of Operations	6 - 7

Notes to Unaudited Pro Forma Condensed Combined Financial Statements	8 - 9

Aspen Racing Stables, Inc.
(A development stage company)
As of October 31, 2007 and July 31, 2008

Introduction to Unaudited Pro Forma Condensed Combined Financial Statements

The following unaudited pro forma condensed combined financial statements are presented to illustrate the estimated effects of the acquisition of Aspen Racing Stables, Inc., (the “Company”) by Kun Run Biotechnology Limited (“Kun Run”) (the “Exchange Transaction”). The unaudited pro forma condensed combined financial statements were prepared using the historical financial statements of the Company and historical consolidated financial statements of Kun Run. Please note that the unaudited pro forma condensed combined financial statements should be read in conjunction with the historical financial statements of the Company and historical consolidated financial statements of Kun Run, respectively. The Company’s financial information can be found in the Company’s Annual Report on Form 10-KSB for the fiscal year ended October 31, 2007 and quarterly report on Form 10-QSB for the nine months ended July 31, 2008. The financial information of Kun Run is filed together with this Pro Forma Condensed Combined Financial Statements on Form 8-K.

The unaudited pro forma condensed combined balance sheet as of October 31, 2007 combines the audited balance sheet of the Company as of October 31, 2007 and the audited balance sheet of Kun Run as of December 31, 2007 and assumes that the Exchange Transaction was consummated on October 31, 2007. The unaudited pro forma condensed combined balance sheet as of July 31, 2008 combines the unaudited condensed balance sheet of the Company as of July 31, 2008 and the unaudited condensed consolidated balance sheet of Kun Run as of June 30, 2008 and assumes that the Exchange Transaction was consummated on July 31, 2008.

The unaudited pro forma condensed combined statements of operations for the year ended October 31, 2007 assume that the Exchange Transaction was consummated on November 1, 2006, the first day of the Company’s fiscal year. The unaudited pro forma condensed combined statement of operations for the year ended October 31, 2007 combines the audited statement of operations of the Company for the year ended October 31, 2007 with the audited statement of operations of Kun Run for the year ended December 31, 2007.  The unaudited pro forma condensed combined statements of operations for the nine months ended July 31, 2008 assume that the Exchange Transaction was consummated on November 1, 2007, the first day of the Company’s fiscal period.  The unaudited pro forma condensed combined statement of operations for the nine months ended July 31, 2008 combines the unaudited condensed statement of operations of the Company for the nine months ended July 31, 2008 with the unaudited condensed consolidated statements of operations of Kun Run for the six months ended June 30, 2008.

The information presented in the unaudited pro forma condensed combined financial statements does not purport to represent what our financial position or results of operations would have been had the Exchange Transaction occurred as of the dates indicated, nor is it indicative of our future financial position or results of operations for any period. You should not rely on this information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined company will experience after the Exchange Transaction.

The unaudited pro forma adjustments are based upon available information and certain assumptions that we believe are reasonable under the circumstances.

Aspen Racing Stables, Inc.
(A development stage company)
Unaudited Pro Forma Condensed Combined Balance Sheet
As of October 31, 2007
(Stated in US Dollars)

	The Company	Kun Run
	As of	As of
	October 31,	December 31,	Pro Forma		Pro Forma
	2007	2007	Adjustments		Combined

ASSETS
Current assets
			(12,316)	[5]
Cash and cash equivalents	$189,361	$670,919	1,154	[6]	$849,118
Trade receivables (net of allowance for
doubtful debts of $741,880 in 2007)	-	3,529,366			3,529,366
Other receivables, prepayments and
Deposits	139	1,035,659			1,035,798
Advances to staff	-	383,041			383,041
Inventories	-	527,308			527,308
Income tax recoverable	-	196,065			196,065
			24,250	[2]
Investment in Kun Run	-	-	(24,250)	[3]	-
Deferred taxes	-	34,424			34,424

Total current assets	189,500	6,376,782	(11,162)		6,555,120

Pharmaceutical license	-	5,379			5,379
Property, plant and equipment, net	-	8,851,242			8,851,242
Land use rights	-	3,593,265			3,593,265
Deposit for acquisition of property, plant and
Equipment	-	943,022			943,022

TOTAL ASSETS	$189,500	$19,769,690	$(11,162)		$19,948,028

LIABILITIES AND STOCKHOLDERS’ EQUITY

LIABILITIES
Current liabilities
Trade payables	8,632	$572,893	(8,632)	[5]	572,893
Other payables and accrued expenses	-	1,257,919			1,257,919
Dividend payable	-	138,659			138,659
Amounts due to related parties	3,684	149,820	(3,684)	[5]	149,820
Deferred taxes	-	7,204			7,204
Secured borrowings	-	1,371,000			1,371,000

Total current liabilities	12,316	3,497,495	(12,316)		3,497,495
Secured long-term borrowings	-	5,792,475			5,792,475

TOTAL LIABILITIES	12,316	9,289,970	(12,316)		9,289,970

COMMITMENT AND CONTINGENCIES

Aspen Racing Stables, Inc.
(A development stage company)
Unaudited Pro Forma Condensed Combined Balance Sheet (Cont’d)
As of October 31, 2007
(Stated in US Dollars)

	The Company	Kun Run
	As of	As of
	October 31,	December 31,	Pro Forma		Pro Forma
	2007	2007	Adjustments		Combined

MINORITY INTEREST	$-	$103,365			$103,365

STOCKHOLDERS’ EQUITY
Preferred stock, 10,000,000 shares authorized,
$0.001 par value, none issued and
outstanding in 2007	-	-			-
Common stock, 10,000 shares authorized,
HK$1 par value, 1 share issued and			1,154	[6]
outstanding in 2007	-	128	(1,282)	[3]	-
Common stock, 100,000,000 shares authorized,			(1,000)	[4]
$0.001 par value, 6,000,000 shares issued			24,250	[2]
and outstanding in 2007	6,000	-	(4,250)	[1]	25,000
			1,000	[4]
			(22,968)	[3]
			4,250	[1]
Additional paid-in capital	299,000	7,565,196	(142,066)	[7]	7,704,412
Donated capital	14,250	-			14,250
Statutory and other reserves	-	1,725,312			1,725,312
Accumulated other comprehensive income	-	742,392			742,392
Accumulated (deficit) / Retained earnings	(142,066)	343,327	142,066	[7]	343,327

TOTAL STOCKHOLDERS’ EQUITY	177,184	10,376,355	1,154		10,554,693

TOTAL LIABILITIES AND STOCKHOLDERS’
EQUITY	$189,500	$19,769,690	$(11,162)		$19,948,028

Aspen Racing Stables, Inc.
(A development stage company)
Unaudited Pro Forma Condensed Combined Balance Sheet
As of July 31, 2008
(Stated in US Dollars)

	The Company	Kun Run
	As of	As of
	July 31,	June 30,	Pro Forma		Pro Forma
	2008	2008	Adjustments		Combined

ASSETS
Current assets			110,000	[8]
			(12,338)	[5]
Cash and cash equivalents	$45,493	$240,540	1,154	[6]	$384,849
Trade receivables (net of allowance for
doubtful debts of $789,499 in 2008)	-	4,986,615			4,986,615
Other receivables, prepayments and
Deposits	-	978,470			978,470
Advances to staff	-	37,520			37,520
Inventories	-	461,089			461,089
Income tax recoverable	-	76,433			76,433
Amounts due from related parties	-	1,321,381			1,321,381
			24,250	[2]
Investment in Kun Run	-	-	(24,250)	[3]	-
Investment in horses	110,000	-	(110,000)	[8]	-
Deferred taxes	-	36,633			36,633

Total current assets	155,493	8,138,681	(11,184)		8,282,990

Pharmaceutical license	-	4,261			4,261
Property, plant and equipment, net	-	10,100,679			10,100,679
Land use rights	-	3,789,428			3,789,428
Deposit for acquisition of property, plant and
equipment	-	746,096			746,096

TOTAL ASSETS	$155,493	$22,779,145	$(11,184)		$22,923,454

LIABILITIES AND STOCKHOLDERS’ EQUITY

LIABILITIES
Current liabilities
Trade payables	$8,654	$626,453	(8,654)	[5]	626,453
Other payables and accrued expenses	-	1,759,769			1,759,769
Dividend payable	-	8,100			8,100
Amounts due to related parties	3,684	46,788	(3,684)	[5]	46,788
Deferred taxes	-	10,796			10,796
Secured borrowings	-	5,836,000			5,836,000

Total current liabilities	12,338	8,287,906	(12,338)		8,287,906
Secured long-term borrowings	-	656,550			656,550

TOTAL LIABILITIES	12,338	8,944,456	(12,338)		8,944,456

COMMITMENT AND CONTINGENCIES

Aspen Racing Stables, Inc.
(A development stage company)
Unaudited Pro Forma Condensed Combined Balance Sheet (Cont’d)
As of July 31, 2008
(Stated in US Dollars)

	The Company	Kun Run
	As of	As of
	July 31,	June 30,	Pro Forma		Pro Forma
	2008	2008	Adjustments		Combined

MINORITY INTEREST	$-	$126,980			$126,980

STOCKHOLDERS’ EQUITY
Preferred stock, 10,000,000 shares authorized,
$0.001 par value, none issued and
outstanding in 2008	-	-			-
Common stock, 10,000 shares authorized,
HK$1 par value, 1 share issued and			1,154	[6]
outstanding in 2008	-	128	(1,282)	[3]	-
Common stock, 100,000,000 shares authorized,			(1,000)	[4]
$0.001 par value, 1,750,000 shares issued			24,250	[2]
and outstanding in 2008	1,750	-			25,000
			1,000	[4]
			(22,968)	[3]

Additional paid-in capital	303,250	7,565,324	(170,839)	[7]	7,675,767
Donated capital	21,000	-			21,000
Statutory and other reserves	-	1,725,312			1,725,312
Accumulated other comprehensive income	-	1,489,190			1,489,190
Accumulated (deficit) / Retained earnings	(182,845)	2,927,755	170,839	[7]	2,915,749

TOTAL STOCKHOLDERS’ EQUITY	143,155	13,707,709	1,154		13,852,018

TOTAL LIABILITIES AND STOCKHOLDERS’
EQUITY	$155,493	$22,779,145	$(11,184)		$22,923,454

Aspen Racing Stables, Inc.
(A development stage company)
Unaudited Pro Forma Condensed Combined Statements of Operations
Year ended October 31, 2007
(Stated in US Dollars)

	The Company	Kun Run
	Year ended	Year ended
	October 31,	December 31,	Pro Forma	Pro Forma
	2007	2007	Adjustments	Combined

Sales revenue	100,000	$7,471,326		$7,571,326
Cost of sales	(100,929)	(3,134,608))		(3,235,537)

Gross (loss) / profit	(929)	4,336,718		4,335,789

Operating expenses
Administrative expenses	(49,767)	(967,121)		(1,016,888)
Research and developments costs	-	(276,138)		(276,138)
Selling expenses	-	(1,416,469)		(1,416,469)
Write down on investment in horses	(76,228)	-		(76,228)

	(125,995)	(2,659,728)		(2,785,723)

(Loss) / income from operations	(126,924)	1,676,990		1,550,066
Government subsidy income	-	22,225		22,225
Interest income	-	2,741		2,741
Other income	-	47,852		47,852
Finance costs	-	(546,141))		(546,141)

(Loss) / income before income taxes	(126,924)	1,203,667		1,076,743
Income taxes	-	56,796		56,796

(Loss) / income before minority interest	(126,924)	1,260,463		1,133,539
Minority interest	-	(11,095)		(11,095)

Net (loss) / income	(126,924)	1,249,368		1,122,444

(Loss) / earnings per share: basic and diluted	$ (0.07)	$1,249.37		$0.045

Weighted average shares outstanding	1,750,000	1,000		25,000,000

Aspen Racing Stables, Inc.
(A development stage company)
Unaudited Pro Forma Condensed Combined Statements of Operations
Nine months ended July 31, 2008
(Stated in US Dollars)

	The Company	Kun Run
	For the nine	For the six
	months ended	months ended
	July 31,	June 30,	Pro Forma	Pro Forma
	2008	2008	Adjustments	Combined

Sales revenue	-	$5,350,069		$5,350,069
Cost of sales	-	(1,554,670))		(1,554,670)

Gross profit	-	3,795,399		3,795,399

Operating expenses
Administrative expenses	(40,779)	(484,855)		(525,634)
Research and developments costs	-	(126,240)		(126,240)
Selling expenses	-	(284,080)		(284,080)

	(40,779)	(895,175)		(935,954)

(Loss) / income from operations	(40,779)	2,900,224		2,859,445
Government subsidy income	-	9,625		9,625
Interest income	-	1,142		1,142
Other income	-	102,596		102,596
Finance costs	-	(274,621))		(274,621)

(Loss) / income before income taxes	(40,779)	2,738,966		2,698,187
Income taxes	-	(131,580)		(131,580)

(Loss) / income before minority interest	(40,779)	2,607,386		2,566,607
Minority interest	-	(22,958)		(22,958)

Net (loss) / income	(40,779)	2,584,428		2,543,649

(Loss) / earning per share: basic and diluted	$(0.02)	$2,584.43		$0.102

Weighted average shares outstanding	1,750,000	1,000		25,000,000

Aspen Racing Stables, Inc.
(A development stage company)
Notes to Unaudited Pro Forma Condensed Combined Financial Statements
(Stated in US Dollars)

1.

Basis of presentation

Before the completion of the reverse split as mention below, the issued and outstanding common shares of the Company was 6,000,000 of $0.001 each.  On September 8, 2008, the Company implemented a reverse split of which the issued common shares of the Company decreased from 6,000,000 to 1,750,000 with par value remaining unchanged at $0.001 each.

On August 21, 2008, the Company entered into an agreement with the shareholders of Kun Run to acquire their issued and outstanding common stocks in Kun Run by issuing 24,250,000 common shares (representing the number of shares after the reverse split) at par value of $0.001 each.  The acquisition was completed on September 16, 2008.

Following the completion of acquisition, 1,000,000 common shares, which are held by the shareholders of the Company before the acquisition of Kun Run, of $0.001 each will be cancelled.

The Exchange Transaction is deemed to be a reverse acquisition.  In accordance with the Accounting and Financial Reporting Interpretations and Guidance prepared by the staff of the U.S. Securities and Exchange Commission, the Company (the legal acquirer) is considered the accounting acquiree and Kun Run (the legal acquiree) is considered the accounting acquirer. The financial statements of the combined entity will in substance be those of Kun Run, with the assets and liabilities, and revenues and expenses, of the Company being included effective from the date of consummation of the Exchange Transaction.  The company is deemed to be a continuation of the business of Kun Run.  The outstanding stock of the Company prior to the Exchange Transaction will be accounted for at their net book value and no goodwill will be recognized.

2.

Unaudited pro forma adjustments

The pro forma adjustments included in the unaudited pro forma condensed combined financial statements are as follows:-

[1]

To record the reverse split of 3.42857 common shares to 1 common share.

[2]

To record the issuance of 24,250,000 common shares (representing the number of shares after the reverse split) of the Company at par value of $0.001 each to the then shareholders of Kun Run in exchange for their issued and outstanding common shares in Kun Run.

[3]

Adjustments for elimination of cost of investment in Kun Run.

[4]

Cancellation of 1,000,000 shares, which are held by the shareholders of the Company before the acquisition of Kun Run.

[5]

Settlement of trade payables and amounts due to related parties prior to the Exchange Transaction.

[6]

To record allotment of 9,000 common shares of Kun Run prior to the Exchange Transaction.

Aspen Racing Stables, Inc.
(A development stage company)
Notes to Unaudited Pro Forma Condensed Combined Financial Statements
(Unaudited)
(Stated in US Dollars)

2.

Unaudited pro forma adjustments (cont’d)

[7]

To recapitalize the pre-acquisition accumulated deficit for the Exchange Transaction.

[8]

To record the disposal of investment in horses prior to the Exchange Transaction.

Index to Exhibits

Number	Description of Exhibit
3.1	Amended and Restated Articles of Incorporation of the Company incorporated by reference to exhibit 3.1 of Form SB-2 filed on March 16, 2007
3.2	Bylaws of the Company incorporated by reference to exhibit 3.2 of Form SB-2 filed on March 16, 2007.
4.1	Stock Purchase Agreement by and among Aspen Racing Stables, Inc., Trixy Sasyniuk-Walt, Kun Run Biotechnology Ltd., Cui Xueyun and Liqiong Yang dated August 21, 2008
4.2	Make Good Escrow Agreement by and among Aspen Racing Stables, Inc., Xueyun Cui, Trixy Sasyniuk-Walt, and Securities Transfer Corporation dated September 16, 2008
10.1	Consulting Agreement by and between Halter Capital Corporation and Kun Run Biotechnology Ltd. dated September 16, 2008
21.1	Subsidiaries of the Company.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ASPEN RACING STABLES, INC.
(Registrant)

By /s/ Xiaoqun Ye
Name:	Xiaoqun Ye
Title:	Chief Executive Officer

Date	September 22, 2008